UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6 (E) (2))

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

WHIRLPOOL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101

SEC 1913 (3–99)

WHIRLPOOL CORPORATION

Administrative Center

2000 North M-63

Benton Harbor, Michigan 49022-2692

To Our Stockholders:

It is my pleasure to invite you to attend the 2009 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 21, 2009 at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.

The formal notice of the meeting follows on the next page. At the meeting, stockholders will vote on the election of three directors, on five management proposals, and on two stockholder proposals, if they are properly presented at the meeting, and will transact any other business that may properly come before the meeting. In addition, we will discuss Whirlpool’s 2008 performance and the outlook for this year, and answer your questions.

A financial supplement containing important financial information about Whirlpool is contained in Part II of this booklet. We have also included with this booklet an annual report that includes summary financial and other important information.

We are pleased to implement the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. Promptly returning your proxy will be appreciated, as it will save further mailing expense. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in Part I of this booklet.

Your vote is important and much appreciated!

JEFF M. FETTIG Chairman of the Board and Chief Executive Officer	March 2, 2009

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

The 2009 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois on Tuesday, April 21, 2009, at 8:00 a.m., Chicago time, for the following purposes:

1.	to elect three persons to Whirlpool’s Board of Directors;

2.	to ratify the appointment of Ernst & Young LLP as Whirlpool’s independent registered public accounting firm for 2009;

3.	to approve the Whirlpool Corporation Performance Excellence Plan;

4.	to vote on management’s proposal to amend Whirlpool’s Restated Certificate of Incorporation to declassify our Board of Directors;

5.	to vote on management’s proposal to amend Article SIXTH of Whirlpool’s Restated Certificate of Incorporation to eliminate supermajority vote provisions;

6.	to vote on management’s proposal to amend Articles EIGHTH and TENTH of Whirlpool’s Restated Certificate of Incorporation to eliminate supermajority vote provisions;

7.	to vote on a stockholder proposal, if properly presented at the meeting, to elect each director annually;

8.	to vote on a stockholder proposal, if properly presented at the meeting, to eliminate supermajority stockholder vote provisions; and

9.	to transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 21, 2009 at Whirlpool’s Administrative Center, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

By Order of the Board of Directors

DANIEL F. HOPP Senior Vice President, Corporate Affairs, General Counsel and Corporate Secretary	March 2, 2009

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PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on April 21, 2009:

This Proxy Statement and the Accompanying Annual Report are Available at:

www.whirlpoolcorp.com/annualreportandproxy

Among other things, this proxy statement contains information regarding: the date, time and location of the meeting, the matters being submitted to the stockholders and how to vote in person. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 923-2641 or via e-mail at investor_relations@whirlpool.com.

INFORMATION ABOUT WHIRLPOOL CORPORATION

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances. We manufacture in 12 countries and market products in nearly every country around the world under brand names such as Whirlpool, Maytag, KitchenAid, Jenn-Air, Roper, Estate, Admiral, Amana, Bauknecht, Ignis, Brastemp, Consul, and Acros. We have approximately 70,000 employees worldwide. Our headquarters are located in Benton Harbor, Michigan, and our address is 2000 North M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (269) 923-5000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Our 2009 annual meeting of stockholders will be held on Tuesday, April 21, 2009, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that you may be asked to present valid picture identification. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees.

Information about this proxy statement

Why you received this proxy statement. You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On or about March 11, 2009, we intend to mail to our stockholders of record as of the close of business on February 23, 2009, a Notice containing instructions on how to access this proxy statement and our annual report online. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., Shareholder Services, at P.O. Box 43069, Providence, Rhode Island 02940-3069; phone number: 877-453-1504; TDD/TTY for hearing impaired: 800-952-9245.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. On or about March 11, 2009, we intend to mail to our stockholders a Notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding. The Securities and Exchange Commission’s rules permit us to deliver a single Notice or set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of annual meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any stockholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who can vote

The record date for determining stockholders entitled to vote at the annual meeting is February 23, 2009. Each of the approximately 73,556,811 shares of Whirlpool common stock issued and outstanding on that date is entitled to one vote at the annual meeting.

Information about voting and revocation of proxies

If you received a Notice containing instructions on how to access this proxy statement electronically, you cannot vote your shares by filling out and returning the Notice. The Notice, however, provides instructions on how to vote by Internet, or by requesting and returning a paper proxy card or voting instruction card.

If your shares are held in your name, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the proxy materials.

By Internet - If you have Internet access, you may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Telephone – If you have Internet access, you may obtain instructions on voting by telephone by following the Internet access instructions provided in the notice of electronic availability. If you received printed proxy materials, your proxy card or voting instruction card will provide instructions on voting by telephone.

By Mail - If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.

If you do not specify how you want to vote your shares on your proxy card or voting instruction card, or by voting over the Internet or telephone, we will vote them FOR the nominees named for director, FOR each of the five management proposals, and AGAINST the two stockholder proposals.

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of three ways: (1) by submitting written notice of revocation to Whirlpool’s Corporate Secretary, Daniel F. Hopp; (2) by submitting another proxy via the Internet, by telephone, or by mail that is later dated and, if by mail, that is properly signed; or (3) by voting in person at the meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m. Eastern time on April 17, 2009, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the Plan. You may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares.

Confidentiality of votes

Whirlpool’s Board has adopted a policy requiring all stockholder votes to be kept permanently confidential except (1) when disclosure is required by law, (2) when a stockholder expressly consents to disclosure, or (3) when there is a contested election and the proponent filing the opposition statement does not agree to abide by this policy.

Quorum

Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Required vote

Item 1 (Election of Directors). For more information on director elections, see “Board of Directors and Corporate Governance – Majority Voting for Directors; Director Resignation Policy” later in this proxy statement. For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director (number of shares voted “for” a director must exceed the number of votes cast “against” that director).

Item 2 (Ratification of Ernst & Young LLP), Item 3 (Performance Excellence Plan), and Items 7 and 8 (Stockholder Proposals). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the ratification of Ernst & Young (Item 2), the approval of the Performance Excellence Plan (Item 3), each of the stockholder proposals, if properly presented at the meeting (Items 7 and 8), and any other matter that may properly come before the meeting.

Item 4 (Declassify Board of Directors) and Item 6 (Elimination of Supermajority Votes Provisions from Articles EIGHTH and TENTH). The affirmative vote of at least 80% of the voting power of Whirlpool’s outstanding common stock is required to approve the declassification of our Board of Directors (Item 4) and the elimination of supermajority vote provisions from Articles EIGHTH and TENTH in our Restated Certificate of Incorporation (Item 6).

Item 5 (Elimination of Supermajority Vote Provisions from Article SIXTH). The affirmative vote of a majority of the voting power of Whirlpool’s outstanding common stock is required to approve the elimination of supermajority vote provisions from Article SIXTH in our Restated Certificate of Incorporation (Item 5).

Abstentions and Broker non-votes

Abstentions will have no effect on the election of directors (Item 1). Abstentions will be treated as being present and entitled to vote on the other Items presented at the annual meeting and, therefore, will have the effect of votes against such proposals. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Item 3. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Items 3, 7, or 8, and will not affect the outcome on those proposals.

Other business

If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

Solicitation costs

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $11,500 plus certain expenses for assistance by Georgeson Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and Whirlpool employees and by Georgeson Inc. personally and by mail, telegraph, telephone, or other electronic means.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2010 MEETING

Our annual meeting of stockholders is generally held the third Tuesday in April. Assuming our 2010 annual meeting is held on that date, we must receive notice of your intention to introduce a nomination for director or other item of business at that meeting by January 20, 2010. This notice must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail and satisfy the procedures set forth in Whirlpool’s By-laws. In addition, any proposal that you intend to have us include in a proxy statement for the annual meeting of stockholders in 2010 must be received by us by November 11, 2009, and must otherwise comply with the Securities and Exchange Commission’s rules, in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting.

ITEM 1 – DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

We currently have 12 directors on the Board. The directors are divided into three classes, with each class serving for a three-year period. The stockholders elect approximately one-third of the Board each year. The Board recommends a vote FOR the election of each of the directors nominated below.

Nominees for a term to expire in 2012

GARY T. DICAMILLO, 58, President and Chief Executive Officer of RADIA International (professional staffing services). Whirlpool director since 1997 and director of 3Com Corporation and The Sheridan Group, Inc.

KATHLEEN J. HEMPEL, 58, former Vice Chairman and Chief Financial Officer of Fort Howard Corporation (paper mills; retired 1997). Whirlpool director since 1994 and director of Oshkosh Corporation.

MICHAEL A. TODMAN, 51, President, Whirlpool North America. Whirlpool director since 2006 and director of Newell Rubbermaid Inc.

Directors whose terms expire in 2011

HERMAN CAIN, 63, Chief Executive Officer and President of THE New Voice, Inc. (leadership consulting). Whirlpool director since 1992 (except from December 2003 to April 2005 during a bid for political office), and director of AGCO Corporation.

JEFF M. FETTIG, 52, Chairman of the Board and Chief Executive Officer of Whirlpool. Whirlpool director since 1999 and director of The Dow Chemical Company.

MILES L. MARSH, 61, former Chairman of the Board and Chief Executive Officer of Fort James Corporation (paper mills; retired 2000). Whirlpool director since 1990.

PAUL G. STERN, 70, Partner, Arlington Capital Partners, L.L.P. and Thayer Capital Partners, L.L.P. (private investment companies), and Chairman of Claris Capital Partners (private investment banking). Whirlpool director since 1990 and director of The Dow Chemical Company.

Directors whose terms expire in 2010

MICHAEL F. JOHNSTON, 61, former Chairman of the Board and Chief Executive Officer of Visteon Corporation (motor vehicle parts and accessories; retired 2008). Whirlpool director since 2003 and director of Flowserve Corporation.

WILLIAM T. KERR, 67, Chairman of the Board of Meredith Corporation (multimedia). Whirlpool director since 2006 after serving eight years on the board of Maytag Corporation. Director of Arbitron, Inc., Interpublic Group of Companies, Inc., and The Principal Financial Group.

JANICE D. STONEY, 68, former Executive Vice President, U S WEST Communications Group, Inc. (telephone communications; retired 1992). Whirlpool director since 1987 (except for part of 1994 during a bid for political office) and director of The Williams Companies, Inc.

MICHAEL D. WHITE, 57, Chief Executive Officer of PepsiCo International and Vice Chairman, PepsiCo, Inc. (beverages and snack foods). Whirlpool director since 2004.

Director whose term expires in 2009 who is not a nominee for re-election

ARNOLD G. LANGBO, 71, former Chairman of the Board and Chief Executive Officer of Kellogg Company (grain mill products; retired 2000). Whirlpool director since 1994 and director of The Hershey Company, Johnson & Johnson, and Weyerhaeuser Company.

The directors have served their respective companies indicated above in various executive or administrative positions for at least the past five years.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

During 2008, our Board met seven times and had four committees. The committees consisted of an Audit Committee, a Human Resources Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

All directors properly nominated for election are expected to attend the annual meeting of stockholders. At the 2008 annual meeting of stockholders, all of our directors nominated for election attended the annual meeting. In addition, all other directors also attended the 2008 annual meeting of stockholders.

The table below breaks down 2008 committee membership for each committee and each director.

Name	Audit	Human Resources	Corporate Governance & Nominating	Finance
Mr. Cain		X		X
Mr. DiCamillo	X			Chair
Mr. Fettig
Ms. Hempel			X	X
Mr. Johnston		X	Chair
Mr. Kerr	X	X
Mr. Langbo	X			X
Mr. Marsh	X	X
Dr. Stern		Chair	X
Ms. Stoney			X	X
Mr. Todman
Mr. White	Chair	X
2008 Meetings	8	4	2	5

Audit Committee

The members of the Audit Committee are Mr. White (Chair), Mr. DiCamillo, Mr. Kerr, Mr. Langbo, and Mr. Marsh. Pursuant to a written charter, the Committee provides independent and objective oversight of our accounting functions and internal controls and monitors the objectivity of our financial statements. The Committee assists Board oversight of:

1.	the integrity of our financial statements;

2.	our compliance with legal and regulatory requirements;

3.	the independent registered public accounting firm’s qualifications and independence; and

4.	the performance of our internal audit function and independent registered public accounting firm.

In performing these functions, the Committee is responsible for the review and discussion of the annual audited financial statements, quarterly financial statements and related reports with management, and the independent registered public accounting firm. These related reports include our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee also monitors the adequacy of financial disclosure, retains and/or terminates our independent registered public accounting firm and exercises sole authority to review and approve all audit engagement fees and terms. The Committee approves in advance the nature, extent, and cost of all internal control-related and permissible non-audit services provided by the independent registered public accounting firm; and reviews annual reports from the independent registered public accounting firm regarding its internal quality control procedures.

Under its charter, the Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange (“NYSE”) listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of this Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Mr. White satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules.

Human Resources Committee

The members of the Human Resources Committee are Dr. Stern (Chair), Mr. Cain, Mr. Johnston, Mr. Kerr, Mr. Marsh, and Mr. White. Pursuant to a written charter, the Committee assures the adequacy of the compensation and benefits of Whirlpool’s officers and top management and compliance with any executive compensation disclosure requirements. In performing these functions, the Committee has sole authority and responsibility to retain and terminate any consulting firm assisting in the evaluation of CEO or senior executive compensation. The Committee has the following duties and responsibilities, among others:

1.	reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and sets the CEO’s compensation level based on this evaluation and other relevant business information;

2.	determines and approves the compensation and other employment arrangements for Whirlpool’s elected officers;

3.	makes recommendations to the Board with respect to incentive-compensation and equity-based plans; and

4.	determines and approves grants for each individual participant under the stock option plans and administers the stock option plans.

The Committee has the authority to form subcommittees and delegate to those subcommittees certain actions. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards. For information about the Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis – Role of the Human Resources Committee.”

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are Mr. Johnston (Chair), Ms. Hempel, Dr. Stern, and Ms. Stoney. Pursuant to a written charter, the Committee provides oversight on the broad range of issues surrounding the composition and operation of the Board, including:

1.	identifying individuals qualified to become Board members;

2.	recommending to the Board director nominees for the next annual meeting of stockholders;

3.	recommending to the Board a set of corporate governance principles applicable to Whirlpool; and

4.	recommending to the Board changes relating to director compensation.

The Committee also provides recommendations to the Board in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. To assist the Committee in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees, the Committee has retained a third party search firm. During 2008, we engaged Heidrick & Struggles to assist the Committee in identifying and soliciting potential candidates to join our Board. On an annual basis, the Committee solicits input from the full Board and conducts a review of the effectiveness of the operation of the Board and Board Committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards.

Finance Committee

The members of the Finance Committee are Mr. DiCamillo (Chair), Mr. Cain, Ms. Hempel, Mr. Langbo, and Ms. Stoney. Pursuant to a written charter, the Committee considers issues impacting our financial structure and makes recommendations to the Board. The Committee develops capital policies and strategies to set an acceptable capital structure, regularly reviews dividend action, risk policy and liquidity management, adequacy of insurance coverage, the annual business plan as it relates to funds flow, capital expenditure and financing requirements, capital investment projects, major financial transactions, and tax and planning strategy and initiatives. The Committee also provides oversight of the Pension Fund Committee with respect to pension plan investment policies and plan funding requirements.

Director Independence

The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Ten of our 12 directors are nonemployee directors (all except Messrs. Fettig and Todman). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards), information provided by the directors and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial), which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the NYSE. Other than the transactions, relationships, and arrangements described in the section entitled “Related Person Transactions,” there was one other matter considered by the Board in determining that Whirlpool’s nonemployee directors are independent.

The Committee’s independence determinations included the review of transactions which commenced in 2004 between Whirlpool and a temporary staffing agency. The agency was selected as a supplier to Whirlpool through a competitive bid process. In 2007, the agency was acquired by a corporation which employs Mr. DiCamillo. In 2008, the contract was assumed by affiliates of the temporary staffing agency. The total amount involved in transactions between Whirlpool and the agencies was below the objective test of independence established under NYSE standards. In addition, Mr. DiCamillo confirmed that he did not participate in transactions between Whirlpool and the agencies or receive compensation based on those transactions.

Executive Sessions of Nonemployee Directors and

Communications Between Stockholders and the Board

The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

The Presiding Director is an independent director elected by the independent directors on the Board. In addition to presiding at executive sessions of nonemployee directors, the Presiding Director has the responsibility to: (1) coordinate with the Chairman and CEO in establishing the annual agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; (3) assist the Human Resources Committee with the annual evaluation of the Chairman and CEO’s performance, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman and CEO to discuss the results of such evaluation; and (4) perform such other functions as the independent directors may designate from time to time. Mr. Marsh currently is serving as the Presiding Director.

Interested parties, including stockholders, may communicate directly with the Chairman of the Audit Committee or the nonemployee directors as a group by writing to those individuals or the group at the following address: Whirlpool Corporation, 27 North Wacker Drive, Suite 615, Chicago, Illinois 60606-2800. This address is administered by an independent maildrop business. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board with a copy to the Presiding Director. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist Whirlpool in effectively addressing your concern, you may choose to remain anonymous, and Whirlpool will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

Corporate Governance Guidelines for Operation of the Board of Directors

Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors, which, among other things, sets forth the qualifications and other criteria for director nominees. The desired personal and experience qualifications for director nominees are described in more detail below under the caption “Director Nominations to be Considered by the Board.”

Majority Voting for Directors; Director Resignation Policy

Whirlpool’s By-laws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Board’s policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board shall nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face re-election and (2) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.

If an incumbent director fails to receive the required vote for re-election, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Code of Ethics

All of Whirlpool’s directors and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by our long-standing Code of Ethics, augmented to comply with the requirements of the NYSE and Securities and Exchange Commission, to ensure that Whirlpool’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Whirlpool website within four business days following the date of any such amendment or waiver.

Director Nominations to be Considered by the Board

Stockholders entitled to vote in the election of directors of the Board may nominate director candidates at times other than at the annual meeting. For a nomination to be properly made by any stockholder and be considered for recommendation by the Board to the stockholders and included in our proxy statement for the 2010 annual meeting, written notice of such stockholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of Whirlpool (and must be received by the Corporate Secretary) by November 11, 2009. Such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Whirlpool entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board in accordance with the relevant Board policy; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission, if the nominee were to be nominated by the Board; and (e) the consent of each nominee to serve as a director of Whirlpool if so elected. In order for a stockholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Corporate Governance and Nominating Committee.

The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established through its Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders, and address the issues of diversity and background. The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include: intelligence, integrity, strength of character, and commitment. Nominees should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interface with other Board members in directing the future, profitable growth of Whirlpool. Desired experience for director nominees include: at least ten years of experience in a senior executive role with a major business organization, preferably, as either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academics or government may also be considered); a proven record of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the Board; exposure to corporate programs designed to create stockholder value, while balancing the needs of all stakeholders. Director nominees should not be employed by or affiliated with any organization that has competitive lines of business or that may otherwise present a conflict of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board.

Available Information

Whirlpool’s current Corporate Governance Guidelines, Code of Ethics, and written charters for its Audit, Finance, Human Resources, and Corporate Governance and Nominating Committees are posted on the Whirlpool website: www.whirlpoolcorp.com – scroll over the “Responsibility” dropdown menu, then “Governance,” then click on “Board of Directors.” Stockholders may also request a free copy of these documents from: Greg Fritz, Director, Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, Michigan 49022-2692; (269) 923-2641.

NONEMPLOYEE DIRECTOR COMPENSATION

The elements of our 2008 director compensation are reflected in the table below. Only nonemployee directors receive compensation for their services as a director. The Board has adopted an equity ownership guideline for nonemployee directors under which these directors are encouraged to own Whirlpool stock equal in value to four times the basic annual cash retainer, with a five-year timetable to obtain this objective.

Type of Compensation	Amount
Annual Cash Retainer	$90,000
Annual Stock Options Retainer*	1,258 options
Annual Stock Awards Retainer*	647 shares
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$20,000
All Other Committees	$10,000
Annual Retainer for Presiding Director (in addition to other retainers)	$20,000
*	See “Nonemployee Director Equity Plan” below for explanation of how the number of options and shares were calculated for 2008.

Nonemployee Director Equity Plan

Our Nonemployee Director Equity Plan provides for (1) a one time grant of 1,000 shares of common stock made at the time a director first joins the Board; (2) an annual grant of stock options, with the number of options to be determined by dividing $36,000 by the product of the fair market value of a single share of our common stock on the final trading day before the annual meeting of stockholders ($81.75) multiplied by 0.35; and (3) an annual grant of stock, with the number of shares to be issued to the director determined by dividing $54,000 by the average fair market value of a single share of our common stock for the final three trading days before the grant ($83.35). The exercise price under each option granted is the fair market value of the common stock on the last trading day before the annual meeting of stockholders ($81.75).

Options granted in 2008 are exercisable for the earlier of ten years after grant or five years after a nonemployee director ceases to serve on our Board, or one year in the case of the nonemployee director’s death. However, no option is exercisable within the first six months of its term, unless death or disability of the director occurs. In the event that the death or disability of the director does occur and an option is exercised in the first six months of its term, any shares of common stock issued on such exercise may not be sold until the six-month anniversary of the grant date. Payment of the exercise price may be made in cash or, if permitted by law, Whirlpool common stock, valued at its market price at the time of exercise. All annual grants are made to directors on the date of our annual meeting of stockholders.

Deferral of Annual Retainer and Stock Grants

A nonemployee director may elect to defer any portion of the annual cash retainer and annual stock awards retainer until he or she ceases to be a director. Under this policy, when the director’s term ends, any deferred annual retainer will be made in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Amounts deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Amounts deferred after December 31, 2004 may be allocated to notional investments that mirror those available to participants in our U.S. 401(k) plan, with the exception of the Whirlpool stock fund.

Charitable Program

Through 2007, each nonemployee director, upon election or re-election to the Board, could choose to relinquish all or a portion of the annual cash retainer, in which case Whirlpool may, at its sole discretion, then make an award of up to $1 million to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irreversible, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. The Board of Directors acted to eliminate this program, prospectively, as of January 1, 2008. Mr. White is the only active Director with an outstanding benefit under this program.

Term Life Insurance

Whirlpool pays the premiums to provide each nonemployee director who elects to participate, with term life insurance while serving as a director, and also makes a related income tax reimbursement payment. The coverage amount is equal to one-tenth of the director’s basic annual cash retainer times the director’s months of service (not to exceed 120). In addition, Whirlpool provides each nonemployee director with travel accident insurance of $1 million.

Whirlpool Appliances

For evaluative purposes, Whirlpool permits nonemployee directors to test Whirlpool products for home use, and reimburses the directors for any income taxes they incur as a result of this policy. The cost to Whirlpool of this arrangement in 2008 (based on distributor price of products and delivery, installation, and service charges) did not exceed $17,500 for any one nonemployee director or $33,500 for all nonemployee directors as a group.

Business Expenses

Whirlpool reimburses nonemployee directors for business expenses related to their attendance at Whirlpool meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial or private flights, cars and parking). On rare occasions, a director’s spouse may accompany a director when traveling on Whirlpool business. Directors are also reimbursed for attendance at qualified third-party director education programs.

Nonemployee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Herman Cain	90,000	51,870	38,533	–	–	9,601	190,004
Gary T. DiCamillo	100,000	51,870	38,533	–	–	6,442	196,845
Kathleen J. Hempel	90,000	51,870	38,533	–	–	10,780	191,183
Michael F. Johnston	100,000	51,870	38,533	–	–	7,021	197,424
William T. Kerr	90,000	51,870	38,533	–	–	10,624	191,027
Arnold G. Langbo	90,000	51,870	38,533	–	–	45,897	226,300
Miles L. Marsh	110,000	51,870	38,533	–	–	6,853	207,256
Paul G. Stern	100,000	51,870	38,533	–	–	2,900	193,303
Janice D. Stoney	90,000	51,870	38,533	–	–	12,394	192,797
Michael D. White	110,000*	51,870	38,533	–	–	63,893	264,296
*	Of this amount, Mr. White relinquished $11,640 under the Charitable Program.

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including all annual retainer fees, before deferrals and relinquishments.

(2)	Value of the annual grant of shares of common stock (647 in 2008). The value reflects the 2008 compensation cost recognized under Financial Accounting Standards Board’s Statement No. 123(R) (revised 2004), “Share-Based Payment” (“FAS 123R”), and is equal to the grant date fair value of the stock awards. See Note 10 to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used in calculating the compensation cost and grant date fair value under FAS 123R. The compensation cost and the grant date fair value of the stock awards for financial reporting purposes likely vary from the actual amount the director receives based on a number of factors, including stock price fluctuations, timing of sale and differences from valuation assumptions. As of December 31, 2008, none of our nonemployee directors were deemed to have outstanding restricted stock awards because all stock awards vest immediately.

(3)	Value of the annual grant of stock options (1,258 in 2008) which generally become exercisable six months after grant and expire either ten years from the award date or on the fifth anniversary of the date that the director ceases to be a director. The value reflects the 2008 compensation cost recognized under FAS 123R, and is therefore different than the amount used to calculate the number of options granted to each director under the Nonemployee Director Equity Plan. The 2008 compensation cost disclosed in this column is equal to the grant date fair value of the option awards calculated in accordance with FAS 123R because all of the stock options vested during 2008. See Note 10 to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used in calculating the compensation cost and grant date fair value under FAS 123R. The compensation cost and the grant date fair value of the stock option awards for financial reporting purposes likely vary from the actual amount the director receives based on a number of factors, including stock price fluctuations, timing of exercise, and differences from valuation assumptions. As of December 31, 2008, the number of stock options held by each nonemployee director (all of which have fully vested) were:

Herman Cain	3,546
Gary T. DiCamillo	8,135
Kathleen J. Hempel	8,735
Michael F. Johnston	5,735
William T. Kerr	5,283
Arnold G. Langbo	8,735
Miles L. Marsh	9,935
Paul G. Stern	9,935
Janice D. Stoney	11,135
Michael D. White	5,135

(4)	Whirlpool does not have a non-equity incentive plan for nonemployee directors.

(5)	Whirlpool does not have a pension plan for nonemployee directors and does not pay above-market or preferential rates on non-qualified deferred compensation for nonemployee directors.

(6)	The table below presents an itemized account of “All Other Compensation” provided in 2008 to the nonemployee directors.

Director	Tax Reimbursements(a) ($)	Life Insurance Premiums ($)	Charitable Program (b) ($)	Whirlpool Appliances and Other Benefits ($)	Total ($)
Herman Cain	6,349	1,555	–	1,697	9,601
Gary T. DiCamillo	4,001	1,555	–	886	6,442
Kathleen J. Hempel	5,660	1,555	–	3,565	10,780
Michael F. Johnston	3,915	741	–	2,365	7,021
William T. Kerr	5,177	312	–	5,135	10,624
Arnold G. Langbo	27,173	1,555	–	17,169	45,897
Miles L. Marsh	5,298	1,555	–	–	6,853
Paul G. Stern	1,109	–	–	1,791	2,900
Janice D. Stoney	10,442	1,555	–	397	12,394
Michael D. White	1,655	634	61,138	466	63,893

(a)	Tax reimbursements on income imputed to the director for Whirlpool appliances and other benefits received, and life insurance premiums paid on behalf of the director by Whirlpool.

(b)	Includes 2008 interest cost and service cost related to the Charitable Program, less 2008 relinquishments. The maximum amount payable under the Charitable Program upon Mr. White’s death is $1.5 million.

SECURITY OWNERSHIP

The following table presents the ownership on December 31, 2008 of the only persons known by us as of February 16, 2009 to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the SEC.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/12/2009	PRIMECAP Management Company(1) 225 South Lake Avenue, #400 Pasadena, CA 91101	11,032,347	15.00%
2/17/2009	FMR LLC(2) 82 Devonshire Street Boston, MA 02109	7,873,584	10.71%
2/13/2009	Vanguard Chester Funds – Vanguard Primecap Fund(3) 100 Vanguard Blvd. Malvern, PA 19355	5,945,000	8.08%
2/17/2009	Pzena Investment Management, LLC(4) 120 West 45th Street, 20th Floor New York, NY 10036	4,553,081	6.19%
2/10/2009	T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	3,865,139	5.26%
2/13/2009	The Vanguard Group Inc.(6) 100 Vanguard Blvd. Malvern, PA 19355	3,751,006	5.10%

(1)	Based solely on a Schedule 13G/A filed with the SEC by PRIMECAP Management Company, a registered investment advisor. PRIMECAP has sole voting power with respect to 2,580,647 shares and sole dispositive power with respect to 11,032,347 shares.

(2)	Based solely on a Schedule 13G/A filed with the SEC by FMR LLC (“FMR”) and Edward C. Johnson, all such shares are beneficially owned by five entities: (a) Fidelity Management & Research Company (“Fidelity”), a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR, (b) Strategic Advisers, Inc. (“SA”), a wholly-owned subsidiary of FMR and a registered investment advisor, (c) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and a registered investment advisor, (d) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank, and (e) FIL Limited (“FIL”), a qualified institution that is separate from FMR but predominately controlled by Mr. Johnson and his family. Fidelity is the beneficial owner of 7,537,861 shares. Mr. Johnson (Chairman of FMR), FMR (through its control of Fidelity) and Fidelity Funds each has sole dispositive power with respect to 7,537,861 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds. The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds. SA is the beneficial owner of 33 shares. PGALLC is the beneficial owner of 247 shares. Mr. Johnson and FMR (through its control of PGALLC) each has sole dispositive and voting power with respect to 247 shares. PGATC is the beneficial owner of 187,013 shares. Mr. Johnson and FMR (through its control of PGATC) each has sole dispositive power over 187,013 shares and sole voting power with respect to 174,503 shares.

(3)	Based solely on a Schedule 13G/A filed with the SEC by Vanguard Chester Funds – Vanguard Primecap Fund (“Vanguard”), a registered investment advisor. Vanguard has sole voting power with respect to all shares.

(4)	Based solely on a Schedule 13G/A filed with the SEC by Pzena Investment Management, LLC, a registered investment advisor. Pzena has sole voting power with respect to 3,929,972 shares and sole dispositive power with respect to 4,553,081 shares.

(5)	Based solely on a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc., a registered investment advisor. T. Rowe Price has sole voting power with respect to 903,363 shares and sole dispositive power with respect to 3,865,139 shares.

(6)	Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group Inc., (“Vanguard”), a registered investment advisor. Vanguard has sole voting power with respect to 86,988 shares and sole dispositive power with respect to 3,751,006 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner with sole voting power of 86,988 shares as a result of its serving as investment manager of collective trust accounts.

BENEFICIAL OWNERSHIP

The following table reports beneficial ownership of common stock by each director, nominee for director, the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of February 23, 2009. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Under Exercisable Options(3)	Total(4)	Percentage
Marc R. Bitzer	31,363	9,768	20,536	61,667	*
Herman Cain	9,985	0	3,546	13,531	*
Gary T. DiCamillo	5,563	6,018	8,135	19,716	*
Jeff M. Fettig	140,606	167,700	548,905	857,211	1.15%
Kathleen J. Hempel	8,475	4,172	8,735	21,382	*
Michael F. Johnston	3,000	3,271	5,735	12,006	*
William T. Kerr	3,268	0	5,283	8,551	*
Arnold G. Langbo	8,782	5,109	8,735	22,626	*
Miles L. Marsh	11,645	5,655	9,935	27,235	*
Paulo F. M. Periquito	169,364	51,548	71,255	292,167	*
Paul G. Stern	10,075	6,807	9,935	26,817	*
Janice D. Stoney	7,948	8,214	11,135	27,297	*
Roy W. Templin	18,535	2,165	33,791	54,491	*
Michael A. Todman	38,384	30,195	79,653	148,232	*
Michael D. White	2,700	2,825	5,135	10,660	*
All directors and executive officers as a group (18 persons)	484,780	303,447	837,762	1,625,989	2.18%
*	Less than 1%.

(1)	Does not include 2,189,726 shares held by the Whirlpool 401(k) Trust (but does include 3,385 shares held for the accounts of executive officers); Executive Vice President and Chief Financial Officer Roy W. Templin serves as one of four individual trustees with shared voting and investment powers.

(2)	Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Nonemployee Directors, one of the executive deferred savings plans, or the terms of deferred stock awards, that we are required to pay to a nonemployee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 23, 2009.

(4)	No shares of Whirlpool stock have been pledged as security by any of these individuals, except that Mr. Langbo pledged 7,982 shares, and Mr. Todman pledged 30,325 shares, in connection with transactions with third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock (each a reporting person) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Based solely on its review of the copies of such reports furnished to or prepared by Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the fiscal year ended December 31, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

2008 Summary

•

Compensation awarded to our Named Executive Officers (NEOs) is comprised of base salary, annual short term incentives, and long-term incentives, with over 75% of total compensation each year being “at-risk.”

•	2008 reflected our ongoing commitment to a pay-for-performance philosophy, where executive compensation is linked to both individual and company performance.

•	In 2008, we experienced extraordinary macroeconomic challenges, which had a significant, negative impact on our revenues and earnings from operations.

•	Annual short-term cash incentive goals proved to be extremely challenging with year-end award determinations resulting in significantly reduced award levels for all NEOs compared to 2007.

•	Long-term incentive goals also proved to be extremely challenging with year-end award determinations resulting in a payout of only 25% of target awards.

•	Substantial reductions in NEO total compensation for 2008, a year when core business objectives were not achieved, demonstrates that our program design responds to our business results.

•

Equity-based awards will continue to play an important role in this difficult economic environment because they reward NEOs for the achievement of long-term business objectives and provide incentives for the creation of stockholder value.

The Objectives of Whirlpool’s Compensation Program

We are dedicated to global leadership and to delivering superior stockholder value. Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on five enduring values: respect, integrity, diversity and inclusion, teamwork, and the spirit of winning.

To achieve our objectives, we implement a “pay-for-performance” philosophy using the following guiding principles:

•	compensation should be incentive-driven with both a short and long-term focus;

•	a significant portion of pay should be variable, or “at risk”;

•	components of compensation should be tied to increasing stockholder value; and,

•	compensation should be tied to a balanced evaluation of business and individual performance measured against financial, customer, and employee related objectives – a “balanced scorecard” approach.

The Human Resources Committee of the Board of Directors (“the Committee”) sets compensation using a market-based approach, with differentiation based on individual and company performance. The elements of our compensation program reflect our “pay-for-performance” philosophy. The Committee creates a compensation package for each NEO that contains a mix of compensation elements that it believes best addresses the NEO’s responsibilities and that will best achieve our overall compensation objectives. In establishing target compensation, the Committee considers factors discussed below such as market value and job responsibility. The Committee does not use a specific formula for allocating between fixed and variable components of pay or between long-term incentive vehicles.

Generally, the proportion of equity compensation rises with increasing job responsibility. Taken as a whole, our compensation program is designed so that the individual’s target compensation level rises as job responsibility increases, with the portion of performance-based, or “at risk” compensation rising as a percentage of total target compensation. As a result, actual total compensation of an executive as a multiple of the total compensation of his or her subordinates is designed to increase in periods of above-target performance and decrease in times of below target performance. In addition, the Committee makes distinctions in the mix of cash and equity components based on job responsibility in shaping each executive officer’s compensation package. The Committee believes that by balancing cash and equity awards, and short and long-term incentives, we ensure that our compensation program does not encourage executive officers to take unreasonable risks.

Compensation Elements

Element	Characteristics

Base Salary	• Fixed component based on responsibility, experience and performance • Target is the median level for similar positions in the comparator group

Short-term Incentives	• Variable cash incentives based on annual performance • Target is the median level of total cash compensation for similar positions in the comparator group

Element	Characteristics

Long-term Incentives

•    Performance-based variable equity and cash incentives through grants of stock options and performance-based restricted stock units (payable in stock) and performance cash units

•    Target is the median level of total pay for similar positions in the comparator group

Other Benefits	• Health and welfare benefits available to substantially all salaried employees • Limited perquisites designed to support a market-competitive compensation package

Retirement Benefits

•    U.S. based NEOs participate in qualified and non-qualified defined benefit and defined contribution plans

•    Target is the median income replacement ratio for a broad-based group of companies

•    NEOs outside the U.S. participate in retirement plans designed to be competitive within their regions

Compensation Process and Methodology

Role of the Human Resources Committee

The Committee has overall responsibility for Whirlpool’s executive compensation programs. Typically, the Committee adopts the compensation goals and objectives for awards under our short-term and long-term incentive plans at its meeting in February of each year. The Committee considers and makes decisions on the principle elements of each executive officer’s compensation package at its February meeting. The Committee also performs its evaluation of CEO performance and establishes CEO compensation at this meeting. Throughout the year, the Committee evaluates the overall effectiveness of our compensation philosophy and programs. In addition, the Committee reviews management’s recommendations regarding hiring, promotion, retention, severance and individual executive compensation packages related to those events.

In making its determinations, the Committee reviews and considers various factors and assigns different weightings to these factors depending on the type of determination and the circumstances related to each specific action. For example, in determining base salary, the Committee may rely more heavily on market data and the recommendation of its independent compensation advisor. In determining the payout of incentive awards, the Committee’s consideration of company performance and management’s assessment of individual performance may predominate. In setting long-term compensation, the Committee may give more weight to the complexity of the individual’s position and impact on overall company results. While the Committee solicits and reviews recommendations from its independent compensation advisor, and in some circumstances, management, ultimately the Committee makes decisions regarding these matters in the exercise of its sole discretion.

Benchmarking and the Role of Consultants

The Committee establishes target compensation levels using a market-based approach. Each year, the Committee engages an independent compensation advisor to advise the Committee on Whirlpool’s executive compensation program. In 2008, the Committee retained Hewitt Associates, an outside human resources consulting firm, as its independent executive compensation advisor to provide data and analysis regarding pay levels for our NEOs and other senior executives. Specifically, the Committee requested that Hewitt Associates assist the Committee in (1) reviewing the group of companies against whom Whirlpool’s senior executive pay levels are compared (our “comparator group”); (2) reviewing executive compensation market practices and trends in general; (3) designing and recommending the compensation packages provided to the NEOs and other senior executives; and (4) providing a marketplace assessment of the compensation for the NEOs and other senior executives in comparison to the compensation for comparable positions within the comparator group. With respect to the CEO, Hewitt Associates provided a recommendation, without the CEO’s input, to the Committee regarding the CEO’s compensation package (target and mix of pay components). The Committee used Hewitt’s recommendation as the primary basis for the Committee’s final decision on the CEO’s compensation package. After taking into account input from the CEO, Hewitt Associates also provided a recommendation to the Committee for the other NEOs and senior executives.

Other than the work it performs for the Committee, Hewitt Associates provides minimal compensation consulting services to Whirlpool such as providing market data for non-senior management compensation and actuarial services to Whirlpool’s European and Asian regions. Hewitt Associates has been the Committee’s compensation advisor since 2003 and was most recently reappointed in 2006.

The Committee periodically reviews other compensation consultants and the Committee Chair met with several consultants in the fourth quarter of 2008. Effective in 2009, the Committee has engaged Frederic W. Cook & Co., Inc. to provide executive compensation consulting services. Frederic W. Cook & Co., Inc. does not provide any consulting services to Whirlpool and works exclusively with the Committee as an independent consultant.

For 2008, the Committee retained the comparator group listed below which was used to benchmark executive compensation in prior years. These companies were selected because they have national and international business operations and are similar to Whirlpool in sales volumes, market capitalizations, employment levels, lines of business, and organizational structure. Companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade partner relations, and for possessing highly complex global supply chains and manufacturing footprints.

3M Company	Honeywell International Inc.
The Black & Decker Corporation	Illinois Tool Works, Inc.
Caterpillar Inc.	Ingersoll-Rand Company Ltd.
Cummins Inc.	Kellogg Company
Colgate-Palmolive Company	Motorola, Inc.
Deere & Company	PPG Industries, Inc.
Eastman Kodak Company	Raytheon Company
Eaton Corporation	Sara Lee Corporation
Emerson Electric Co.	Textron, Inc.
The Goodyear Tire & Rubber Company	United Technologies Corp.
H. J. Heinz Company	Xerox Corporation

We use publicly disclosed compensation data contained in proxy statements, as well as proprietary surveys purchased from third-party consulting firms to acquire market compensation data for companies in the comparator group.

Role of Management

Each year, our management, led by the CEO and Chief Human Resources Officer, makes recommendations to the Committee regarding the compensation and benefit programs for all executive officers. In addition, the CEO makes recommendations with respect to base salary, annual cash incentives, equity compensation, and the total compensation levels for executive officers other than himself based on his assessment of personal performance and contribution to Whirlpool. Management recommends the performance metrics to be used in establishing performance goals for the annual cash incentive and long-term equity and cash incentive programs for adoption by the Committee. The Committee has authority to adopt or modify these metrics in its sole discretion. In addition, management may assess individual performance to assist the Committee in making determinations regarding awards to be paid out under incentive programs.

Base Salary

In February 2008, the Committee reviewed salary increase guidelines for each NEO. In the case of NEOs other than the CEO, the guidelines are established based on the CEO’s assessment of individual performance, as well as competitive market reviews provided by Hewitt Associates. In the case of the CEO, the salary increase guidelines were based on Hewitt Associates data and the Committee’s assessment of the CEO’s performance.

Based on this review, the Committee made annual salary increases effective March 1, 2008 as follows: Mr. Fettig’s salary was increased from $1,200,000 to $1,275,000; Mr. Templin’s salary was increased from $600,000 to $650,000; Mr. Todman’s salary was increased from $720,000 to $760,000; Mr. Periquito’s salary was increased from $700,000 to $735,000; and Mr. Bitzer’s salary was increased from €460,000 to €490,000 (approximately U.S. $676,000 to $720,000 as of March 1, 2008).

Consistent with the CEO’s recommendations, the Committee authorized no salary increases for Messrs. Fettig, Templin, Todman and Periquito in 2009, due to the challenging economic environment in which we are operating. In December 2008, Mr. Bitzer was promoted to President, U.S. Operations, but did not receive a salary increase at that time. The Committee approved a salary of $650,000 for Mr. Bitzer, effective March 1, 2009, which is approximately equivalent to his current salary expressed in Euros, based on February 2009 conversion rates.

Short-Term Incentives

Consistent with Whirlpool’s pay-for-performance philosophy, all salaried employees, including each NEO, are eligible to participate in the stockholder-approved Performance Excellence Plan (“PEP”), our annual cash incentive program. A new PEP is being submitted for stockholder approval at our 2009 annual meeting of stockholders as described under “Item 3 – Approval of Whirlpool Corporation Performance Excellence Plan.” PEP is designed to focus attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance as measured against financial, customer, and employee-related objectives. The Committee establishes target incentive levels for NEOs as a percentage of their base salary as of the start of the performance period.

PEP ensures that a significant proportion of pay for our NEOs is at risk and variable. For 2008, the Committee established PEP targets, expressed as percentages of base salary, for the NEOs as follows: Mr. Fettig at 140%; Mr. Templin at 85%; Mr. Todman at 100%; Mr. Periquito at 100%; and Mr. Bitzer at 80%. These amounts become the “Target Awards.”

As discussed below under the caption “Deductibility of Compensation and Related Issues,” awards under PEP qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). To preserve maximum tax deductibility and allow the Committee the latitude to address unforeseeable and uncontrollable events and conditions, and to facilitate the Committee’s ability to assess and reward individual performance under the Whirlpool performance assessment system, the Committee established a return on equity (“ROE”) target for executive officers at a level that would allow the Committee to take into consideration the impact of such events or conditions in adjusting payouts downward. The Committee set maximum possible payouts with respect to achievement of the ROE target under PEP at four times the Target Award. Under the terms of PEP, no award for 2008 could exceed $3 million. The ROE target was tied to our projected operating plan and, therefore, its achievement was substantially uncertain when it was set in February 2008.

In reviewing performance under PEP for 2008, at its February 2009 meeting, the Committee determined that the ROE target established for 2008 was met. For each NEO, the Committee adjusted the possible payout of four times the target award downward based on a Company Performance Factor and an Individual Performance Factor as illustrated below:

Illustration of Whirlpool’s Annual Short-Term Incentive Award:

In addition to setting Target Awards in 2008, the Committee established equally weighted Company Performance and Individual Performance Factors for each executive officer. In defining the Company Performance Factor for 2008, the Committee determined that company performance in-line with expected performance would result in a Performance Factor of 100%. Company performance substantially above expected performance could result in a payout up to 200% of the targeted incentive level, and performance below expected performance could result in a Performance Factor of 0% with no award being paid out under PEP.

The company performance measures adopted by the Committee for purposes of determining awards under PEP for 2008 are contained in the following “Global Balanced Scorecard”:

•	Financial measures – revenue growth, earnings, earnings per share, free cash flow, and economic value added;

•	Customer measures – market share, quality, and brand equity progress; and,

•	Employee measures – the strengthening of our talent pipeline, diversity, engagement of our employees, and the effective utilization of the Whirlpool performance management system.

With respect to the Global Balanced Scorecard, the Committee determined that overall performance on Customer measures and Employee measures met expectations. The Committee reviewed global financial measures including earnings from continuing operations of $5.50 per share, down 32% from the prior year. The Committee noted substantial declines in North American operating results and a broadening weakness in our international operations, concluding that performance on Financial Measures failed to meet expectations. Based on these performance results, the Committee assigned a Global Balanced Scorecard multiplier of 25%. Because Messrs. Fettig, Templin and Todman have global responsibilities, the Global Balanced Scorecard multiplier equated to a 25% Company Performance Factor.

For each NEO with specific regional responsibilities (Mr. Bitzer – Europe, and Mr. Periquito – International), the Global Balanced Scorecard factor is added to the factor assigned to a region’s performance and divided by two to determine the Company Performance Factor. The Committee considered a slight increase in revenues, 4.4%, but low earnings, $149 million, in Europe in assigning a performance factor of 25% for the European region. As a result, Mr. Bitzer’s Company Performance Factor was also 25%. Strong business performance in areas outside the U.S., $637 million in operating profit and a 6% revenue increase resulted in an international performance factor of 135% and a Company Performance Factor of 80% for Mr. Periquito.

The Committee also annually evaluates each executive officer’s individual performance measure based on a rigorous review of individual achievements during the performance period relative to established goals. As a result of this process, each NEO receives one of the following performance ratings:

Individual Performance Rating	General Description	Individual Performance Factor (Individual Multiplier)
1	Extraordinary Results	200% of target amount
2	Very Strong Results	150% of target amount
3	Strong Results	100% of target amount
4	Results Need to Be Improved	50% to 75% of target amount
5	Unacceptable Results	0% – No award given

In determining the individual performance rating, the Committee considers each NEO’s absolute performance, performance relative to internal peers, any unforeseen factors that influenced the results of each NEO, and the extent to which the leadership of each NEO has contributed to Whirlpool’s success during the performance period based on qualitative measures. With respect to NEOs other than the CEO, the Committee may rely on the assessment of individual performance provided by the CEO. For 2008, each NEO received a performance rating of Level 3 or higher.

Based on this review, the Committee determined the actual PEP payout to each NEO by multiplying the NEO’s Target Award by the applicable Company Performance Factor and Individual Performance Factor. The Committee exercised negative discretion to adjust each NEO’s possible payout downward accordingly. The resulting awards for Mr. Fettig and Mr. Todman were each 83% lower than their PEP awards for 2007. Mr. Templin’s PEP award was 73% lower than his 2007 award. The resulting awards for Mr. Periquito and Mr. Bitzer were 52% and 82% lower, respectively, than their PEP awards for 2007.

Long-Term Incentives

Long-term incentive opportunities are tied directly to Whirlpool’s financial and strategic performance over a preset period beginning each January 1 and continuing for one year or longer. Each set of performance measures is unique and rewards the achievement of specific long-term strategic goals designed to deliver long-term shareholder value. The length of the performance period varies from year to year depending on the performance measures established by the Committee.

Long-term awards consist of a combination of stock options and stock equivalents in the forms of performance-based restricted stock units, which are distributed in stock, and performance units payable in cash, depending on the NEO’s job responsibilities. From time to time, the Committee has approved awards of stock units with certain time-based vesting requirements for selected executives based on special recognition and retention circumstances. The Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan, which was approved by the stockholders at the 2007 annual meeting, also provides for the issuance of other types of equity-based awards, including stock awards and stock appreciation rights.

Establishing Award Levels and Equity Values

The Committee typically makes long-term awards to executive officers annually and establishes performance measures at its February meeting. As discussed above, consistent with our annual incentive plan, PEP, the Committee establishes an ROE target for purposes of ensuring that stock equivalent awards qualify as performance-based compensation under Section 162(m).

The Committee establishes market-based target incentive levels for each executive officer expressed as a percentage of base salary. For 2008 long-term incentives, the Committee determined the following long-term incentive targets for NEOs: for Mr. Fettig, 575%; for Mr. Templin, 200%; for Mr. Todman, 250%; for Mr. Periquito, 225%; and for Mr. Bitzer, 150%.

For 2008, the Committee granted NEOs long-term awards consisting of a combination of stock options, performance-based restricted stock units and performance cash units under the shareholder approved 2007 Omnibus Stock and Incentive Plan. The Committee determined the allocation of each executive officer’s award based on the officer’s position and ability to impact stock value.

The Committee determined that for Messrs. Fettig and Todman the 2008 long-term incentive award amounts would be equally weighted at 1/2 in stock options and 1/2 in performance-based restricted stock units. The Committee believes that awards of stock options and performance-based stock units, which if earned are distributed in the form of common stock, reinforce the objectives of making these incentives “at risk” and directly tied to increasing stockholder value. Consistent with awards approved for other senior officers, the 2008 long-term incentive award amounts for Messrs. Templin, Periquito and Bitzer were equally weighted at 1/3 performance-based restricted stock units, 1/3 stock options, and 1/3 performance cash units.

Because the value of stock options is inherently linked to Whirlpool’s stock performance, the number of stock options to be awarded is not determined over the course of a performance period. The Committee granted stock options to the NEOs in February 2008, determining the number of stock options to be awarded based on a target value on the date of the grant. The fair market value of stock options has been set at 35% of face value, using an option valuation methodology. The option strike price is $88.49 per share, the closing price of Whirlpool stock on the New York Stock Exchange on the date of the grant, but significantly above the current trading price of Whirlpool stock. Stock options vest over a three year term and are exercisable over a ten year period, promoting a focus on long-term stock value, as well as executive retention.

The Committee determined the number of performance-based restricted stock units and performance cash units to be awarded based on the achievement of performance goals for 2008. For 2008, the Committee selected a one-year performance period for the achievement of performance goals, with the number of performance-based restricted stock units and performance-based cash units to be awarded determined in 2009. The Committee established the target number for each NEO based on the closing price of Whirlpool stock on the date the target was established in February 2008. Because the Committee determines the number of stock options to be granted and the target number of stock equivalents based on the then current fair market value, these numbers may vary significantly from year to year as a result of changes in the stock price.

Establishing Performance Measures and Reviewing Outcomes

As discussed above with respect to PEP, for 2008, the Committee established an ROE target for purposes of ensuring that the performance-based restricted stock units and performance-based cash unit awards qualified as performance-based compensation under Section 162(m). The Committee determined that the maximum award available for achievement of the ROE goal would be 200% of the target number of stock equivalents. As with PEP, the Committee determined that the ROE target was met for 2008. The Committee then applied negative discretion to adjust the maximum award downward.

For 2008, the Committee established an objective of expanding external operating profit through the full deployment and delivery of operational capability, as the performance measure to determine the number of performance-based stock units and performance cash units. The Committee provided for the achievement of the objective to be measured under a “Transformational Scorecard” consisting of innovation, total cost productivity, price margin realization, total cost of quality, and the ratio of operating profit to earnings from continuing operations. The Committee designated a performance period of one year.

For 2008, the Committee determined that performance in-line with expectations would result in a payout equal to 100% of the target number of performance-based stock units and performance cash units, while performance substantially above expected performance could result in a payout equal to 200% of the target. Performance below expected performance could result in no pay out.

In assessing the “Transformational Scorecard” results for 2008, the Committee concluded that only the external operating profit/net earnings ratio objective was achieved. The Committee determined that in view of this performance outcome, only 25% of the target number of stock units and cash units would be awarded to the NEOs. As discussed above, the Committee set the target number of units based on the fair market value of Whirlpool stock in February 2008 and did not adjust the target number due to subsequent declines in market value. The performance-based stock units and performance cash units are subject to a two-year vesting period and will be distributed in February 2011. By combining the features of a performance period and a vesting period, these awards reward contributions to long-term objectives and discourage taking excessive risks for short-term gain.

Timing of Equity Awards

We have generally followed a practice of making all equity-based grants to employees, including NEOs, on a single date every year. The Committee grants these equity-based awards at its regularly scheduled meeting in mid-February. This meeting usually occurs after we release our final earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made. While most of our equity-based awards have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional “off-cycle” awards in connection with promotions, recruitment efforts, or significant accomplishments. Under the 2007 Omnibus Stock and Incentive Plan, stock option exercise prices are set equal to the fair market value of Whirlpool stock which is the officially quoted closing price of our common stock on the date of grant.

Perquisites

We provide limited perquisites to executives, including financial planning services, limited use of Whirlpool owned and leased property, product discounts, home security, and medical physicals. These perquisites are designed to support a market competitive total compensation package and ensure that Whirlpool derives the most value from our overall compensation expenditure. For purposes of personal security, Mr. Fettig and Mr. Todman may use company aircraft for personal use. Mr. Periquito is eligible to receive the use of a company car as part of a competitive total compensation package, consistent with prevailing practice in Latin America. Mr. Periquito receives an annual allowance of $100,000 to recognize increased living costs outside the United States. As an expatriate in Italy in 2008, Mr. Bitzer was eligible for payments to defray the cost of his children’s education.

Post-termination Payments

Our U.S.-based NEOs are eligible to receive benefits under a severance policy generally available to U.S. salaried employees. Under Italian law, Mr. Bitzer was entitled to a lump sum severance benefit equal to one year of salary, plus the average of his last three awards received through participation in PEP, plus an accrued lump sum statutory severance indemnity payment equal to €70,955 (approximately U.S. $104,000). As a U.S.-based employee in 2009, Mr. Bitzer will no longer be eligible for this benefit. Mr. Periquito is entitled to an amount equal to 13.82 months of base salary under the terms of his employment agreement. In addition, the Human Resources Committee may agree to provide additional severance benefits upon the termination of an executive officer.

We have entered into Compensation Benefits and Assurance Agreements with each executive officer, including each NEO, to provide benefits in the event of a qualifying termination following a change in control of Whirlpool. We maintain this program to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool. The value of the severance benefits associated with a change in control of Whirlpool is based on a thorough review of competitive market practice. We believe that these benefits are of reasonable value and ultimately benefit stockholders. See the “Potential Post-Termination Payments Tables” section later in this proxy statement.

Deductibility of Executive Compensation

The Committee intends to preserve the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while focusing on consistency with its compensation policies, the needs of Whirlpool, and stockholder interests. Whirlpool’s stockholders have approved PEP and our omnibus stock and incentive plans that award our long-term incentives to executives. Many of the types of awards authorized in these and other stockholder-approved plans would be considered qualifying “performance-based” compensation for purposes of Section 162(m). As a result, such awards would not count toward the $1 million deduction limit. However, the Committee retains the ability to make payments in one or more of the programs described in this report that may not qualify for tax deductibility under Section 162(m).

Retirement Benefits

NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon achieving retirement eligibility by using a combination of qualified and non-qualified plans. We assess retirement benefits for NEOs against data provided to the Towers Perrin Employee Benefits Information Center by other

U.S. companies that provide survey data on executive benefits. The Towers Perrin Employee Benefits Information Center database contains information on over 700 companies of varying size, competing in a variety of industries.

Accordingly, this survey tool includes data on a much broader base of companies than those included in the executive compensation comparator group. This assessment is an important factor used by the Committee in determining the median retirement income replacement ratio among similarly situated executives at such companies as the targeted amount of total retirement benefits for our NEOs. Total retirement benefits are provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. As a result of the current mix of our retirement plans, we believe that total retirement benefits for the NEOs are slightly below the median level when compared to the other companies in the survey. Whirlpool continues to strive to provide retirement benefits that are market-competitive.

U.S.-based NEO Defined Contribution Plans

Our NEOs in the United States participate in one qualified defined contribution plan, the Whirlpool 401(k) Retirement Plan, and the following non-qualified defined contribution plans: the Executive Deferred Savings Plan II (EDSP II) and its predecessor, the Executive Deferred Savings Plan (EDSP I). These plans allow eligible employees, including the NEOs, to defer portions of their base salary, annual cash incentive payment, restricted stock unit distribution, and performance cash unit payment into the plans.

The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under Section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle plus employer contributions that encourage participant retirement savings and provide additional assets for employees’ retirement. Most employees of Whirlpool are eligible to participate in this plan, although different levels of employer contributions apply to different groups. This plan provides an automatic employer contribution of 3% of pay payable in cash or company stock. Through 2008, the 401(k) plan provided for an employer match of up to 4% of pay, provided that participants contributed at least 5% of pay on a pre-tax basis to the plan and subject to contribution and benefit limitations under the Internal Revenue Code. The employer match was suspended for all participants in 2009.

EDSP I is a non-qualified plan designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. EDSP II became effective January 1, 2005 to comply with the requirements of Section 409A of the Internal Revenue Code. EDSP II includes two components: the traditional component is known as EDSP II and the new component, which became effective January 1, 2007, is known as the Whirlpool Executive Restoration Plan (the “401(k) Restoration Plan”). The traditional component allows eligible executives to contribute up to 75% of their short-term incentives and long-term incentives. The 401(k) Restoration Plan works with the Whirlpool 401(k) Retirement Plan to enable executives to defer funds and receive Whirlpool matching contributions and non-elective contributions using the same formula as the Whirlpool 401(k) Retirement Plan, but without regard to limitations imposed by the Internal Revenue Code. Amounts deferred into this plan have already been earned by the executives and have been deferred through a voluntary enrollment process. These values are unfunded and are paid from Whirlpool’s general assets.

U.S.-based NEO Defined Benefit Plans

Messrs. Fettig, Templin and Todman accrued benefits under the Whirlpool Employees Pension Plan (“WEPP”) and the associated Whirlpool Retirement Restoration Plan (the “Pension Restoration Plan”) through December 31, 2006, when plan benefits were frozen. Messrs. Fettig, Templin, Todman and Bitzer currently participate in the Supplemental Executive Retirement Plan (“SERP”). These plans provide a defined benefit upon retirement relative to base salary and annual cash incentive earned during the employment period. The formulas for these programs are designed to provide a benefit at the median of the competitive market and support Whirlpool’s overall retirement benefit goal of providing a median level of replacement income upon retirement.

WEPP is a qualified plan that provides all eligible employees, which includes most Whirlpool salaried employees in the United States, with a defined pension benefit upon reaching retirement eligibility as described under the caption “Pension Benefits Table” later in this proxy statement. Benefits in this plan have been frozen for most participants including the NEO participants effective December 31, 2006 based on their service and pay as of December 31, 2006.

The Pension Restoration Plan is a non-qualified plan that works with WEPP to provide Whirlpool executives that portion of their retirement benefit which would have been paid under WEPP if Internal Revenue Code maximum annual benefits and compensation limitations did not apply. Benefits under this plan are frozen as of the same dates as benefits under WEPP as described above. Years of service are calculated under this plan using the same method employed under WEPP. The plan does not grant additional years of service credits to our NEOs.

SERP is a non-qualified plan that supplements Whirlpool’s broad-based retirement plan and provides benefits in excess of Internal Revenue Code limitations under WEPP. SERP generally provides retirement income based on the average of the highest five payouts received under PEP during the last ten years of employment multiplied by years of service. Years of service are calculated under this plan using the same method employed under WEPP. SERP does not grant additional years of service credits to our NEOs. Other companies may reflect the value of incentive compensation, like PEP, in their qualified plan benefit formulas. In contrast, WEPP calculates benefits based solely on salary. Therefore, SERP is designed to further our goal of providing Whirlpool executives with a level of income replacement compensation at retirement that approximates the median when compared to the other companies in the Towers Perrin survey discussed above.

NEOs based outside the U.S.

Our NEOs in locations outside the United States receive retirement benefits designed to be competitive with benefits provided to executives in comparable positions within their regions. As an executive in Italy during 2008, Mr. Bitzer was subject to the National Collective Agreement for Industrial Dirigenti, which stipulates certain compensatory arrangements and benefits for industrial executives in Italy. One of the benefits mandated by the agreement is a voluntary defined contribution plan, Previndai, to which both Mr. Bitzer and Whirlpool contributed. As of 2009, Mr. Bitzer is eligible to participate in the U.S.-based defined contribution plans and SERP described above.

Pursuant to the terms of his employment contract, Mr. Periquito participates in the Founder Pension Plan, a non-U.S. retirement plan, to which both Mr. Periquito and Whirlpool contributed. In 2006, the pension asset and obligation attributable to Mr. Periquito were transferred to a private pension fund with Bradesco Bank pursuant to the terms of the Founder Pension Plan. The benefit under this plan is fully accrued and funded. No further contributions are expected to be made to this private pension fund. Mr. Periquito is able to draw from the reserve prior to and during retirement.

Stock Ownership Guidelines

Stock ownership guidelines support the objective of increasing the amount of stock owned by senior Whirlpool leaders. These ownership guidelines are approved by the Committee and are based on a review of competitive market practice as conducted by the independent executive compensation advisor to the Committee, as well as to ensure that our NEOs and other senior Whirlpool leaders have a significant stake in Whirlpool’s long-term success. The guidelines for stock ownership are based on an individual’s level in the organization and range from seven times base salary for the Chief Executive Officer to one-half times base salary for lower level executives, including those who are not NEOs. Ownership guidelines as a multiple of base salary for NEOs are listed below:

CEO:	7 times base salary
President:	5 times base salary
Executive Vice Presidents:	4 times base salary

The guidelines state that each executive should achieve the required level of stock ownership within five years. For these guidelines, ownership includes shares purchased on the open market, shares owned jointly and separately by spouses and children, shares held in the Whirlpool 401(k) plan, shares obtained through stock option exercises (but not including unexercised stock options) and stock award distributions, and vested stock units (including those that have been deferred for distribution).

The Committee, as well as Whirlpool’s senior leadership, annually reviews progress for each executive on achieving their required level of ownership. During the Committee’s most recent review of ownership levels, it was determined that each NEO currently meets or is on track to meet his respective stock ownership guideline during the required timeframe.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of Whirlpool’s Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based upon this review and discussion, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Whirlpool’s Annual Report on Form 10-K for the year ended December 31, 2008, as incorporated by reference from this proxy statement.

HUMAN RESOURCES COMMITTEE

Dr. Paul G. Stern, Chair

Mr. Herman Cain

Mr. Michael F. Johnston

Mr. William T. Kerr

Mr. Miles L. Marsh

Mr. Michael D. White

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth compensation information for our NEOs during the 2008, 2007, and 2006 fiscal years; however, 2006 information is not provided for Mr. Bitzer as he was not an NEO during fiscal year 2006. The table does not reflect the actual compensation received by our NEOs or the target compensation established for our NEOs by the Human Resources Committee for those periods. For example, amounts recorded in the stock awards and options columns reflect the FAS 123(R) compensation expense for all of the NEO’s outstanding awards, (including awards granted prior to the indicated year) as recognized in our financial statements for that fiscal year. The recognized compensation expense will likely vary from the actual value realized by the NEO due to stock price fluctuations, forfeitures and differences between valuation assumptions and actual experience.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (3) ($)		All Other Compensation (4) ($)	Total ($)
	2008	1,262,500	–		4,093,597	2,000,812	420,000	683,122		133,207	8,593,238
Jeff M. Fettig Chairman of the Board and Chief Executive Officer	2007	1,183,333	–		5,094,224	1,180,245	6,962,500	930,008		138,226	15,488,536
	2006	1,083,333	–		4,775,626	737,102	2,300,000	1,290,083		125,156	10,311,300
	2008	641,667	–		1,281,149	229,837	312,869	60,254		56,781	2,582,557
Roy W. Templin Executive Vice President and Chief Financial Officer	2007	591,667	–		1,369,963	134,603	1,922,813	67,407		39,841	4,126,294
	2006	541,667	–		1,028,882	72,104	1,131,250	91,714		3,087	2,868,704
	2008	753,333	–		1,614,031	464,135	188,333	192,160		125,613	3,337,605
Michael A. Todman President, Whirlpool North America	2007	708,333	–		1,803,096	260,484	2,142,313	202,240		166,031	5,282,497
	2006	650,000	–		1,590,591	176,086	825,000	288,651		129,077	3,659,405
	2008	729,168	100,008	(6)	204,204	622,337	1,012,815	–	(7)	225,776	2,894,308
Paulo F. M. Periquito (5) President, Whirlpool International	2007	671,643	87,504	(6)	1,387,997	136,917	3,402,155	–	(7)	166,470	5,852,686
	2006	645,000	75,000	(6)	1,341,200	368,283	2,112,375	2,508,000		164,448	7,214,306
Marc R. Bitzer (5) Executive Vice President and President, U.S. Operations	2008	713,378	–		847,533	187,446	234,052	–		105,222	2,087,631
	2007	625,340	–		896,856	108,109	1,519,759	–		82,173	3,232,237

(1)	See Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the 2008 fiscal year for a discussion of the relevant assumptions used in calculating the compensation cost. Under FAS No. 123(R), the fair value of stock and option awards is recognized as expense over the vesting period of the award. If the award agreements provide that vesting is accelerated upon retirement, the award will be expensed over the period from the grant date through the date the NEO becomes retirement-eligible. These columns include the full expense of outstanding stock and option awards for Mr. Periquito who became retirement-eligible in 2007.

(2)	Represents the sum of cash awards earned in 2008 under PEP. For Messrs. Templin, Periquito and Bitzer this amount also includes earned 2008 performance cash units. The 2008 performance cash unit awards are subject to time-based vesting and will not be paid out until February 2011. The individual PEP and performance cash unit awards that comprise the total value in the “Non-Equity Incentive Plan Compensation” column above for our NEOs were:

Name	2008 PEP Award ($)	2008 Performance Cash Award (earned, but unvested) ($)	Total ($)
Jeff M. Fettig	420,000	–	420,000
Roy W. Templin	204,531	108,338	312,869
Michael A. Todman	188,333	–	188,333
Paulo F. M. Periquito	875,002	137,813	1,012,815
Marc R. Bitzer	144,032	90,020	234,052

(3)	Reflects the change in actuarial present value of these benefits from December 31, 2007 to December 31, 2008. See the Pension Benefits Table for the actuarial present value of these benefits. None of our NEOs received above-market earnings on their non-qualified deferred compensation accounts.

(4)	The following table presents an itemized account of the amounts shown in the “All Other Compensation” column for each NEO in 2008:

Name	Personal Use of Whirlpool Aircraft(a) ($)	Car & Driver(b) ($)	Other Perquisites(c) ($)	Insurance Premiums(d) ($)	Defined Contribution Plan Contributions(e) ($)	Total ($)
Jeff M. Fettig	83,283	–	33,824	–	16,100	133,207
Roy W. Templin	23,114	–	20,517	–	13,150	56,781
Michael A. Todman	108,804	–	1,657	–	15,152	125,613
Paulo F. M. Periquito	–	144,668	10,323	70,785	–	225,776
Marc R. Bitzer	–	35,055	45,445	18,255	6,467	105,222

(a)	Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of our variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

(b)	For Mr. Periquito, this amount includes $33,292 for the incremental cost to Whirlpool of providing a car and $111,376 for the incremental cost to Whirlpool of providing a driver. We calculated the incremental cost of the driver by using the actual employment cost to Whirlpool during 2008 and of the car by using the value of (1) the purchase price divided by four (for the expected usage of the car in years) and (2) the annual cost of insurance, maintenance, and registration. For Mr. Bitzer, this value represents $35,055 for the incremental cost to Whirlpool of providing a car.

(c)	Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices; financial planning services; personal use of property that we own or lease primarily for business purposes; reimbursement of children’s educational costs related to expatriate status; and home security. Individually, none of these categories of perquisites or personal benefits exceeded $25,000 for any single NEO.

(d)	Represents Whirlpool’s payments to provide certain privately funded life, medical and dental insurance programs to non-U.S. based NEOs.

(e)	Represents Whirlpool’s contributions to the 401(k) Retirement Plan for Messrs. Fettig, Templin, and Todman. Represents Whirlpool’s contributions to Previndai, a voluntary savings plan for executives (dirigenti) in Italy, for Mr. Bitzer.

(5)	Compensation values shown for Mr. Bitzer have been converted from Euros to U.S. dollars using the average currency conversion rate for each respective year. For Mr. Periquito, all compensation values for 2006 and 2007, and “All Other Compensation” values for 2008 have been converted from Brazilian Real to U.S. dollars using the average currency conversion rate for each respective year.

(6)	Represents additional compensation for increased living costs outside the United States.

(7)	No change in actuarial value is reflected due to transfer of the asset and obligation to a private pension account in 2006.

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. During 2008, we granted short-term cash incentives under the Performance Excellence Plan (“PEP awards”) and long-term incentives using stock options, performance cash units and performance-based restricted stock units under the Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan.

Stock option grants are issued with an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the grant date. The option term is ten years and options vest in three equal annual installments. If the executive dies, becomes disabled, or retires the stock options (whether vested or unvested) become vested and may be exercised until the earlier of the expiration date and three years from the date of death or disability or five years from the date of retirement as applicable. In the event of death, the option may be exercised one year beyond the date of death, even if this is beyond the expiration date. However, the option may not be exercised earlier than the first anniversary date of the grant. In other instances, vested stock options expire immediately upon termination of employment.

From time to time, the Committee grants restricted stock unit awards subject only to time-based vesting conditions. The Committee did not grant any awards of this type to NEOs in 2008. In 2008, the Committee established target and maximum restricted stock unit and performance cash unit awards to be determined based on the achievement of specified objectives during the 2008 fiscal year (the “performance period”). The Committee made awards in 2009, basing the number of restricted stock units and performance cash units awarded on the level of achievement of 2008 objectives. These awards are subject to a two year vesting period. Upon vesting, restricted stock units convert on a one-for-one basis to shares of common stock. Upon vesting, performance cash units entitle an executive to receive a cash payment equal to the dollar amount awarded.

Generally, an executive must be employed by Whirlpool on the last day of the performance period in order to obtain PEP, performance-based restricted stock unit or performance cash unit awards. However, if an executive dies, becomes disabled, or retires after a minimum of six months of the performance period has been completed but prior to the end of the performance period and at the end of the performance period the Committee determines that the performance objectives have been met, the Committee may determine to award the NEO executive or his beneficiaries, if applicable, a portion of the award. With respect to performance-based restricted stock unit and performance cash unit awards, if an executive dies, becomes disabled, or retires after the completion of the performance period, but prior to the vesting date of the award, vesting and distribution are accelerated.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Jeff M. Fettig
PEP – Cash(1)		–	1,767,500	3,000,000
Performance RSUs(2)	2/18/2008				–	42,250	84,500				1,747,038
Stock Options	2/18/2008								120,700	88.49	2,544,356
Roy W. Templin
PEP – Cash(1)		–	545,417	2,117,507
Performance Cash Units(3)		–	433,350	866,700
Performance RSUs(2)	2/18/2008				–	4,900	9,800				202,615
Stock Options	2/18/2008								14,000	88.49	295,120
Michael A. Todman
PEP – Cash(1)		–	753,333	2,485,999
Performance RSUs(2)	2/18/2008				–	10,750	21,500				444,513
Stock Options	2/18/2008								30,700	88.49	647,156
Paulo F. M. Periquito
PEP – Cash(1)		–	729,168	2,406,254
Performance Cash Units(3)			551,250	1,102,500
Performance RSUs(2)	2/18/2008				–	6,229	12,458				257,569
Stock Options	2/18/2008								17,798	88.49	375,182
Marc R. Bitzer
PEP – Cash(1)		–	576,130	2,304,520
Performance Cash Units(3)		–	360,081	720,162
Performance RSUs(2)	2/18/2008				–	4,059	8,118				167,840
Stock Options	2/18/2008								11,596	88.49	244,444

(1)	Represents estimated possible payouts of short-term incentive awards for 2008 under PEP. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts for 2008.

(2)	Represents estimated possible restricted stock unit awards for 2008 performance. See the column captioned “Stock Awards – Number of Shares or Units of Stock That Have Not Vested” in the Outstanding Equity Awards at Fiscal Year-End Table for actual awards.

(3)	Represents estimated possible performance cash unit awards for 2008 performance for Messrs. Templin, Periquito, and Bitzer. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for actual awards for 2008. In 2008, Messrs. Fettig and Todman did not receive performance cash unit awards as part of their long-term incentives.

(4)	Represents the grant-date fair value calculated under FAS 123(R), as presented in our financial statements, for the 2008 fiscal year for the stock options. For the performance restricted stock unit awards for each NEO, the amount represents the target number of units multiplied by the closing price, $41.35, of Whirlpool common stock on December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The table below lists outstanding equity grants for each NEO as of December 31, 2008. The table includes outstanding equity grants from past years as well as the current year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (3) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jeff M. Fettig Stock Options (1)
1999	50,000	–		52.28	4/5/2009
2000	64,000	–		52.19	2/14/2010
2001	70,000	–		54.07	2/19/2011
2002	70,000	–		67.29	2/18/2012
2003	70,000	–		49.60	2/17/2013
2004	40,000	–		72.94	2/16/2014
2006	55,467	27,733		89.16	2/20/2016
2007	30,334	60,666		94.47	2/19/2017
2008		120,700		88.49	2/18/2018
Performance RSUs
2006						48,580	(2)	2,008,783	(4)
2007						32,000	(5)	1,323,200
2008						10,563	(6)	436,780
RSUs						36,307	(7)	1,501,294
Special Recognition – RSUs						25,000	(11)	1,033,750
Roy W. Templin Stock Options (1)
2003	10,000	–		62.98	7/01/2013
2004	2,664	–		72.94	2/16/2014
2006	6,200	3,100		89.16	2/20/2016
2007	3,534	7,066		94.47	2/19/2017
2008		14,000		88.49	2/18/2018
Performance RSUs
2006						5,397	(2)	223,166	(4)
2007						3,750	(5)	155,063
2008						1,225	(6)	50,654
RSUs						25,000	(8)	1,033,750
Special Recognition – RSUs						15,000	(11)	620,250

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (3) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Michael A. Todman Stock Options (1)
2002	27,000	–		67.29	2/18/2012
2004	10,282	–		72.94	2/16/2014
2006	12,800	6,400		89.16	2/20/2016
2007	6,367	12,733		94.47	2/19/2017
2008		30,700		88.49	2/18/2018
Performance RSUs
2006						11,163	(2)	461,590	(4)
2007						6,700	(5)	277,045
2008						2,688	(6)	111,149
RSUs						62,721	(9)	2,593,513
Special Recognition – RSUs						7,500	(11)	310,125
Paulo F. M. Periquito Stock Options (1)
2003	33,000	–		49.60	2/17/2013
2004	12,339	–		72.94	2/16/2014
2006	6,890	3,445		89.16	2/20/2016
2007	3,252	6,502		94.47	2/19/2017
2008		17,798		88.49	2/18/2018
Performance RSUs
2006						6,330	(2)	261,746	(4)
2007						4,436	(5)	183,429
2008						1,557	(6)	64,382
Marc R. Bitzer Stock Options (1)
2004	3,563	–		75.32	2/16/2014
2006	4,621	2,311		89.16	2/20/2016
2007	3,049	6,096		94.47	2/19/2017
2008		11,596		88.49	2/18/2018
Performance RSUs
2006						4,246	(2)	175,572	(4)
2007						3,201	(5)	132,361
2008						1,015	(6)	41,970
RSUs						55,805	(10)	2,307,537

(1)

As shown in the table above, each NEO has three awards with remaining unvested stock options listed in this column. These awards represent grants from 2006, 2007 and 2008. Stock options generally vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date. As of the last day of our 2008 fiscal year, the awards granted in 2006 had one remaining vesting date, February 20, 2009; the awards made in 2007 had two vesting dates remaining, February 19, 2009, and February 19, 2010. The awards made in 2008 have three vesting dates remaining, February 18, 2009, February 18, 2010, and February 18, 2011.

(2)	Represents restricted stock units earned for 2006 performance, but subject to time-based vesting and unvested as of December 31, 2008. Shares of common stock were distributed on February 20, 2009.

(3)	Represents earned, but unvested restricted stock units multiplied by the closing price, $41.35, of our common stock on December 31, 2008. The ultimate value of the awards will depend on the value of our common stock on the actual vesting date.

(4)	The value of the awards as of the February 20, 2009 vesting date was as follows, Mr. Fettig, $1,275,225; Mr. Templin, $141,671; Mr. Todman, $293,029; Mr. Periquito, $166,163; Mr. Bitzer, $111,458.

(5)	Represents earned, but unvested restricted stock units granted for 2007 performance. Although earned in 2007, these restricted stock units are subject to time-based vesting and shares will not be distributed until February 19, 2010.

(6)	Represents earned, but unvested restricted stock units granted for 2008 performance. Although earned in 2008 (at 25% of target level), these restricted stock units are subject to time-based vesting and shares will not be distributed until February 19, 2011.

(7)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 13,807 upon retirement; 22,500 on July 1, 2011. Deferred vested units and units vesting upon retirement are credited with dividend equivalents until distribution.

(8)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 10,000 on September 1, 2011; 7,500 on June 18, 2010; 7,500 on June 18, 2014.

(9)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 47,721 upon retirement; 15,000 on July 1, 2011. Deferred vested units and units vesting upon retirement are credited with dividend equivalents until distribution.

(10)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 31,153 upon retirement; 10,000 on July 1, 2011; 14,652 on July 1, 2018. Deferred vested units and units vesting upon retirement are credited with dividend equivalents until distribution.

(11)	Represents unvested restricted stock units granted in recognition of the NEO’s contribution to the acquisition and integration of Maytag. These special recognition stock units are subject to time-based vesting and shares of stock will be distributed on August 12, 2009.

Option Exercises and Stock Vested

The table below summarizes the value received from stock option exercises and stock grants vested in 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (3) (#)	Value Realized on Vesting (4) ($)
Jeff M. Fettig	18,000	106,290	93,689	8,367,454
Roy W. Templin	–	–	12,855	1,151,550
Michael A. Todman	–	–	30,358	2,704,346
Paulo F. M. Periquito	99,000	2,893,440	38,008	3,384,592
Marc R. Bitzer	–	–	15,102	1,342,755

(1)	Option awards exercised by Mr. Fettig were granted on June 15, 1998. Option awards exercised by Mr. Periquito were granted on February 14, 2000, 33,000; February 19, 2001, 33,000; and February 18, 2002, 33,000.

(2)	The dollar value realized on the exercise of stock options represents the pre-tax difference (fair market value of Whirlpool common stock on the exercise date minus the exercise price of the option) multiplied by the number of shares of common stock covered by the stock options held by each NEO.

(3)	Reflects shares distributed as a result of the vesting of restricted stock unit awards.

(4)	The dollar value realized represents the pre-tax value received by each NEO upon the vesting of the stock unit awards. The value realized is based on the closing stock price of Whirlpool stock on the New York Stock Exchange on that vesting date.

Pension Benefits

The following table describes the estimated actuarial present value of accrued pension benefits through the end of our 2008 fiscal year for each of our NEOs listed in the table. Our U.S.-based NEOs are entitled to benefits under the Whirlpool Employees Pension Plan (“WEPP”), the Whirlpool Retirement Benefit Restoration Plan (“Pension Restoration Plan”), and the Whirlpool Supplemental Executive Retirement Plan (“SERP”). None of our U.S.-based NEOs are retirement-eligible as of the last day of our 2008 fiscal year. The number of years of service credited to each NEO equals the NEO’s length of eligible service with Whirlpool. Whirlpool currently has a policy against crediting additional years of service under the following pension plans.

For benefits under WEPP, the formula is:

2% x years of service x average base salary

In this formula:

•

“years of service” for salaried employees is generally based on hours worked as a salaried employee and also includes hours paid but not worked (such as vacations and holidays), hours of military service required to be recognized under federal law, and hours for up to 24 months of long-term disability;

•

“average base salary” generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant’s last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

•	the maximum number of years of service credited under the plan is 30 years.

Retirement benefits under this formula are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan are eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant’s age. For example, for salaried participants whose benefits have vested and who retire from active service at age 55, their retirement benefits are reduced to 55% of the full retirement benefit payable at age 65. None of our NEOs who participate in this plan were eligible for early retirement as of the last day of our 2006 fiscal year.

Under the Pension Restoration Plan, the retirement eligibility and benefit formula are the same as under WEPP, except that in this plan statutory benefit limitations are not applied in calculating benefits under the formula. With respect to our NEOs who participate in this plan, payments under this plan are generally made in a lump sum after the later of: (1) six months following termination of employment or (2) the participant’s reaching age 55. Participants may not make withdrawals during their employment. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

With respect to benefits under SERP, the formula is:

2% x years of service x average of the highest 5 PEP awards received over the last ten years

In this formula:

•	“years of service” has the same meaning as it does under WEPP described above; and

•	the maximum number of years of service credited under the plan is 30 years.

Our NEOs are eligible for benefits under SERP if they terminate employment for any reason except a termination for “Cause” after early retirement age or normal retirement age, or after completing five years of service, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment. Executives may also be eligible for SERP benefits if they terminate employment prior to early retirement age or before completing five years of service due to the existence of a long-term disability.

Normal retirement means retiring on or after the normal retirement age, which is generally the later of the executive’s 65th birthday or completion of five years of continuous service. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination; lump sum in the year following the year of termination; or ten annual installments.

The actuarial present values of benefits under these plans are calculated in accordance with the following assumptions: (1) discount rate: 2008 – 6.1% and 2007 – 6.2%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans’ formulas and calculated based on the plans’ provisions, including an interest rate based on high-quality corporate bond yields (assumed to be 6.1%) and mortality assumption that is based on the RP-2000 Table. The actuarial increase during our 2008 fiscal year of the projected retirement benefits can be found in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column (all amounts reported under that heading represent actuarial increases in our plans).

Mr. Periquito became retirement-eligible as of the last day of our 2007 fiscal year. Both Mr. Periquito and Whirlpool contributed to his benefit under the Founder Pension Plan, a non-U.S. pension plan, prior to its transfer to a private pension fund in 2006. Whirlpool has not made any contributions to the fund since 2006 and expects to make no future contributions to the fund. Any change in pension value from the prior year is solely due to the change in the conversion rate from Brazilian Real to the U.S. Dollar. Mr. Periquito may draw from the fund prior to and during retirement. Mr. Bitzer is eligible to participate in SERP beginning in 2009, but will not receive a benefit unless he completes five years of service in the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeff M. Fettig	WEPP	26	539,589	–

	Pension Restoration	26	1,692,621	–

	SERP	28	4,521,525 Total 6,753,735	–

Roy W. Templin	WEPP	4	59,432	–

	Pension Restoration	4	53,677	–

	SERP	6	206,338 Total 319,447	–
Michael A. Todman	WEPP	14	277,379	–

	Pension Restoration	14	441,753	–

	SERP	16	980,417 Total 1,699,549	–

Paulo F. M. Periquito	Private Pension Fund	–	10,685,244	–

Non-Qualified Deferred Compensation

The table below provides information about the non-qualified defined contribution deferred compensation plans in which our NEOs participate. Some of our U.S.-based NEOs participate in the Whirlpool Corporation Executive Deferred Savings Plan (“EDSP I”) and the Whirlpool Corporation Executive Deferred Savings Plan II (“EDSP II”). EDSP I was designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. EDSP II became effective January 1, 2005 to comply with the requirements of new Code Section 409A.

EDSP II includes two components: the traditional component is known as EDSP II and the new component, which became effective January 1, 2007, is known as the Whirlpool Executive Restoration Plan (the “401(k) Restoration Plan”). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the 401(k) Restoration Plan. Eligible executives may elect to contribute up to 75% of their short-term incentives and long-term incentives under this component. For our NEOs, the 401(k) Restoration Plan treats base salary as the only form of compensation eligible for deferral under the plan.

An EDSP I participant may elect distribution following termination of employment in the form of a lump sum or in a number of monthly installments designated by the participant. A participant in EDSP II may select among the following post-termination distributions options; lump sum seven months following termination, lump sum in the year following the year of termination, or ten annual installments.

EDSP I and EDSP II (including both the traditional component and the 401(k) Restoration Plan component) are unfunded non-qualified plans that are secured by our general assets. Amounts deferred are credited to recordkeeping accounts for participants, and the recordkeeping balances are credited with earnings and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan. Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Human Resources Committee.

As an executive in Italy, Mr. Bitzer participated in Previndai, a voluntary defined contribution plan mandated by the National Collective Agreement for Industrial Dirigenti. Both Mr. Bitzer and Whirlpool made contributions to his Previndai account, as reflected in the Summary Compensation Table. Mr. Bitzer will be eligible to participate in EDSP II for the 2010 plan year. Mr. Periquito does not participate in any non-qualified defined contribution or other non-qualified deferred compensation plans.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Jeff M. Fettig
EDSP I	–	–	(797,678)	–	1,004,461
EDSP II	3,121,589	–	(2,014,228)	–	1,926,520
401(k) Restoration	56,625	154,639	(117,030)	–	261,106
Total	3,178,214	154,639	(2,928,936)	–	3,192,087
Roy W. Templin
EDSP I	–	–	–	–	–
EDSP II	113,691	–	(107,591)	–	216,062
401(k) Restoration	54,435	58,786	(38,712)	–	158,364
Total	168,126	58,786	(146,303)	–	374,426
Michael A. Todman
EDSP I	–	–	(251,918)	–	403,493
EDSP II	–	–	(62,587)	–	104,385
401(k) Restoration	–	50,500	(19,640)	–	68,918
Total	–	50,500	(334,145)	–	576,796

(1)	The amount of contributions made by each NEO, as reported above, is also included in each NEO’s compensation reported under the Summary Compensation Table, either as “Salary”, “Non-Equity Incentive Plan Compensation” or “Stock Awards.”

(2)	Represents the amount of the contributions made by Whirlpool to each NEO under the 401(k) Restoration Plan.

(3)	The aggregate earnings are not reported in the Summary Compensation Table.

(4)	The aggregate balance at December 31, 2008, as reported above, reflects amounts that either are currently reported or were previously reported as compensation in the Summary Compensation Table for 2008 or prior years, except for the aggregate earnings on deferred compensation.

Potential Post-Termination Payments

The tables below describe the compensation and benefits payable to each of our NEOs in the following circumstances: involuntary termination by Whirlpool for cause, involuntary termination by Whirlpool without cause, resignation, retirement, death, disability, and change in control (with and without a qualifying termination). The amounts shown assume that termination of employment or a change in control occurred as of December 31, 2008, and estimate certain amounts which would be paid to our NEOs upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different. Factors that could greatly affect these amounts include the timing during the year of any such event, Whirlpool’s stock price, and the NEO’s age.

The tables quantify and the accompanying narrative disclosure describes the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Whirlpool 401(k) Retirement Plan, accrued vacation pay, and, in certain circumstances, vested equity.

Involuntary Terminations and Resignation

We provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool. Also, we do not have employment agreements with any of our NEOs that would provide benefits in the event that we terminate the NEO’s employment involuntarily for cause. Upon resignation and involuntary termination for cause, and in accordance with the terms of the long-term incentive awards granted under our incentive programs, our NEOs forfeit all unvested performance-based restricted stock units and performance cash units, as well as all unvested, and vested, but unexercised options. Generally, in the event we terminate the employment of an NEO involuntarily without cause, the payment of the value of certain unvested time-based restricted stock units is the only benefit to which the NEO is entitled. The amounts reflected in the table below do not include amounts payable under the severance policy generally applicable to all U.S. salaried employees. Under Italian law, in the event of termination without cause, Mr. Bitzer was also entitled to a lump sum severance benefit equal to one year of salary, plus the average of his last three awards received through participation in PEP, plus an accrued lump sum statutory severance indemnity payment equal to €70,955 (approximately U.S. $104,000). The severance benefit provided to Mr. Bitzer in the event of involuntary termination without cause is generally available to all employees in his classification and is, therefore, not reflected below. As of 2009, Mr. Bitzer is not eligible for this benefit. Under the terms of his employment agreement, Mr. Periquito is entitled to an amount equal to 13.82 months of base salary, in the event of termination without cause. The Committee may, in its discretion, approve additional severance benefits designed to mitigate economic injury to the NEO as a direct result of the termination.

Retirement

Among our NEOs, only Mr. Periquito is retirement-eligible as of the last day of our 2008 fiscal year, and, thus, he may take a full distribution of his pension plan benefit at any time, including prior to retirement. Since the other NEOs are not retirement-eligible, if these NEOs chose to “retire” as of the last day of our 2008 fiscal year, the effect of that “retirement” would be the same as if the NEO had resigned, as described immediately above. Since none of our NEOs (other than Mr. Periquito) is retirement-eligible, the following quantification of estimated compensation and benefits payable at retirement, as well as the accompanying narrative disclosure, assume that each of our NEOs was retirement-eligible as of the end of our 2008 fiscal year.

In the event of retirement, our NEOs would be entitled to a mix of short- and long-term incentives. The possible short-term incentive payout would consist of a prorated cash payout under PEP for the fiscal year in which the NEO retires, provided that the objective performance goal for that year is met. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period. The Committee met on February 16, 2009 and determined the PEP awards earned for 2008. An NEO who retired during 2008 would receive a payout based on the amounts approved by the Committee.

For the purposes of the table below and consistent with our assumption that each of our NEOs is retirement-eligible, we include a value showing the full vesting of certain unvested long-term incentive awards for the completed 2006 and 2007 performance periods. Vesting of performance cash units is accelerated at retirement. With respect to restricted stock unit awards, the benefit a retirement-eligible NEO would actually receive upon retirement would depend on whether the initial award is performance-based or time-based. For awards which are initially performance-based, but subject to vesting requirements, vesting accelerates upon retirement provided that the performance period is completed. For awards subject only to time-based vesting, the NEO forfeits any unvested restricted stock units upon retirement. Certain time-based awards fully vest upon retirement and attainment of age 60.

With respect to performance based awards a retirement-eligible NEO receives a prorated award, if the NEO retires at least six months into the performance period, provided that the objective performance goal is met. The 2008 performance-based restricted stock unit and performance cash unit awards were granted for a one-year performance period. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period. In the case of the 2008 awards, as of the last day of our 2008 fiscal year, each NEO had completed the full one year performance period. The Committee met on February 16, 2009 and determined that our NEOs earned 25% of these 2008 awards. A NEO who retired during 2008 would receive a prorated payout based on this level of achievement.

A retirement-eligible NEO would receive accelerated vesting of all applicable unvested stock option awards upon retirement. Unvested stock options that are accelerated upon the retirement of a retirement-eligible NEO must be exercised within five years or the unexercised stock options will be cancelled.

Death and Disability

Upon the death or disability of one of our NEOs, with respect to the accelerated vesting of unvested, or partially unvested, performance cash unit awards, performance-based restricted stock unit awards, and stock options, the same analysis applies under these two scenarios as would apply in the case of the retirement of a retirement-eligible NEO, as described immediately above.

Certain time-based restricted stock units which provide for full vesting and distribution upon retirement accelerate upon death or disability. Other time-based units are forfeited in the event of death or disability prior to vesting.

The following table shows the possible payouts to each of our NEOs for the specified type of employment termination. As detailed above, the values for the retirement portion of the table assume that our NEOs were retirement-eligible as of the last day of the 2008 fiscal year and also assume that our NEOs were eligible for the full vesting of any unvested restricted stock unit awards. As a result of these assumptions, the benefit conferred to our NEOs upon retirement is identical to the benefit conferred in the event of a disability. In addition, the amounts under “Retirement and Disability – Total” in the table below are identical to the amounts under “Death – Total” in the table below for each of the NEOs other than Mr. Periquito. In the event that Mr. Periquito dies, his designated beneficiaries would receive a life insurance benefit equal to 36 times his monthly base salary. This benefit is unique to Mr. Periquito and, thus, the incremental benefit paid out in the event of his death varies by the amount of this benefit from the payout in the event of his retirement or disability. The designated beneficiaries of our other NEOs would receive the same life insurance benefits generally available to all salaried employees and, thus, there is no additional incremental benefit paid out in the event that they die.

	RESIGNATION	INVOLUNTARY TERMINATION		RETIREMENT AND DISABILITY										DEATH
				Short- Term Incentives	Long-Term Incentives
Name		With Cause ($)	Without Cause (1) ($)	2008 PEP ($)	2006 Perfor- mance RSUs ($)	2007 Perfor- mance RSUs ($)	2008 Perfor- mance RSUs ($)	2006 Perfor- mance Cash ($)	2007 Perfor- mance Cash ($)	2008 Perfor- mance Cash ($)	Stock Options ($)	RSUs ($)	TOTAL ($)	TOTAL (2) ($)
Jeff M. Fettig	0	0	570,919	420,000	2,008,783	1,323,200	436,780	N/A	N/A	N/A	0	570,919	4,759,682	4,759,682
Roy W. Templin	0	0	0	204,531	223,166	155,063	50,654	481,250	350,000	108,338	0	N/A	1,573,002	1,573,002
Michael A. Todman	0	0	1,973,263	188,333	461,590	277,045	111,149	N/A	N/A	N/A	0	1,973,263	3,011,380	3,011,380
Paulo F. M. Periquito	0	0	846,475	875,002	261,746	183,429	64,382	564,375	322,500	137,813	0	N/A	2,409,247	4,614,247
Marc R. Bitzer	0	0	1,894,037	144,032	175,572	132,361	41,970	466,177	338,035	90,020	0	1,894,037	3,282,204	3,282,204

(1)	Represents the benefit of accelerated vesting of certain unvested time-based restricted stock units for Messrs. Fettig, Todman, and Bitzer, and contractual severance payments for Mr. Periquito.

(2)	For Mr. Periquito, represents the total benefit in the “Retirement and Disability” portion of the table and the added special life insurance benefit described above. All other NEOs receive the same life insurance benefits generally available to all salaried employees and, thus, no additional amounts are reflected in the table above.

Change in Control

Upon the occurrence of a change in control, our NEOs may receive accelerated vesting of previously unvested, performance cash units, restricted stock units, and stock options under the terms of those awards. Vesting of performance cash units and performance-based restricted stock units will accelerate upon a change in control, but awards will not be distributed unless they are not assumed by Whirlpool’s successor. Time-based restricted stock units will be accelerated and paid out upon a change in control.

We have agreements with each of the NEOs that take effect only in the event of a “change in control.” A “change in control” in accordance with these agreements is generally defined to include the acquisition by any person or group of 25% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority, and approval by the stockholders of an acquisition or liquidation of Whirlpool.

Under these change in control agreements, our NEOs may be entitled to receive an additional lump-sum payment in an amount sufficient to cover the full cost of any excise tax and the NEO’s city, state, and federal income, employment, and excise taxes on payments under the change in control agreement and payments upon a change in control under compensation plans or award agreements, together with such iterative payments such that the NEO is made entirely whole for the impact of the excise tax. The excise tax gross-up represents a benefit actually paid out by Whirlpool in connection with the occurrence of a change in control, whereas the accelerated vesting of long-term incentives provides a benefit to our NEOs, but does not represent amounts that we pay out solely in the event of a change in control. The following table shows the possible payouts to our NEOs triggered solely upon the occurrence of a change in control as of December 31, 2008.

	CHANGE IN CONTROL ONLY
	Long-Term Incentives									Excise Tax Gross-Up	TOTAL
Name	Stock Options ($)	2006 Perfor- mance RSUs ($)	2007 Perfor- mance RSUs ($)	2008 Perfor- mance RSUs ($)	2006 Perfor- mance Cash ($)	2007 Perfor- mance Cash ($)	2008 Perfor- mance Cash ($)	RSUs ($)	Special Recognition RSUs ($)	($)	($)
Jeff M. Fettig	0	2,008,783	1,323,200	1,747,038	N/A	N/A	N/A	1,501,294	1,033,750	–	7,614,065
Roy W. Templin	0	223,166	155,063	202,615	481,250	350,000	433,350	1,033,750	620,250	–	3,499,444
Michael A. Todman	0	461,590	277,045	444,513	N/A	N/A	N/A	2,593,513	310,125	–	4,086,786
Paulo F. M. Periquito	0	261,746	183,429	257,569	564,375	322,500	551,250	N/A	N/A	N/A	2,140,869
Marc R. Bitzer	0	175,572	132,361	167,840	466,177	338,035	360,081	2,307,537	N/A	N/A	3,947,603

Additional benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool; voluntary termination by the NEO for good reason, as defined in the agreement; voluntary termination by the NEO during, and only during, the 13th month after the change in control; or a material breach of the change in control agreement by Whirlpool.

Cash severance arising from these changes in control agreements is paid out in a lump sum payment equal to:

•	the NEO’s unpaid base salary;

•	vacation pay equal to twice the annual accrual rate appropriate for the NEO, based on the NEO’s length of service with Whirlpool;

•	unreimbursed business expenses;

•	all other items earned by and owed to the NEO through and including the date of the termination;

•	the higher of three times the NEO’s base salary on the date of the termination or the NEO’s base salary at any time during the 12 months prior to the change in control;

•

the higher of three times current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO’s highest target bonus opportunity at any time during the 12 months prior to the change in control; and

•

the higher of the NEO’s pro rata target bonus opportunity (in terms of a percentage of Base Salary) under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO’s current level of goal achievement.

The amount of cash severance will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources.

Our NEOs are also entitled to receive continued benefits for 36 months in connection with a termination after a change in control. These benefits include certain health, life, and short- and long-term disability insurance benefits. The severance benefits provided to the NEOs in the event of a change in control include an amount, payable at the same time and in the same form as if paid from the non-qualified defined benefit pension plans, equal to the additional benefits to which the NEO would be entitled under our non-qualified defined benefit pension plans if:

•	the NEO’s benefits had fully vested;

•	the number of years of credited service was increased by three years; and

•	the NEO’s age was equal to the NEO’s actual age plus three years for purposes of determining retirement eligibility and early retirement reduction factors.

The continuation of the NEO’s benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.

Mr. Periquito’s change in control agreement differs slightly due to certain cost of living adjustments that are factored into his cash severance. In addition, Mr. Periquito’s continued benefits differ from those benefits for other NEOs as described above and include: a designated automobile, special life insurance, and hospital, medical, dental, and pharmaceutical assistance.

The following table shows possible payouts to our NEOs as of December 31, 2008, triggered upon the occurrence of a change in control and a subsequent qualifying termination.

	CHANGE IN CONTROL ONLY	QUALIFYING TERMINATION AFTER CHANGE IN CONTROL
		Cash Compensation
Name	TOTAL ($)	Severance Payments ($)	Annual Incentives ($)	Health, Welfare and Other Benefits ($)	Enhanced Pension Benefits ($)	Incremental Excise Tax Gross-Up ($)	TOTAL ($)
Jeff M. Fettig	7,614,065	9,180,000	1,785,000	41,049	380,744	5,351,036	24,351,894
Roy W. Templin	3,499,444	3,607,500	552,500	35,649	110,934	2,362,443	10,168,470
Michael A. Todman	4,086,786	4,560,000	760,000	36,600	183,829	–	9,627,215
Paulo F. M. Periquito	2,140,869	4,710,000	735,000	312,231	–	N/A	7,898,100
Marc R. Bitzer	3,947,603	3,888,877	576,130	159,929	–	N/A	8,572,539

RELATED PERSON TRANSACTIONS

Procedures for Evaluating Related Person Transactions

The Board has adopted written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by Securities and Exchange Commission regulations (“related person transactions”). A “related person” is defined under the applicable Securities and Exchange Commission regulation and includes our directors, executive officers, and owners of 5% or more of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Committee. In approving any related person transaction, the Committee must determine that the transaction is fair and reasonable to Whirlpool. The Committee periodically reports on its activities to the Board. The written procedures relating to the Committee’s review and approval of related person transactions is available on our website: www.whirlpoolcorp.com – scroll over the “Leadership” dropdown menu, then “Board of Directors,” then “Corporate Governance Guidelines and Policies,” then click on “Procedures for Evaluating Related Person Transactions.” All of the related person transactions described under the heading “Related Person Transactions” below have been approved by the Corporate Governance and Nominating Committee pursuant to these procedures.

Related Person Transactions

Harbor Shores Community Redevelopment Inc. (“Harbor Shores”) is a not-for-profit entity partially owned by three U.S. not-for-profit entities, including the Whirlpool Foundation. The purpose of the Harbor Shores project is to transform approximately 530 acres in Benton Harbor and St. Joseph, Michigan into a residential, recreational and commercial community with a goal of enhancing the economic base in southwest Michigan. Phase 1 of the project, which is expected to be completed in 2013, places a special emphasis on providing literacy and job training combined with employment options for low and moderate income residents. Since September 2005, Whirlpool Corporation has loaned $12 million to Harbor Shores, secured by a mortgage on real estate owned by Harbor Shores, and guaranteed up to an additional $28 million (as of December 31, 2008) borrowed by Harbor Shores from a third-party bank. The guarantee was made in the ordinary course, on substantially the same terms as those prevailing at the time for comparable guarantees with persons not related to the lender, and did not involve other unfavorable features. Certain current and former members of Whirlpool Corporation management serve as volunteer officers and trustees of Harbor Shores, including Whirlpool’s current CFO, who served as an officer and trustee of Harbor Shores until December 2008. None of these individuals has a personal financial interest in or otherwise receives compensation or benefits from Harbor Shores, Whirlpool Corporation, or the Whirlpool Foundation for their services to the Harbor Shores project.

Whirlpool employs a son of Arnold Langbo, one of the directors of Whirlpool. Mr. Gary Langbo holds a management position in Whirlpool’s Marketing Department and received base salary and bonus compensation of $228,048 in 2008, along with other employment benefits that are standard for Whirlpool employees at that management level. Mr. Arnold Langbo was not involved in the recruiting or hiring of his son, nor in any decision affecting his son’s compensation. His son’s compensation was established by Whirlpool in accordance with our compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources Committee was at any time during 2008 an officer or employee of Whirlpool and no member of the Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2008 with respect to Whirlpool’s compensation plans under which equity securities are authorized for issuance. The only plan reflected below that was not approved by our security holders is the Key Employee Treasury Stock Ownership Plan. This plan, the terms of which are substantially similar to our omnibus stock and incentive plans, was established to support the hiring and retention initiatives at key leadership positions by providing key leaders with the opportunity to receive Whirlpool common stock and stock options, restricted stock, and phantom stock awards to be paid from our treasury stock. In 2008, no awards were made under this plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	5,244,234	(2)	87.81	(3)	2,208,245
Equity compensation plans not approved by security holders	0		0		171,500
Total	5,244,234		87.81		2,379,745

(1)	Excluding securities in the “Number of securities to be issued upon exercise of outstanding options, warrants and rights” column.

(2)	This amount includes 4,136,639 shares subject to outstanding stock options and 1,107,595 shares subject to outstanding restricted stock units.

(3)	The weighted-average exercise price information does not include any outstanding restricted stock units.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

In the years indicated, Ernst & Young LLP billed Whirlpool the following fees (in millions):

	Year ended December 31
	2007	2008
Audit Fees	$10.7	$11.1
Audit Related Fees	0.5	0.4
Tax Fees	4.4	3.3
All Other Fees	0.1	0.1
Total	$15.7	$14.9

Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

Advance Approval Policy for Independent Registered Public Accounting Firm Services

Pursuant to its written charter, the Audit Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for approving in advance all audit, internal control-related, and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit, internal control-related, and permissible non-audit services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management or the independent registered public accounting firm submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above, and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the

Audit Committee Pre-Approval Policy for Independent Registered Public Accounting Firm Services appears on Whirlpool’s website: www.whirlpoolcorp.com – scroll over the “Leadership” dropdown menu, then “Board of Directors,” then “Corporate Governance Guidelines and Policies,” then click on “Audit Committee Pre-Approval Policy.”

AUDIT COMMITTEE REPORT

The Audit Committee provides independent oversight of Whirlpool’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Committee retains our independent registered public accounting firm; reviews major accounting policy changes by Whirlpool; reviews and approves the scope of the annual internal and independent audit processes; reviews and monitors our assessment of internal controls; approves in advance audit, permitted non-audit, and internal control-related services provided by the independent registered public accounting firm; approves all fees paid to the independent registered public accounting firm; and monitors our activities designed to assure compliance with Whirlpool’s ethical standards. The Committee is composed of five directors who have been determined by the Board to be “independent” and “financially literate” pursuant to the NYSE listing requirements. The Committee operates under a written charter adopted by our Board.

The Committee has reviewed our audited consolidated financial statements for 2008 with management, and management has represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee discussed with management the quality and the acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Committee also reviewed our consolidated financial statements for 2008 with Ernst & Young LLP, our independent registered public accounting firm for 2008 (“Ernst & Young”), which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of Whirlpool’s accounting principles. In addition, the Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met eight times during the fiscal year ended December 31, 2008.

The Committee has received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with Ernst & Young its independence. The Committee considered the compatibility of non-audit services Ernst & Young provided to us with Ernst & Young’s independence. Finally, the

Committee discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young as our independent registered public accounting firm for 2009.

AUDIT COMMITTEE

Mr. Michael D. White, Chair

Mr. Gary T. DiCamillo

Mr. William T. Kerr

Mr. Arnold G. Langbo

Mr. Miles L. Marsh

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS WHIRLPOOL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RESOLVED, that the appointment of Ernst & Young LLP to audit the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2009, made by the Audit Committee with the concurrence of the Board, is hereby ratified.

The Audit Committee has appointed, and the Board has concurred subject to your ratification, Ernst & Young LLP to audit and report on the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2009. Ernst & Young LLP served as Whirlpool’s independent registered public accounting firm for fiscal 2008.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Ernst & Young LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Representatives of Ernst & Young LLP will attend the annual meeting of stockholders and may make a statement if they wish. They will be available to answer appropriate questions at the annual meeting. To pass, this proposal requires the affirmative vote of a majority of the outstanding common stock present in person or by proxy at the annual meeting and entitled to vote. In the event that the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take that event into account in connection with any future decisions as to the selection of a firm to serve as Whirlpool’s independent registered public accounting firm, although by law the Audit Committee has final authority over the determination of whether to retain Ernst & Young LLP or another firm at any time.

The Board of Directors recommends that stockholders vote FOR Item 2, which ratifies the selection of Ernst & Young LLP as the independent registered public accounting firm for Whirlpool and its subsidiaries for fiscal 2009.

ITEM 3 – MANAGEMENT’S PROPOSAL TO APPROVE THE WHIRLPOOL CORPORATION PERFORMANCE EXCELLENCE PLAN

RESOLVED, that the Whirlpool Corporation Performance Excellence Plan, as amended, is hereby approved for an additional five years.

General Description

Whirlpool’s Performance Excellence Plan (the “PEP Plan”) is an annual bonus plan for regular employees that was first adopted in 1989. The Board and the stockholders renewed the PEP Plan in 1994, 1999 and 2004 in order for Whirlpool to continue to be eligible for tax deductions under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). On February 17, 2009, the Board renewed the PEP Plan for an additional five years and made additional improvements, in each case subject to approval by the stockholders at this annual meeting. The PEP Plan, as amended, is consistent in substance with the PEP Plan last approved by the stockholders in 2004.

The Board believes that the PEP Plan strengthens the commitment of key management employees to create exceptional stockholder value by providing them with short-term incentive compensation based on our ability to meet financial and other business goals that create stockholder value. Because the PEP Plan allows the Human Resources Committee of the Board (the “Committee”) to retain the flexibility to choose appropriate business and financial goals and to change the target level of these goals each year, the tax regulations require that the PEP Plan be resubmitted to stockholders for approval every five years.

The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting of stockholders and entitled to vote is necessary for approval of this Item 3. The PEP Plan will not be continued unless this vote is received.

The summary of the PEP Plan which follows is qualified in its entirety by reference to the complete text of the PEP Plan as set forth in Annex A to this proxy statement. You should read the complete text of the PEP Plan for more detail regarding the operation of the PEP Plan.

Administration of the PEP Plan

The Committee is responsible for administration of the PEP Plan. The Committee consists solely of “outside directors” within the meaning of Section 162(m) of the Code and “independent directors” as defined under Section 303A of the Listed Company Manual of the New York Stock Exchange. Subject to the Committee’s approval, the Chief Executive Officer (the “CEO”) may assist in, and make recommendations regarding, the administration of the PEP Plan. The Senior Vice President, Global Human Resources will be responsible for the day-to-day administration of the PEP Plan following administrative guidelines approved from time to time by the Committee. The Committee may also delegate, to the CEO or the Senior Vice President, Global Human Resources, the authority to take actions with respect to individual awards to participants who are not “Covered Employees” pursuant to Code Section 162(m).

Eligibility and Participation

In general, any regular employee of Whirlpool is eligible to participate in the PEP Plan if recommended by the CEO. To participate in the PEP Plan, an employee must be recommended by the CEO and approved by the Committee. The Chairman and CEO are automatic participants in the PEP Plan. Last year, substantially all salaried employees in the United States, Canada, and Europe participated in the PEP Plan, as well as certain management personnel in other regions (approximately 11,000 employees in total).

Target Awards; Performance Goals

The “Plan Year” is Whirlpool’s fiscal year. At the beginning of each Plan Year, the Committee approves target awards and performance goals for PEP Plan participants. The Committee establishes target awards as a percentage of base salary, consistent with the intent to provide a competitive level of total cash compensation. Generally, performance is measured over the Plan Year. The performance period may be shorter for employees who become eligible after the first day of the Plan Year, provided that with respect to an employee who is or may be a “Covered Employee” under Code Section 162(m), the performance period and performance goals established must comply with the requirements of the regulations under Code Section 162(m).

The Committee establishes the performance goals as an objectively determinable level of attainment of any one or more of the following: Return on Equity; Return on Assets; Return on Net Assets; Net Earnings; Earnings Per Share; Free Cash Flow; Cash Flow; Revenue; Net Earnings; Depreciation and Amortization; Customer Satisfaction; Gross Margin; Market Share; Cost Reductions; Net Income Per Share; Net Income; Earnings Before Interest; Total Stockholder Return; Customer Growth; Revenue Growth; Sales; Economic Value Added; Pre-tax Profits; Operating Income; Taxes; Employee Satisfaction; Stock Price. Performance goals may be defined on a corporate or non-corporate basis as determined by the Committee.

The Committee determines which participants are or may be “Covered Employees” with respect to Code Section 162(m) at the beginning of the Plan Year. For each Covered Employee, the Committee establishes performance goals in writing, and an objective formula or method for determining the maximum award available to the Covered Employee. In no event may the maximum award exceed $5,000,000. Performance goals may not be changed during the Plan Year. If the performance goals are not met, the Covered Employees do not receive any payouts for that Plan Year. If the performance goals are met, the Committee may use negative discretion to determine the amount of the maximum award payable to the Covered Employee (the “Final Award”). The Committee may consider factors such as individual performance and corporate or non-corporate performance metrics in exercising negative discretion to determine the amount of the Final Award to Covered Employees.

Awards to participants who are not Covered Employees are based on the participant’s target award, corporate and/or non-corporate performance and individual performance if approved by the Committee. Once established, performance goals applicable to employees other than Covered Employees will not be changed during the Plan Year, but the CEO may recommend that the Committee approve adjustments due to external changes or unanticipated business conditions. Ordinarily, such participants will not receive any award if the performance goal is not met. However, in such circumstances, the CEO may recommend the payment of discretionary awards to participants who are not Covered Employees.

Payments, Deferrals, Terminations, and Beneficiaries

At the end of each Plan Year, the CEO will report the level of achievement of the applicable performance goals for participants to the Committee. The Committee will certify in writing the extent to which the performance goals have been satisfied and then approve payment of final awards. Payments under the PEP Plan will be made in a cash lump sum on March 14 of the calendar year following the Plan Year.

Payment of final awards may be delayed to a date after March 14 if Whirlpool reasonably anticipates that, if such payment was made as scheduled, Whirlpool’s deduction with respect to such payment to a Covered Employee would not be permitted due the applicability of Code Section 162(m), or such payment would violate other applicable laws. Payment of a final award may also be deferred by a participant who is eligible for and has elected to make deferrals of compensation pursuant to the terms of the Whirlpool Corporation Executive Deferred Compensation Plan II.

Upon termination of employment due to death, disability, retirement, reduction in force, or transfer to one of our affiliates, the Committee may approve a payout for a participant for the Plan Year. The payout for the terminated participant is generally calculated and paid in the same manner as described above; however, any payout payable to a terminated participant shall be modified to reflect the amount earned before such termination, as determined by the Committee. Except with respect to terminations for reasons described above or a termination in connection with a change in control of Whirlpool, if a participant’s employment is terminated, including voluntary and involuntary terminations of employment, (1) the Committee may payout all or part of a Covered Employee participant’s maximum award only if the performance goals are otherwise met at the completion of the Plan Year in which such termination of employment occurs, and (2) other participants generally shall not be entitled to a payout for such Plan Year absent a recommendation from the CEO and approval by the Committee. Participants may name a beneficiary or beneficiaries to whom any benefit under the PEP Plan is to be paid in case of their death.

Bonus Clawback

Any participant who would otherwise be eligible for an award pursuant to a completed Plan Year shall not be entitled to any payout under that award, and shall be required to repay Whirlpool for any previous payout of such award, if (1) the participant is terminated by or otherwise leaves employment with Whirlpool within two years following completion of the Plan Year and such termination of employment arises out, is due to, or is in any way connected with any misconduct or violation of Whirlpool policy, or (2) the participant becomes employed with a competitor within the two year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to Whirlpool or its interests.

Change in Control, Amendments, and Indemnification

If there is a change in control of Whirlpool (as defined in the Whirlpool Employees Pension Plan), a participant who is an employee as of the date of the change in control is entitled to an award for the Plan Year in which the change in control occurs, the amount of such award to be equal to the greater of an amount determined based upon (1) a formula using a specified percentage of the participant’s base salary and certain performance goals or (2) a specified percentage of the participant’s base salary. Such awards will be paid in cash as soon as administratively possible following the change in control and in any event within 30 days following the change in control. The PEP Plan may be amended by Whirlpool in its sole and absolute discretion and without notice, provided that no such amendment may reduce the rights of a participant to a payment or distribution or negatively affect a participant’s potential rights under the PEP Plan with respect to a change in control. The Plan provides for indemnification of members of the Committee or Board and participants for actions brought against such persons in connection with the PEP Plan.

New Plan Benefits

Because awards under the PEP Plan are based on performance during the year and are subject to the discretion of the Committee, the benefits and amounts that will be received or allocated in the future under the PEP Plan are not determinable.

At its meeting on February 16, 2009, the Committee granted, subject to the approval of the PEP Plan by the stockholders, awards to each of Whirlpool’s current named executive officers and certain other participants, that will be earned only if Whirlpool achieves a return on equity performance goal and that are intended to qualify as “performance-based compensation” for purposes of Code Section 162(m). If this Item 3 is not approved, the awards will not be valid and the Committee will consider what course of action to follow with respect to the awards and future grants of performance-based awards.

The following table sets forth the target and maximum awards which were established under the PEP Plan for fiscal year 2009 for the named executive officers, all current executive officers as a group, all non-executive directors as a group, and all non-executive officer employees as a group. All of these awards are subject to the approval of the PEP Plan by the stockholders at this annual meeting.

Target and Maximum Awards Under the Performance Excellence Plan (2009 Plan Year)

Name and Position	Target	Maximum
Jeff M. Fettig Chairman and Chief Executive Officer	$1,785,000	$5,000,000
Michael A. Todman President, Whirlpool North America	$760,000	$3,040,000
Roy W. Templin Executive Vice President and Chief Financial Officer	$552,500	$2,210,000
Paulo F. M. Periquito President, Whirlpool International	$735,000	$2,940,000
Marc R. Bitzer Executive Vice President, Whirlpool Europe	$552,000	$2,210,000
Executive Officers as a Group	$4,385,000	$15,400,000
Non-Executive Directors as a Group	$0	$0
Employees other than Executive Officers as a Group	$145,615,000	$308,704,000	(1)
(1)	Assumes maximum company performance factor of 200%, and a weighted average individual performance factor of 106% based on performance rating distribution guidelines.

Board Recommendation

The Board believes that approving the PEP Plan will enable Whirlpool to continue to qualify PEP Plan payments for deduction under federal tax laws while continuing appropriate short-term compensation incentives.

The Committee strongly believes that purely numeric formula incentive plans are inadequate to drive the superior results that Whirlpool seeks to achieve. Removing Committee discretion from incentive compensation severely limits the Committee’s ability to carry out its corporate governance responsibilities. Good judgment and discretion are the essence of what stockholders expect from Board members. As noted earlier, the Committee believes that the discretion it has been afforded under existing incentive plans for management employees at all levels has played a critical role in the creation of efficient incentive structures in recent years.

The Board of Directors recommends a vote FOR approval of Item 3, which revises and renews the Whirlpool Corporation Performance Excellence Plan for an additional five years.

ITEM 4 – MANAGEMENT’S PROPOSAL TO APPROVE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS

RESOLVED, that, subject to stockholder approval, Whirlpool’s Restated Certificate of Incorporation (the “Certificate”) be amended and restated to provide for the annual election of all Directors beginning at the 2010 Annual Meeting of Stockholders, provided however, that prior to the 2010 Annual Meeting of Stockholders, any Director elected by the stockholders of Whirlpool to a three-year term may complete the term to which he or she has been elected, and such other conforming and technical changes to the Certificate as may be necessary or appropriate.

General Description

Article FIFTH of our Certificate currently provides that our Board be divided into three classes of approximately equal size, composed of directors each serving terms of office of three years. In January 2009, the Board voted to approve, and to recommend to our stockholders that they approve, this proposal, which amends and restates our Certificate to phase out the classification of the Board, to provide instead for the annual election of all directors, and to make certain conforming and technical changes to the Certificate as necessary or appropriate. If this proposal is approved by our stockholders, those directors previously elected for three-year terms of office by our stockholders will complete their three-year terms, and would be eligible for re-election thereafter for one-year terms at each Annual Meeting of Stockholders. Beginning with the Annual Meeting in 2012, the declassification of the Board would be complete and all directors would be subject to annual election to one-year terms.

Delaware law provides that members of a board that is classified may be removed only for cause. At present, because our Board is classified, the Certificate provides that our directors are removable only for cause. If this Item 4 is approved by the stockholders, Article FIFTH(b) of the Certificate would be amended to provide that each director elected by the stockholders on or after the Annual Meeting in 2010 may be removed with or without cause.

The affirmative vote of at least 80% of the voting power of our outstanding common stock is necessary for approval of Item 4. Unless such vote is received, the present classification of the Board will continue.

The proposed amendments to the Certificate as a result of Item 4 is substantially in the form of Annex B, with additions indicated by underlining and deletions indicated by strike-outs. The general description above is subject to the actual text reflected in Annex B. If Item 4 is approved by Whirlpool’s stockholders, the Board will also make conforming and technical changes to Whirlpool’s By-laws as may be necessary or appropriate to phase out the classification of the Board. In addition, if the Certificate is amended as a result of the stockholders approving Item 4 (or Items 5 or 6 discussed below), we will amend Article SECOND to refer to our current registered agent in the State of Delaware – Corporation Service Company.

In deciding to recommend declassification of the Board, the Board considered the arguments in favor of and against continuation of the classified Board, listened to stockholder views concerning this matter, and determined that providing for the annual election of directors in order to maintain and enhance the accountability of our Board to our stockholders outweighed the legitimate benefits of a classified board.

The Board of Directors recommends a vote FOR approval of Item 4, which revises the Restated Certificate of Incorporation to provide for the annual election of Directors.

ITEMS 5 AND 6 – MANAGEMENT’S PROPOSAL TO APPROVE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTE PROVISIONS

RESOLVED, that, subject to stockholder approval, Whirlpool’s Restated Certificate of Incorporation (the “Certificate”) be amended and restated to provide for the elimination of the supermajority vote provisions from the following three Articles and make any other conforming or technical changes to the Certificate as may be necessary or appropriate:

•

Article SIXTH, which requires the affirmative vote of at least 80% of the voting power of the outstanding common stock to approve a business combination between Whirlpool and a substantial stockholder (10% holder or affiliate) and certain other significant transactions unless the transaction is approved by the continuing directors or satisfies the fair price requirements;

•

Article EIGHTH, Section (a), which requires that any action of the stockholders to adopt, amend, alter or repeal any provision of Whirlpool’s By-laws (the “By-laws”) shall require the affirmative vote of at least 80% of the voting power of the outstanding common stock; and

•

Article TENTH, which requires the affirmative vote of at least 80% of the voting power of the outstanding common stock to amend, alter, repeal or adopt any provision inconsistent with certain provisions of the Certificate.

General Description

The Board, in its continuing review of corporate governance matters, has determined to remove all of the supermajority vote requirements from the Certificate and By-laws. In deciding to recommend the elimination of supermajority vote provisions, the Board considered the arguments in favor of and against continuation of supermajority vote provisions, gave careful consideration to stockholder views concerning this matter, and determined that eliminating the supermajority vote provisions in order to enhance the accountability of our Board to our stockholders outweighed the legitimate benefits of such provisions. To effect these changes, the Board has adopted the above resolution.

Item 5 seeks stockholder approval of the repeal of Article SIXTH in its entirety. Item 5, as a result of being approved by the Board, requires the affirmative vote of at least a majority of the voting power of our outstanding common stock (rather than 80%). Unless such vote is received, the supermajority provisions in Article SIXTH will remain unchanged.

Item 6 seeks stockholder approval of the elimination of the supermajority vote requirements of Article EIGHTH and Article TENTH. To pass, Item 6 requires the affirmative vote of at least 80% of the voting power of the outstanding common stock. Unless such vote is received, the supermajority provisions in Article EIGHTH and Article TENTH will remain unchanged.

The proposed amendments to the Certificate as a result of Items 5 and 6 are substantially in the form of Annex C and Annex D, respectively, with additions indicated by underlining and deletions indicated by strike-outs. The general description of the provisions herein is subject to the actual text reflected in Annex C and Annex D. Subject to the approval of Items 5 and/or 6 by Whirlpool’s stockholders, the Board will also make conforming and technical changes to the By-laws to eliminate supermajority vote provisions therein. In addition, if the Certificate is amended as a result of the stockholders approving either Item 5 or Item 6 (or Item 4 discussed above), we will amend Article SECOND to refer to our current registered agent in the State of Delaware – Corporation Service Company.

Current Supermajority Vote Requirements and the Proposed Amendments

Item 5

Article SIXTH – Business Combination Transaction.  Article SIXTH of the Certificate provides that the affirmative vote of at least 80% of the voting power of the outstanding common stock is required to approve certain transactions with a “Substantial Stockholder” unless (1) such transaction is approved by a majority of the “Continuing Directors”; or (2) certain “fair price” requirements are met. Further, Article SIXTH contains a provision stipulating that Article SIXTH may only be amended, altered or repealed by stockholders by the affirmative vote of at least 80% of the voting power of the outstanding common stock, unless approved by a majority of the Continuing Directors.

The Certificate defines a Substantial Stockholder generally as any person (or any affiliate or assignee thereof) who is, or was at any time within the two-year period immediately prior to the date in question, the beneficial owner of 10% or more of the outstanding voting power of common stock. A Continuing Director is defined generally as a director who is not a Substantial Stockholder or affiliate, associate or employee of a Substantial Stockholder and was a member of the Board prior to the time the Substantial Stockholder became a Substantial Stockholder, including any successor of a Continuing Director who is recommended or elected by a majority of Continuing Directors then on the Board.

Fair price provisions are designed to help boards defend against coercive two-tiered tender offers. In this type of takeover, a potential acquirer will offer one price for the shares needed to gain control of a target company and then offer a lower price or other less favorable consideration for the remaining shares, thereby creating pressure for stockholders to tender their shares for the tender offer price, regardless of its value. Standard fair price provisions require that, absent board or stockholder approval, the potential acquirer must pay a “fair price” for all shares as determined under a specified formulation.

The proposed amendment would repeal Article SIXTH of the Certificate in its entirety. If Article SIXTH is repealed, then under the Delaware General Corporation Law the affirmative vote of only a majority of the voting power of the outstanding common stock would be required to approve certain transactions, subject to the following exceptions as prescribed by the Delaware General Corporation Law. If the transaction constitutes a “business combination” within the meaning of Section 203 of the Delaware General Corporation Law involving a person owning 15% or more of a company’s voting stock (referred to as the “Interested Stockholder”), then the transaction could not be completed for a period of three years after the time the person became an Interested Stockholder unless (1) Whirlpool’s Board of Directors approved either the business combination or the transaction that resulted in the person becoming an Interested Stockholder prior to such person becoming an Interested Stockholder, (2) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, that person owned at least 85% of Whirlpool’s outstanding voting stock (excluding shares owned by persons who are directors and officers of Whirlpool and shares owned by certain employee benefit plans of Whirlpool), or (3) the business combination was approved by Whirlpool’s Board of Directors and by the affirmative vote of at least 66-2/3% of Whirlpool’s outstanding voting stock not owned by the Interested Stockholder.

Item 6

Article EIGHTH, Section (a) – Amendment of By-laws.  Article EIGHTH of the Certificate requires the affirmative vote of at least 80% of the voting power of the outstanding common stock of Whirlpool to amend, alter, change, adopt or repeal any provision of Whirlpool’s By-laws. The proposed amendment would eliminate the supermajority vote requirement in its entirety from this Section.

Article TENTH – Amendment of Certificate of Incorporation.  Under Article TENTH of the Certificate, Whirlpool reserves the right to amend, alter, change or repeal any provision contained in the Certificate in the manner prescribed by Delaware General Corporation Law, provided, however, the affirmative vote of at least 80% of the voting power of the outstanding common stock is required to amend, alter, repeal or adopt any provision inconsistent with Article FIFTH (classified Board of Directors), Article EIGHTH (amendment of By-laws), and Article TENTH (amendment of certain provisions of the Certificate).

The proposed amendment would eliminate the supermajority vote provisions of Article EIGHTH and Article TENTH. If the supermajority vote provision of Article TENTH is eliminated, then under the Delaware General Corporation Law the affirmative vote of only a majority of the voting power of the outstanding common stock, rather than 80%, would be necessary to approve any amendment or alteration to the Certificate once the Board approved and recommended the amendment.

The Board of Directors recommends a vote FOR approval of Items 5 and 6, which revise the Restated Certificate of Incorporation to eliminate the supermajority vote provisions.

ITEMS 7 AND 8 – STOCKHOLDER PROPOSALS

Item 7 – Stockholder Proposal Relating to the Annual Election of Directors

We have been advised that the following non-binding stockholder proposal will be presented at the annual meeting. The proposal will be voted on at the annual meeting if the proponent (who owns 95 shares of our common stock, as of October 2008), or a qualified representative, is present at the meeting and submits the proposal for a vote. Following the stockholder proposal is our statement in opposition. We will provide to stockholders the name and address of the proponent upon receiving an oral or written request.

For the reasons set forth below in our Board’s statement in opposition to the stockholder proposal, our Board of Directors recommends a vote AGAINST Item 7.

The text of the shareholder proposal and supporting statement appear below as received by us and Whirlpool assumes no responsibility for its content or accuracy.

Resolution Proposed by Stockholder

RESOLVED, shareowners ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.

Stockholder’s Supporting Statement

Our current practice, in which only a few directors stand for election annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would require each director to stand for election annually and would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them. Source: “Take on the Street” by Arthur Levitt.

Some companies express the unfounded concern that the annual election of each director could leave a company without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders would vote to replace all directors, such a decision would express an overwhelming dissatisfaction with the incumbent directors and would reflect the need for change.

This proposal topic won our impressive 86% – support (based on yes and no votes) at our 2008 annual meeting. The Council of Institutional Investors www.cii.org recommends timely adoption of shareholder proposals upon receiving their first 51% or higher vote.

The Council of Institutional Investors also recommends adoption of annual election of each director. This proposal topic also won strong support at the following companies in 2008:

Fortune Brands (FO)	74%	Nick Rossi (Sponsor)
McGraw-Hill (MHP)	70%	Nick Rossi
Eastman Chemical (EMN)	58%	Ray T. Chevedden

The merits of this Elect Each Director Annually proposal should be considered in the context of the need to initiate improvements in our company’s corporate governance and in individual director performance. For instance in 2008 The Corporate Library www.thecorporatelibrary.com, an independent investment research firm said:

We are downgrading our rating on Whirlpool Corporation to C from B due to concerns about board composition and executive pay. Four directors are long-tenured (Miles Marsh, Paul Stern, Janice Stoney and Allan Gilmour) and two directors are one year from being long-tenured (Kathleen Hempel and Arnold Langbo). Long-tenured directors form a majority on the audit, corporate governance & nominating and finance committees and create the perception of an entrenched board. This raises concerns about board independence.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Elect Each Director Annually

Yes on 7

Whirlpool’s Board of Directors Statement OPPOSING This Proposal

The Board of Directors has adopted a resolution which provides for the annual election of directors, and submitted such resolution to the stockholders at this annual meeting. Subject to stockholder approval of Item 4 at this annual meeting, the Board of Directors will amend Whirlpool’s Certificate of Incorporation and By-laws to commence declassification of the Board of Directors. Notwithstanding the Board’s willingness to begin to implement such declassification, the proponent of Item 7 has refused to voluntarily withdraw this proposal which merely requests that the Board take substantially the same action that it has already taken. Consequently, the Board recommends that stockholders vote AGAINST this proposal.

The Board of Directors recommends a vote AGAINST the stockholder proposal advocating the election of all Whirlpool directors annually appearing at Item 7 on the accompanying proxy or voting instruction card.

Item 8 – Stockholder Proposal Relating to the Adoption of Simple Majority Vote

We have been advised that the following non-binding stockholder proposal will be presented at the annual meeting. The proposal will be voted on at the annual meeting if the proponent (who owns 24 shares of our common stock, as of October 2008), or a qualified representative, is present at the meeting and submits the proposal for a vote. Following the stockholder proposal is our statement in opposition. We will provide to stockholders the name and address of the proponent upon receiving an oral or written request.

For the reasons set forth below in our Board’s statement in opposition to the stockholder proposal, our Board of Directors recommends a vote AGAINST Item 8.

The text of the shareholder proposal and supporting statement appear below as received by us and Whirlpool assumes no responsibility for its content or accuracy.

Resolution Proposed by Stockholder.

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes case for and against related proposals in compliance with applicable laws. This proposal applies to each 80% shareholder supermajority vote provision in our charter and bylaws.

Stockholder’s Supporting Statement.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. Supermajority requirements are arguable most often used to block initiatives supported by most shareowners but opposed by management.

The Council of Institutional Investors www.cii.org recommends adoption of simple majority voting. The Council also recommends timely adoption of shareholder proposal upon receiving their first 51% or higher vote. This proposal topic won up to 89% support at the following companies in 2008 including 79% at Whirlpool:

Eli Lilly (LLY)	64%
Lowe’s (LOW)	70%
McGraw-Hill (MHP)	74%
Amgen (AMGN)	79%
FirstEnergy (FE)	79%
Whirlpool (WHR)	79%
Lear Corp. (LEA)	88%
Liz Claiborne (LIZ)	89%

The merits of this Simple Majority Vote proposal should also be considered in the context of the need to initiate improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	We had no shareholder right to:

Cumulative voting.

Act by written consent.

Call a special meeting.

An independent Chairman.

•	Plus there was no replacement for our retired Lead Director.

•	Our directors also served on boards rated “D” by the Corporate Library:

Arnold Langbo	Johnson & Johnson (JNJ)
Arnold Langbo	Hershey (HSY)
Michael Johnston	Flowserve (FLS)
Michael White	PepsiCo (PEP)

•	Arnold Langbo also chaired the JNJ executive pay committee and JNJ was rated “Very High Concern” on executive pay by The Corporate Library.

Additionally:

•

William Kerr, who served on our Audit Committee, was potentially overextended with a total of 5 board seats, including Meredith Corporation (MDP) rated “D” by The Corporate Library. At Meredith founder Katherine Meredith controlled 63% of the company. This meant that Ms. Meredith’s economic interest was not aligned with its voting interest in the company and thus there was an increased risk that minority shareholders could have their interests subordinated by the interests of the Meredith family. As of June 30, 2008 the Meredith total annual shareholder return was minus 52% compared to minus 13% for the S&P 500. Source: The Corporate Library.

•	Furthermore William Kerr was the Chairman of Meredith Corporation.

•	These four directors each had 14 to 21 years Whirlpool director tenure – Independence concern and succession planning concern:

Kathleen Hempel
Arnold Langbo
Janice Stoney
Miles Marsh
Paul Stern

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote

Yes on 8

Whirlpool’s Board of Directors Statement OPPOSING This Proposal

The Board of Directors has adopted a resolution to eliminate supermajority vote provisions from Whirlpool’s Certificate of Incorporation and By-laws, and submitted such resolution to the stockholders at this annual meeting. Subject to stockholder approval of Items 5 and 6 at this annual meeting, the Board of Directors will amend Whirlpool’s Certificate of Incorporation and By-laws to eliminate supermajority vote provisions therein. Notwithstanding the Board’s willingness to begin to eliminate all such supermajority vote requirements, the proponent of Item 8 has refused to voluntarily withdraw this proposal which requests that the Board take substantially the same action that it has already taken. Consequently, the Board recommends that stockholders vote AGAINST this proposal.

The Board of Directors recommends a vote AGAINST the stockholder proposal advocating the elimination of Whirlpool’s supermajority stockholder vote requirements appearing at Item 8 on the accompanying proxy or voting instruction card.

ANNEX A

WHIRLPOOL CORPORATION

PERFORMANCE EXCELLENCE PLAN

ARTICLE 1

GENERAL

1.1 ESTABLISHMENT OF THE PLAN:

Whirlpool Corporation, a Delaware corporation, hereby adopts this Plan, which shall be known as the WHIRLPOOL CORPORATION PERFORMANCE EXCELLENCE PLAN (the “Plan”).

1.2 PURPOSE:

The purpose of the Plan is to attract and retain the best possible employee talent and to motivate employees to focus attention on shareholder value, drive performance in support of this goal and other business goals, and reward company and individual performance.

1.3 ADMINISTRATION:

(a) The Committee (as defined in Section 2.1) shall administer the Plan. Subject to the Committee’s approval, the Chief Executive Officer of the Company may assist in, and make recommendations regarding, the administration of the Plan. The Senior Vice President Global Human Resources will be responsible for the day-to-day administration of the Plan following administrative guidelines approved from time-to-time by the Committee.

(b) Subject to the limitations of the Plan, the Committee shall, based on recommendations by the Chief Executive Officer: (i) select from the Employees of the Company, those who shall participate in the Plan; (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate; (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any award granted hereunder; and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

(c) All expenses associated with the Plan shall be borne by the Company subject to such allocation to its subsidiaries and operating units as it deems appropriate.

ARTICLE II

DEFINITIONS

2.1 DEFINITIONS:

Whenever used herein, the following terms shall have the meaning set forth below, unless otherwise expressly provided. Certain terms which only apply to Article VI are defined in Article VI.

(a) “Base Salary” shall mean, as determined by the Committee, the regular salary actually paid during a Plan Year to a Participant or a Participant’s regular salary determined as of a particular date during the applicable Plan Year selected by the Committee. Regular salary shall include any salary reduction contributions made to the Company’s 401(k) plan or other deferred compensation plans, but shall be exclusive of any awards under this Plan and of any other bonuses, incentive pay or special awards.

(b) “Board” shall mean the Board of Directors of Whirlpool Corporation.

(c) “Chairman” means the chairman of the Board.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Human Resources Committee of the Board or such other Committee as is designated by the Board, which shall consist solely of two or more members of the Board who are “outside directors” as required by and within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board shall appoint the members of the Committee and fill any vacancy on the Committee.

(f) “Company” shall mean Whirlpool Corporation and its Subsidiaries.

(g) “Corporate” shall mean relating to Whirlpool Corporation.

(h) “Covered Employee” shall mean an employee who the Committee determines is or is potentially a “covered employee” with respect to any Plan Year for purposes of Code Section 162(m).

(i) “Covered Employee Performance Goal” shall mean a level of attainment of a specified Covered Employee Performance Measure which can be objectively determined in accordance with Section 162(m) of the Code.

(j) “Covered Employee Performance Measures” shall mean any of the following performance criteria, either alone or in any combination: Return on Equity; Return on Assets; Return on Net Assets; Net Earnings; Earnings Per Share; Free Cash Flow; Cash Flow; Revenue; Net Earnings; Depreciation and Amortization; Customer Satisfaction; Gross Margin; Market Share; Cost Reductions; Net Income Per Share; Net Income; Earnings Before Interest; Total Stockholder Return; Customer Growth; Revenue Growth; Sales; Economic

Value Added; Pre-tax Profits; Operating Income; Taxes; Employee Satisfaction; Stock Price. Covered Employee Performance Measures shall be calculated so as to exclude the effects of extraordinary, unusual or non-recurring items and changes in applicable laws, regulations or accounting principles. Covered Employee Performance Measures may be defined on a Corporate or Noncorporate basis as determined by the Committee.

(k) “Employee” shall mean a regular employee of the Company who is in a position of meeting the defined eligibility criteria for participation in the Plan, as stated in Section 3.1.

(l) “Executive Officers” shall mean the Chief Executive Officer, the President, and any Executive or Senior Vice President designated by the Committee.

(m) “Final Award” shall mean the award actually paid to a Participant pursuant to Section 4.2.

(n) “Individual Performance Factor” shall mean the factor associated with the performance rating assigned to an Employee as part of the Performance Management Process or other method(s) of adjustments intended to recognize individual performance.

(o) “Maximum Award” shall mean the award amount available to be paid to a Covered Employee Participant pursuant to Section 4.1 provided that the Committee has certified in writing that the applicable Covered Employee Performance Goal(s) have been met.

(p) “Noncorporate” shall mean a specified segment of the Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(q) “Other Participant” shall mean an Employee who is not a Covered Employee who is approved by the Committee for participation in the Plan for a specified Plan Year.

(r) “Participant” shall mean an Other Participant or a Covered Employee who is approved by the Committee for participation in the Plan for a specified Plan Year.

(s) “Performance Management Process” shall mean the Company’s process for managing individual performance.

(t) “Plan Year” shall mean the Company’s fiscal year.

(u) “Results Factor” shall mean the factor determined by the Committee to reflect the level of attainment of applicable Corporate or Noncorporate objectives.

(v) “Target Award” shall mean the award to be paid to a Participant for meeting planned performance results.

(w) “Target Award Percentage” shall mean the percentage of Base Salary determined by the Committee to reflect an appropriate incentive for each Participant based on the Participant’s responsibilities, opportunity and authority to affect overall financial results.

2.2 GENDER AND NUMBER:

Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan, shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 ELIGIBILITY AND PARTICIPATION:

Eligibility for participation in the Plan shall be limited to Employees of the Company. Except with respect to the Chairman and the Chief Executive Officer, the Chief Executive Officer shall recommend Employees for participation in the Plan subject to the approval of the Committee. The Chairman and the Chief Executive Officer shall automatically participate in the Plan.

3.2 PARTIAL PLAN YEAR PARTICIPATION:

(a) Covered Employee Participants. A Covered Employee who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year on terms and conditions determined by the Committee, it being understood that if a Covered Employee becomes eligible more than 90 days after the beginning of the Plan Year, the Committee may either use the established Covered Employee Performance Goals for the Covered Employee Participant based on performance during the remainder of the Plan Year or establish different Covered Employee Performance Goals and/or a different performance period for such Covered Employee Participant provided such Covered Employee Performance Goals and/or performance period satisfy the requirements of Treasury Regulation Section 1.162-27(e)(2).

(b) Other Participants. An Employee who is not a Covered Employee who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year on terms and conditions determined by the Committee. Such situations may include, but are not limited to (i) new hires, (ii) when an Employee is promoted from a position that did not meet the eligibility criteria to a position that does meet applicable eligibility criteria, or (iii) when an Employee is transferred from an affiliate that does not participate in the Plan to an affiliate that does participate in the Plan.

ARTICLE IV

INDIVIDUAL AWARDS

4.1 COMPONENTS OF INDIVIDUAL AWARDS; TARGET AWARD PERCENTAGES; PERFORMANCE GOALS:

(a) Covered Employee Participants. With respect to Covered Employee Participants, within 90 days after the start of the Plan Year, or such other date as may be required in order to meet the applicable deadline for the establishment of performance goals permitting compensation payable under the Plan with respect to such year to qualify as “qualified performance-based compensation” under Treasury Regulation Section 1.162-27(e), the Committee shall select the Covered Employee Participants for the Plan Year, establish in writing the Covered Employee Performance Goal(s) applicable to each Covered Employee Participant based on one or more Covered Employee Performance Measures, and determine an objective formula or method for determining the Maximum Award available to each Covered Employee Participant if the Performance Goals are met. Except with respect to the Chairman and the Chief Executive Officer, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the Maximum Award for each Covered Employee Participant. After the end of each Plan Year, the Committee shall certify in writing whether the Covered Employee Performance Goal(s) has been met. If the Covered Employee Performance Goal(s) have been met, the Committee shall determine the amount of the Maximum Award payable to each Covered Employee Participant pursuant to the terms of the Plan. In no event shall any Maximum Award exceed $5,000,000.

(b) Other Participants.

(i) Individual awards for Other Participants shall be based on (i) the Other Participant’s Target Award and (ii) Corporate and/or Noncorporate performance. In addition, individual performance will be a component of individual awards if approved by the Committee. For each Plan Year, the Chief Executive Officer shall recommend for Other Participants, subject to the approval of the Committee, the Target Award Percentages and performance goals for that Plan Year. Target Award Percentages shall reflect the Participant’s job responsibilities and opportunity and authority to affect overall financial results. An Other Participant whose Target Award is changed during the Plan Year shall receive a Final Award based on the amount of Base Salary actually earned while in each Target Award category during the Plan Year.

(ii) Performance for Other Participants shall be measured based on Corporate and/or Noncorporate (if appropriate) results and, if authorized by the Committee, individual performance. If authorized by the Committee, individual performance goals shall be set during the Company’s Performance Management Process. The Chief Executive Officer shall recommend, subject to the approval of the Committee, the process for measuring Corporate and Noncorporate performance. Such recommendation shall include:

(1) Organizational level of performance measurement, e.g., Corporate, business unit, division, product line, or another level, either singly or in combination;

(2) Specific measures of performance for each organizational level; and

(3) Specific performance goals for each organizational level.

For each Plan year, the Chief Executive Officer shall recommend, subject to the approval of the Committee, a range of performance goals for Corporate and/or Noncorporate results and the Individual Performance Factors. Each performance range and the range of

Individual Performance Factors shall include a level of performance at which 100% of the Target Award shall be earned. In addition, each range shall include levels of performance above and below the 100% performance level.

(iii) For Other Participants at the Corporate level, performance shall, unless otherwise determined by the Committee, be measured on overall Company results. For all other Other Participants, performance shall, unless otherwise determined by the Committee, be measured on Corporate and/or applicable Noncorporate results as authorized by the Committee. The performance measures to be used for Other Participants shall be chosen from among the Covered Employee Performance Measures or any other operational, financial or other performance metric selected by the Committee. Performance measures need not be the same within the Company. The Committee, in its sole discretion, may select among the performance measures from Plan Year to Plan Year.

(iv) Once established, performance goals applicable to Other Participants normally shall not be changed during the Plan Year. However, if the Chief Executive Officer determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Chief Executive Officer may recommend and the Committee may approve appropriate adjustments to the performance goals applicable to Other Participants (either up or down) during the Plan Year.

(v) Normally, Other Participants shall not receive any payout when the applicable performance goals are not achieved. If the applicable performance goals are not achieved, the Chief Executive Officer may recommend, subject to the approval of the Committee, payment of awards on a discretionary basis to Other Participants. Further, the Chief Executive Officer may recommend, subject to the approval of the Committee, an adjustment of the performance goals applicable to Other Participants in the event of a Plan Year consisting of less than 12 months.

(vi) Individual performance shall be reflected in the Final Award based on the performance rating assigned to an Other Participant as part of the Performance Management Process if the Committee establishes individual performance as part of the performance criteria for an award.

4.2 FINAL AWARD DETERMINATIONS:

(a) Covered Employee Participants. The Committee may establish a formula to determine the Final Award to be payable to the Covered Employee Participant provided that the Covered Employee Performance Goals are met, which formula may, but is not required to, consist of Base Salary multiplied by Individual Performance factor multiplied by Results Factor multiplied by Target Award Percentage. In determining a Covered Employee Participant’s Final Award, the Committee shall have the sole and absolute discretion to reduce (including a reduction to zero) the amount of the Maximum Award. The Committee’s exercise of negative discretion to reduce the Maximum Award of one Covered Employee Participant shall not have the effect of increasing the Final Award payable to any other Covered Employee Participant. For the sake of clarity, in no event shall a Covered Employee Participant’s Final Award exceed the Covered Employee Participant’s Maximum Award.

(b) Other Participants. At the end of each Plan Year, Final Awards shall be computed for each Other Participant. The Committee retains the discretion to decrease or eliminate the amount of the Final Award otherwise payable to an Other Participant.

(c) All Participants. Participants must be actively employed by the Company on the last day of the Plan Year to receive an award for that Plan Year, except as provided in Sections 6.1, 6.2, and 7.1.

4.3 DELEGATION OF AUTHORITY:

The Committee may, in its discretion, delegate to the Chief Executive Officer and/or the Vice President Global Human Resources, the authority to take any actions with respect to individual awards for Other Participants that may be taken by the Committee pursuant to the Plan.

ARTICLE V

PAYMENT OF FINAL AWARDS

5.1 TIMING AND FORM OF PAYMENT:

(a) At the end of each Plan Year, the Chief Executive Officer shall report the level of achievement of the applicable performance goals for Participants to the Committee. Prior to any payment hereunder, the Committee shall certify in writing the extent to which the Covered Employee Performance Measures for Covered Employee Participants and performance measures for Other Participants have been satisfied and approve the payment of Final Awards. With respect to Covered Employee Participants only, the Committee may not waive the achievement of the applicable Covered Employee Participant Goals, except upon the occurrence of an event as specified in Section 7.1 and to the extent specified therein.

(b) Payments of Final Awards to Participants shall be made in cash in a lump sum on March 14th of the calendar year following the applicable Plan Year, provided no Participant shall be entitled to damages with respect to Final Awards paid after March 14th of any calendar year.

(c) Payment of Final Awards may be delayed to a date after the designated payment date specified in Section 5.1(b) under the circumstances described in this Section 5.1(c), provided the Company treats all payments to similarly situated Participants on a reasonably consistent basis.

(i) Payments Subject to Code Section 162(m). A payment to a Covered Employee Participant may be delayed to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the applicability of Code Section 162(m), provided that the payment is made either during the Covered Employee Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by the applicability of Code Section 162(m) or during the period beginning with the date of the Covered Employee Participant’s “separation from service” (within the meaning of Code Section 409A) and ending on the later of the last day of the taxable year of the Company in which the Covered Employee Participant separates from service or the 15th day of the third month following the Covered Participant’s “separation from service,” and provided further that all scheduled payments to that Covered Employee Participant that could be delayed in accordance with Treasury Regulation Section 1.409A-2(b)(7)(i) are also delayed. Where the payment is delayed to a date on or after the Covered Employee Participant’s “separation from service,” the payment will be considered a payment upon a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a “separation from service”) and, in the case of a specified employee (within the meaning of Code Section 409A), the date that is six months after the Covered Employee Participant’s “separation from service” is substituted for any reference to the Participant’s “separation from service” in the first sentence of this Section 5.1(c)(i). No election may be provided to the Covered Employee Participant with respect to the timing of payment under this Section 5.1(c)(i).

(ii) Payments that would Violate Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(iii) Other Events and Conditions. The Company may delay a payment upon such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.2 DEFERRAL OF PAYMENTS:

Notwithstanding the provisions of Section 5.1 describing the form and timing of payment of Final Awards granted pursuant to the Plan, a Participant who is eligible for and has elected to make deferrals of compensation under the terms of the Whirlpool Corporation Executive Deferred Compensation Plan II may defer payment of all or part of a Final Award granted pursuant to the Plan provided that the time and form of the election to defer and the payment of any portion of the Final Award so deferred shall be governed by the terms of the Whirlpool Corporation Executive Deferred Compensation Plan II.

5.3 APPLICATION OF CODE SECTION 409A:

Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon the “separation from service” of a “specified employee” (as such terms are defined in Code Section 409A), then any such payment that otherwise would have been paid within six months after the Participant’s “separation from service” shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s “separation from service,” or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment.

ARTICLE VI

TERMINATION OF EMPLOYMENT

6.1 COVERED EMPLOYEE PARTICIPANTS:

(a) If a Covered Employee Participant’s employment is terminated by reason of death, or Disability during the Plan Year, the Committee may approve a Final Award for the Covered Employee Participant for the Plan Year. The Final Award shall be paid in accordance with Article V.

(b) Except for terminations listed in Section 6.1(a) or in connection with a termination due to a Change in Control as defined in Section 7.1, in the event a Covered Employee Participant’s employment is terminated for any other reason including voluntary and involuntary termination, the Committee may award all or part of such Covered Employee Participant’s Maximum Award, if the Covered Employee Performance Goal(s) with respect to such award are otherwise met at the completion of the Plan Year in which such termination of employment occurred.

6.2 OTHER PARTICIPANTS:

(a) If an Other Participant’s employment is terminated by reason of death, Disability (as defined in the Whirlpool Employees Pension Plan), retirement, reduction-in-force, or an Other Participant is transferred to an affiliate that does not participate in the Plan, the Other Participant’s Final Award shall be based on (i) the Other Participant’s actual Base Salary paid through the date of termination, (ii) the Other Participant’s Target Award Percentage, (iii) Corporate/Noncorporate performance as measured at the end of the Plan Year, and (iv) if authorized by the Committee, individual performance as determined under the Performance Management Process. The Final Award shall be paid in accordance with Article V.

(b) “Retirement” shall mean a Participant’s termination of employment after his or her “Early Retirement Age” or “Normal Retirement Age” as set forth in the Part II Supplement to the Whirlpool Employees Pension Plan for the Salaried Employees Participating Group. “Reduction-in-force” shall have the meaning as defined in the Whirlpool Corporation Personnel Policy Manual.

(c) Except for terminations listed in Section 6.2(a) or a termination due to a Change in Control as defined in Section 7.1, in the event an Other Participant’s employment is terminated for any other reason including voluntary and involuntary termination, the Other Participant shall not be entitled to an award for the Plan Year in which the termination occurs. However, the Chief Executive Officer may recommend and the Committee approve an award for the Plan Year in which an Other Participant’s termination occurs.

6.3 BONUS CLAWBACK:

Any Participant who would otherwise be eligible for an award pursuant to a completed Plan Year shall not be entitled to any payment under that award, and shall be required to repay the Company any payment of such award, if (i) the Participant is terminated by or otherwise leaves employment with the Company within two years following completion of the Plan Year and such termination of employment arises out, is due to, or is in any way connected with any misconduct or violation of Company policy, (ii) the Participant becomes employed with a competitor within the two year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests.

ARTICLE VII

CHANGE IN CONTROL

7.1 CHANGE IN CONTROL:

(a) In the event of a Change in Control of Whirlpool Corporation, as defined below, a Participant who is an Employee as of the date of the Change in Control shall be entitled to, for the Plan Year in which the Change in Control occurs, the greater of:

(1) An award to be the Final Award determined using:

(A)	The Participant’s actual Base Salary rate in effect on the date of the Change in Control;

(B)	The Participant’s Target Award Percentage;

(C)	Actual Corporate and Noncorporate (if applicable) performance results to the date of the Change in Control; and

(D)	The greater of the Participant’s Individual Performance Factor (if applicable) or 1.0;

or

(2) The Participant’s Target Award Percentage times his actual Base Salary rate in effect on the date of the Change in Control.

(b) The Committee as constituted immediately prior to the Change in Control shall determine how actual Corporate and Noncorporate performance should be measured for purposes of determining the Results Factor in the Final Award calculation in Section 7.1(a). The Committee’s determination shall be conclusive and final.

(c) Final Awards shall be paid in cash to the Participant as soon as administratively possible but no later than 30 days following a Change in Control.

7.2 DEFINITION OF CHANGE IN CONTROL:

A “Change in Control” shall be defined as set forth in the Whirlpool Employees Pension Plan, as amended, provided that to the extent any payment under Section 7.1 is a payment of deferred compensation subject to Section 409A of the Code, such payment shall only occur if the event giving rise to the change in control would also constitute a “change in control event” within the meaning of Section 409A of the Code.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 NONTRANSFERABILITY:

No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

8.2 TAX WITHHOLDING:

The Company shall have the right to deduct from all payments under this Plan any foreign, federal, state, or local taxes required by law to be withheld with respect to such payments.

8.3 AMENDMENTS:

The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, that no such modification, amendment, suspension, or termination may reduce the rights of a Participant (or his beneficiary as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan or change to the detriment of a Participant any potential rights in that Plan Year created pursuant to Article IV of this Plan. For the avoidance of doubt, the Committee’s exercise of negative discretion pursuant to Section 4.2 shall not be deemed to be an amendment to the Plan.

8.4 INDEMNIFICATION:

Each person who is or shall have been a member of the Committee or the Board or who is or shall have been an Employee of the Company shall be indemnified and held harmless by the Company. This indemnification and hold harmless provision shall be against and from any loss, cost, liability, or expense, including, without limitation, fees and expenses of legal counsel, that may have been imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan. In addition, this indemnification and hold harmless provision shall be against and from any and all amounts paid by him in settlement thereof with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. This indemnification and hold harmless right shall not be exclusive of any other rights of indemnification that the person may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

8.5 BENEFICIARY DESIGNATION:

(a) Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(1)	Participant’s spouse (unless the parties were divorced or legally separated by court decree);

(2)	Participant’s children (including children by adoption);

(3)	Participant’s parents (including parents by adoption); or

(4)	Participant’s executor or administrator.

(b) Payment of benefits, in accordance with Section 6.1(a) or Section 6.2(a), shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one member, benefit payments shall be made in equal shares among members of that class.

8.6 RIGHTS OF PARTICIPANTS:

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time; nor does the Plan confer upon any Participant any right to continue as an employee of the Company for any period of time or to continue his present or any other rate of compensation. No Participant in a previous Plan Year, or other Employee at any time, shall have a right to be selected for participation in a current or future Plan Year.

8.7 GOVERNING LAW:

The Plan shall be construed in accordance with and governed by the laws of the State of Michigan.

8.8 SHAREHOLDER APPROVAL AND COMMITTEE CONTINGENCIES; PAYMENT OF AWARDS:

Payment of any awards under this Plan shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) approving the Plan. Unless and until such shareholder approval is obtained, no award shall be paid or payable pursuant to this Plan. To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to shareholders for their re-approval with respect to awards payable for the taxable years of the Company commencing on and after the five year anniversary of initial shareholder approval.

ANNEX B

WHIRLPOOL CORPORATION

PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS (ITEM 4)

The text below is the portion of Whirlpool’s Restated Certificate of Incorporation proposed to be amended by Item 4. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-outs.

FIFTH : (a) Subject to the rights of holders of Preferred Stock, the number of directors of the Corporation shall be determined from time to time by, or in the manner provided in, the By-laws of the Corporation. ~~Subject to the rights of holders of Preferred Stock, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall be as nearly equal in number as possible. At~~Commencing at the annual meeting of stockholders ~~to be~~that is held in ~~1986, Class I~~calendar year 2010 (the “2010 Annual Meeting”), directors shall be elected annually for ~~a one-year term, Class II directors shall be elected for a two-year term, and Class III directors shall be elected for a three-year term. At each succeeding annual meeting of stockholders beginning in 1987, the successors to directors whose terms expire at such meeting shall be of the same class and shall be elected to hold office for three-year terms. A director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and until such director’s successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.~~terms of one year, except that any director in office at the 2010 Annual Meeting whose term expires at the annual meeting of stockholders held in calendar year 2011 or calendar year 2012 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. Accordingly, at the 2010 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2011 and until such directors’ successors shall have been elected and qualified. At the annual meeting of stockholders that is held in calendar year 2011, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2012 and until such directors’ successors shall have been elected and qualified. At each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. Any vacancy in the Board of Directors or newly created directorship resulting from any increase in the number of directors may be filled by a majority of the directors then in office, ~~excluding any directors who shall theretofore have resigned effective as of a future date,~~ although less than a quorum.

B-1

(b) Directors elected prior to the 2010 Annual Meeting and any director appointed to fill a vacancy of any director elected prior to the 2010 Annual Meeting, may be removed from office only for cause. Any other director may be removed from office with or without cause.

B-2

ANNEX C

WHIRLPOOL CORPORATION

PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTE PROVISIONS (ITEM 5)

The text below is the portion of Whirlpool’s Restated Certificate of Incorporation proposed to be amended by Item 5. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-outs.

SIXTH: (a)~~(1) In addition to any affirmative vote required by law or under any other provision of this Certificate of Incorporation, the terms of any class or series of Preferred Stock, the terms of any other securities of the Corporation, or otherwise, and except as otherwise expressly provided in this Article Sixth:~~

~~(A)~~	~~any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) of the Corporation (i) with or into (x) any Substantial Stockholder has hereinafter defined), or (y) any other corporation (whether or not itself a Substantial Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a Substantial Stockholder, or (ii) in which any Substantial Stockholder, or any Affiliate of a Substantial Stockholder, has an interest (except proportionately as a stockholder of the Corporation), or~~

~~(B)~~	~~any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets (having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more) (i) of the Corporation or any Subsidiary of the Corporation, to or with any Substantial Stockholder, or to or with any Affiliate of a Substantial Stockholder, or (ii) of any Substantial Stockholder, or any Affiliate of a Substantial Stockholder, to or with the Corporation or any Subsidiary of the Corporation, or (iii) in which any Substantial Stockholder, or any Affiliate of a Substantial Stockholder, has an interest (except proportionately as a stockholder of the Corporation), or~~

~~(C)~~	~~the sale, issuance, transfer or other disposition by the Corporation or by any Subsidiary of the Corporation (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary of the Corporation to any Substantial Stockholder or any Affiliate of a Substantial Stockholder, or in which any Substantial Stockholder, or any Affiliate of a Substantial Stockholder, has an interest (except proportionately as a stockholder of the Corporation), or~~

~~(D)~~	~~the adoption of any plan or proposal for the liquidation or dissolution of the Corporation if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, any person shall be a Substantial Stockholder, or~~

~~(E)~~	~~any reclassification of securities (including, without limitation, any reverse stock split) or recapitalization of the Corporation, or any reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a Substantial Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding securities of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary of the Corporation of which any Substantial Stockholder or any Affiliate of a Substantial Stockholder is a Beneficial Owner (as hereinafter defined),~~

~~shall require the affirmative vote of (i) the holders of at least 80%, of the voting power of the then outstanding Voting Stock (as hereinafter defined) and (ii) the holders of at least a majority of the voting power of the then outstanding Voting Stock other than Voting Stock of which the Substantial Stockholder in question is a Beneficial Owner. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or under any other provision of this Certificate of Incorporation, the terms of any class or series of Preferred Stock, the terms of any other securities of the Corporation, or any agreement with any national securities exchange, or otherwise.~~

~~(2) The term “Business Combination” as used in this Article Sixth shall mean any transaction which is described in any one or more of clauses (A) through (E) of Paragraph (a)(1) of this Article Sixth.~~

~~(b) The provisions of this Article Sixth shall not be applicable to any Business Combination if:~~

~~(1)~~	~~the terms of the Business Combination were Duly Approved (as hereinafter defined), or~~

~~(2)~~	~~all of the following conditions shall have been met:~~

~~(A)~~	~~The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of shares of any class or series of outstanding capital stock of the Corporation in such Business Combination shall be an amount at least equal to the highest of the following (it being intended that the requirements of this Paragraph (2) (A) shall be required to be met with respect to all shares of every class or series of outstanding capital stock of the Corporation, whether or not the Substantial Stockholder has previously acquired any shares of a particular class or series of capital stock of the Corporation):~~

~~(i)~~

~~the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees, and with appropriate adjustments for reclassifications (including, without limitation, reverse~~

~~stock splits), recapitalizations, stock dividends and other similar distributions) paid by the Substantial Stockholder (including the highest per share price paid by any other person whose shares are attributed to the Substantial Stockholder for purposes of determining such Substantial Stockholder’s beneficial ownership hereunder) for any shares of the same class or the same series of capital stock of the Corporation, whether such shares were acquired before or after the Substantial Stockholder became a Substantial Stockholder;~~

~~(ii)~~	~~the highest Fair Market Value per share of any shares of such class or series of capital stock of the Corporation at any time after the Substantial Stockholder became a Substantial Stockholder; or~~

~~(iii)~~	~~the highest preferential amount per share to which the holders of shares of such class or series of capital stock of the Corporation are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.~~

~~(B)~~	~~The consideration to be received by holders of a particular class or series of outstanding capital stock (including Common Stock) of the Corporation shall he in cash or in the same form as the Substantial Stockholder (including each other person whose shares are attributed to the Substantial Stockholder for purposes of determining such Substantial Stockholder’s beneficial ownership hereunder) has previously paid for shares of such class or series of capital stock of the Corporation. If the Substantial Stockholder (including each other person whose shares are attributed to the Substantial Stockholder for purposes of determining such Substantial Stockholder’s beneficial ownership hereunder) has paid for shares of any class or series of capital stock of the Corporation with varying forms of consideration, the form of consideration for such class or series of capital stock of the Corporation shall be either cash or the form used to acquire the largest number of shares of such class or series of capital stock of the Corporation previously acquired by the Substantial Stockholder (including each other person whose shares are attributed to the Substantial Stockholder for purposes of determining such Substantial Stockholder’s beneficial ownership hereunder).~~

~~(C)~~

~~After such Substantial Stockholder has become a Substantial Stockholder and prior to the consummation of such Business Combination, except as Duly Approved, (i) such Substantial Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became a Substantial Stockholder; (ii) such Substantial Stockholder shall not have caused any material change in the Corporation’s business or capital structure; (iii) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; and (iv) there shall have been (a) no failure to pay, at least once during each~~

~~fiscal quarter of the Corporation, dividends on the Common Stock at a rate per share at least equal to that paid per share during the fiscal quarter prior to the Substantial Stockholder becoming a Substantial Stockholder, and (b) an increase in such quarterly rate of dividends as necessary to reflect any reclassification (including, without limitation, any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock.~~

~~(D)~~	~~After such Substantial Stockholder has become a Substantial Stockholder, such Substantial Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary of the Corporation.~~

~~(c) For the purpose of this Article Sixth:~~

~~(1)~~	~~A “person” shall mean any individual, firm, corporation or other entity.~~

~~(2)~~	~~“Substantial Stockholder” shall mean any person (other than the Corporation or any Subsidiary of the Corporation) who or which:~~

~~(A)~~	~~is a Beneficial Owner, directly or indirectly, of 10%, or more of the voting power of the outstanding Voting Stock (determined solely on the basis of the total number of shares of Voting Stock of which such person is a Beneficial Owner in relation to the total number of shares of Voting Stock issued and outstanding), or~~

~~(B)~~	~~is an Affiliate of the Corporation and at any time within two years prior to the relevant date was a Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock, or~~

~~(C)~~	~~is an assignee of or has otherwise succeeded to any shares of Voting Stock of which, at any time within two years prior to the relevant date, any Substantial Stockholder, or Affiliate of a Substantial Stockholder, was a Beneficial Owner, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.~~

~~(3)~~	~~A person shall be a “Beneficial Owner” of any Voting Stock:~~

~~(A)~~	~~which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly, or~~

~~(B)~~	~~which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable~~

~~immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (except any agreement, arrangement or understanding with the Corporation to effect a Business Combination), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise, or~~

~~(C)~~	~~of which another person, with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock, is a Beneficial Owner, or~~

~~(D)~~	~~of which such person is a beneficial owner pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision or, if Rule 13d-3 shall be rescinded and there shall be no such successor rule or statutory provision, pursuant to Rule 13d-3 as in effect on February 18, 1986);~~

~~provided, however, that no employee benefit or similar plan of the Corporation or any Subsidiary of the Corporation, nor any trustee or other person with respect thereto, nor any Affiliate or Associate of any such trustee or other person, solely by reason of the capacity as trustee or by reason of acting on behalf of such plan or on behalf of the participants in such plan with respect thereto, shall be deemed, for any purposes hereof, to be a Beneficial Owner of any Voting Stock held under any such plan.~~

~~(4) For purposes of computing the percentage of Voting Stock of which a person is a Beneficial owner in order to determine whether the person is a Substantial Stockholder, the outstanding Voting Stock shall include all shares deemed owned by such person through application of subparagraph (3) of this Paragraph (c) but shall not include any other shares of treasury stock or Voting Stock which may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.~~

~~(5) “Continuing Director” shall mean a person who is unaffiliated with the Substantial Stockholder and (i) who was elected or appointed as a director by the stockholders or the board of directors of the Corporation prior to the date as of which the Substantial Stockholder in question became a Substantial Stockholder, or (ii) who was designated (before being initially elected or appointed as a director) as a Continuing Director, and whose designation as such has been Duly Approved.~~

~~(6) Any matter shall be “Duly Approved” if, in addition to any other approval or vote required by law or under any other provision of this Certificate of Incorporation, the terms of any class or series of Preferred Stock, the terms of any other securities of the Corporation, or otherwise, it is approved by the vote of at least a majority of the Continuing Directors, except, if the votes of such Continuing Directors in favor of such matter would be insufficient to constitute an act of the Board of Directors (if a vote by the Board of Directors were to have~~

~~been taken), then such terms shall mean an action approved by the unanimous vote of the Continuing Directors (but not less than three Continuing Directors).~~

~~(7) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 18, 1986.~~

~~(8) A “Subsidiary” of any person shall mean any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by such person; provided, however, that for the purposes of the definition of Substantial Stockholder set forth in subparagraph (2), and the proviso to the definition of Beneficial Owner set forth in subparagraph (3), of this Paragraph (c), the term “Subsidiary” shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.~~

~~(9) “Voting Stock” shall mean any shares of capital stock of the Corporation entitled to vote generally in the election of directors.~~

~~(10) “Equity Security” shall have the meaning given to such term under Rule 3a-11 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on February 18, 1986.~~

~~(11) “Fair Market Value” shall mean, with respect to any securities, property, assets or other consideration, the fair market value thereof at any time prior to the date of the consummation of any transaction, which value and time shall be determined by a majority of the Continuing Directors who may, if they wish, be advised on such value by an investment banking firm selected by them. The fees and expenses of any such investment banking firm shall be paid by the Corporation.~~

~~(12) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Paragraph (b) (2) (A) of this Article Sixth shall include the shares of Common Stock and/or the shares of any other class or series of outstanding capital stock of the Corporation retained by the holders of such shares.~~

~~(d) A majority of the Continuing Directors shall have the power to determine for the purposes of this Article Sixth, on the basis of information known to them, all facts necessary to determine compliance with this Article Sixth, including but not limited to (i) whether a person is a Substantial Stockholder, (ii) the number of shares of Voting Stock of which any person is a Beneficial Owner, (iii) whether the requirements of Paragraph (b) of this Article Sixth have been met with respect to any Business Combination, (iv) whether a person is an Affiliate or Associate of another, (v) whether the assets subject to any Business Combination have an aggregate Fair Market Value of $10,000,000 or more, or (vi) any other factual matter relating to the applicability or effect of this Article Sixth.~~

~~(e) Any determinations made by any Continuing Directors pursuant to this Article Sixth in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders including any Substantial Stockholder.~~

~~(f) Nothing contained in this Article Sixth shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.~~

~~(g) Any amendment, alteration or repeal of this Article Sixth shall, in addition to any other vote or approval required by law or under any other provision of this Certificate of Incorporation, the terms of any class or series of Preferred Stock, the terms of any other securities of the Corporation, or otherwise, require the affirmative vote of the holders of (i) at least 80%, of each class or series of outstanding stock of the Corporation entitled to vote thereon and (ii) at least a majority of the voting power of the then outstanding Voting Stock other than Voting Stock of which a Substantial Stockholder is a Beneficial Owner; provided, however, that neither such vote is required for any amendment, alteration or repeal which is Duly Approved and submitted to the stockholders for their consideration.~~

ANNEX D

WHIRLPOOL CORPORATION

PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTE PROVISIONS (ITEM 6)

The text below is the portion of Whirlpool’s Restated Certificate of Incorporation proposed to be amended by Item 6. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-outs.

~~EIGHTH~~SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and to create, define, limit and regulate the powers of the Corporation, the directors and the stockholders:

(a) The Board of Directors shall have power to adopt, amend, alter and repeal the By-laws ~~of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and subject to the rights of holders of Preferred Stock, any action of the stockholders to adopt, amend, alter or repeal the By-Laws shall require the affirmative vote of at least 80% of the holders of Common Stock~~ of the Corporation.

~~TENTH~~NINTH: The Corporation reserves the right to amend, alter, or repeal any of the provisions contained in its Restated Certificate of Incorporation in the manner now or hereafter set forth in this Restated Certificate of Incorporation and as prescribed by statute, and all rights and powers conferred on officers, directors and stockholders herein are granted subject to this reservation. ~~Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and subject to the rights of holders of Preferred Stock, the affirmative vote of the holders of at least 80% of the Common Stock of the Corporation shall be required to amend, alter or repeal any provision of any of Articles FIFTH, EIGHTH and TENTH of the Certificate of Incorporation or to adopt any provision inconsistent with any of the foregoing.~~

D-1

WHIRLPOOL CORPORATION

Financial Supplement

to 2008 Annual Report on Form 10-K and

to 2009 Proxy Statement

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

This Management Discussion and Analysis should be read in connection with the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Selected Financial Data included in this Financial Supplement to the Form 10-K. Also, certain references to particular information in the Notes to the Consolidated Financial Statements are made to assist readers.

EXECUTIVE OVERVIEW

Whirlpool Corporation (“Whirlpool”) is the world’s leading manufacturer of major home appliances with revenues of $18.9 billion and net earnings of $418 million for the year ended December 31, 2008. We are a leading producer of major home appliances in North America and Latin America and have a significant presence in markets throughout Europe and India. We have received worldwide recognition for accomplishments in a variety of business and social efforts, including leadership, diversity, innovative product design, business ethics, social responsibility and community involvement. We conduct our business through four reportable segments, which we define based on geography. Our reportable segments consist of North America (57% of revenue), Europe (21% of revenue), Latin America (19% of revenue), and Asia (3% of revenue).

Our global branded consumer products strategy over the past several years has been to introduce innovative new products, increase brand customer loyalty, expand our presence in foreign markets, enhance our trade management platform, improve total cost and quality by expanding and leveraging our global operating platform and where appropriate, make strategic acquisitions and investments.

We monitor country-specific economic factors such as gross domestic product, consumer confidence, retail trends, housing starts and completions, sales of existing homes and mortgage interest rates as key indicators of industry demand. In addition to profitability, we also focus on country, brand, product and channel sales when assessing and forecasting financial results.

During 2008, we experienced significant macroeconomic challenges including instability in the financial markets. These challenges have impacted the global economy, the capital markets, our operating costs and global demand for our products. The results of these challenges include continued higher material and oil-related costs, liquidity strain on our suppliers, decreased consumer confidence and reduced consumer discretionary spending. We expect these conditions to continue in the foreseeable future.

Competition in the home appliance industry is intense in all global markets we serve. In addition to our traditional competitors such as Electrolux, GE, and Kenmore in North America, there has been an emergence of strong global competitors such as LG, Bosch Siemens, Samsung, and Haier. In each geographic region, our customer base is consolidated and characterized by large, sophisticated trade customers who have many choices and demand for competitive products, services and prices. We believe that our acquisition of Maytag Corporation (“Maytag”) on March 31, 2006, coupled with productivity and cost controls, new innovative product introductions, and improved product price/mix will enhance our ability to respond to these competitive conditions.

FACTORS AFFECTING COMPARABILITY

On March 31, 2006, we completed the acquisition of Maytag. Maytag’s reported consolidated net sales for the year ended December 31, 2005 were approximately $4.9 billion. With the acquisition, we added an array of home appliance brands including Maytag, Jenn-Air and Amana. The aggregate purchase price for Maytag was approximately $1.9 billion, including approximately $848 million of cash and approximately 9.7 million shares of common stock. The results of Maytag’s operations have been included in our Consolidated Financial Statements as of April 1, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

During 2007 and 2006, we completed certain divestitures associated with businesses acquired with the Maytag acquisition. For additional information about discontinued operations, see Note 2 of the Notes to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

For the year ended December 31, 2008, consolidated net sales were $18.9 billion. Consolidated net earnings from continuing operations were $418 million, or $5.50 per diluted share, decreasing from $647 million or $8.10 per diluted share for the year ended December 31, 2007. The decrease in net sales and earnings reflects lower appliance industry demand resulting primarily from weaker economies within our North America and Europe regions and higher material and oil-related costs. We experienced a 10.4% and 2.0% decrease in unit sales during 2008 in North America and Europe, respectively. These decreases were partially offset by improved product price/mix. Our results included $60 million of gains associated with asset sales in 2008, compared to $72 million of asset sale gains in the previous year.

Despite the above mentioned global economic challenges, particularly impacting our international business in the second half of 2008, sales from our international businesses were higher in 2008 compared to the prior year driven primarily by an increase in units sold, improved product price/mix and favorable foreign currency.

Consolidated Net Sales

The table below summarizes by region consolidated net sales and units sold:

Millions of dollars	2008	Change	2007	Change	2006
Consolidated Net Sales
North America	$10,781	(8.1)%	$11,735	0.8%	$11,642
Europe	4,016	4.4	3,848	12.1	3,432
Latin America	3,704	7.8	3,437	27.7	2,692
Asia	593	6.5	557	21.9	457
Other/Eliminations	(187)	—	(169)	—	(143)

Consolidated	$18,907	(2.6)	$19,408	7.3	$18,080

In thousands	2008	Change	2007	Change	2006
Units Sold
North America	27,210	(10.4)%	30,352	(6.4)%	32,413
Europe	13,365	(2.0)	13,641	3.5	13,177
Latin America	8,777	5.7	8,303	18.8	6,987
Asia	2,703	5.7	2,558	9.0	2,346
Other/Eliminations	(1)	—	(3)	—	(42)

Consolidated	52,054	(5.1)	54,851	—	54,881

Consolidated net sales decreased 2.6% compared to 2007 due mainly to lower unit shipments, which were partially offset by a favorable impact of foreign currency and slight increases in the average unit selling price. We define the average unit selling price as the amount that results from dividing consolidated net sales by units sold. Excluding the impact of foreign currency, consolidated net sales decreased 5.1% compared to the prior year. Consolidated net sales for 2007 increased 7.3% compared to 2006 due to strong international sales, higher global average unit selling prices and a full year’s contribution from the acquisition of Maytag. Excluding currency fluctuations and the impact of the acquisition of Maytag, 2007 sales were essentially equal to 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Significant regional trends were as follows:

•

North America net sales decreased in 2008 by 8.1% compared to 2007 primarily due to a 10.4% decrease in units sold. The decline in units sold is primarily due to decreased industry demand resulting from a continued weak U.S. economy in 2008. Partially offsetting the decrease in units sold is a 2.5% increase in the average unit selling price primarily due to better product price/mix, new product introductions and product innovation, and higher market share in 2008 compared to 2007. North America net sales increased in 2007 compared to 2006 by 0.8% due to a 7.6% increase in the average unit selling price offset by a 6.4% decrease in units sold. The decrease in volume reflects reduced industry volume, lower OEM shipments and lower market share. The reduction in volume in the U.S. was partially offset by higher demand in Canada and Mexico and a higher average unit selling price due to product innovation and better product price/mix. Excluding the impact of the Maytag acquisition, North America sales decreased 5%.

•

Europe net sales increased in 2008 by 4.4% compared to 2007, primarily due to a 6.5% higher average unit selling price resulting from favorable foreign currency and better product price/mix, partially offset by a decrease in unit volume due to lower market demand in the second half of the year. Excluding the impact of foreign currency, Europe net sales decreased 3.1% in 2008. Net sales increased 12.1% in 2007 as compared to 2006 primarily due to favorable foreign currency, a higher average unit selling price and higher volume. The increase in sales due to price was a result of an 8.3% higher average unit selling price as compared to 2006. The increase in volume was driven by strong Whirlpool brand performance and the positive impact of new product offerings. Excluding the impact of foreign currency, Europe net sales increased 2.9% in 2007.

•

Latin America net sales increased 7.8% in 2008 as compared to 2007, primarily due to an increase in volume of 5.7% and an increase in the average unit selling price due to the favorable impact of foreign currency. The increase in volume is due to continued growth in the appliance industry, increased market share and favorable economic conditions throughout the region. Excluding the impact of foreign currency, Latin America net sales increased 1.7% in 2008. Net sales increased 27.7% in 2007 as compared to 2006 primarily due to higher volume and a favorable impact from changes in foreign currency. As compared to 2006, the total number of units sold increased 18.8%. The increase in volume growth is a result of strong growth in the appliance industry, increased market share, strong economic conditions throughout the region and cost based pricing. Excluding the impact of foreign currency, Latin America net sales increased 15.9% in 2007.

Contributing to higher sales in 2008 compared to 2007 and 2006 are increases in BEFIEX credits monetized. During the years ended December 31, 2008, 2007 and 2006, we monetized $168 million, $131 million and $52 million of BEFIEX credits, respectively. We expect to continue recognizing credits as they are monetized. As of December 31, 2008, $542 million of BEFIEX credits remain.

•

Asia net sales increased 6.5% in 2008 as compared to 2007 primarily due to a 5.7% increase in units sold. The increase in volume is due to continued growth in the appliance industry, primarily in India. Excluding the impact of foreign currency, Asia net sales increased 9.7% in 2008. Net sales increased 21.9% in 2007 as compared to 2006 due to a higher average unit selling price, increased volume and a favorable impact from changes in the value of foreign currency. The increase in sales due to price is a result of an 11.8% higher average unit selling price as compared to 2006. These increases are driven by the impact of successful new product introductions, improved product price/mix and continued growth within India, the segment’s largest market. Excluding the impact of foreign currency, Asia net sales increased 12.9% in 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Gross Margin

The consolidated gross margin percentage in 2008 decreased compared to 2007 due primarily to higher material and oil-related costs and lower productivity. This decrease was partially offset by improved product price/mix.

The table below summarizes gross margin percentages by region:

	2008	Change		2007	Change		2006
North America	10.0%	(2.5	)pts	12.5%	(0.7	)pts	13.2%
Europe	14.0	(2.6)		16.6	0.4		16.2
Latin America	21.2	0.4		20.8	1.6		19.2
Asia	18.2	3.0		15.2	(0.1)		15.3
Consolidated	13.3	(1.6)		14.9	0.2		14.7

Significant regional trends were as follows:

•

North America gross margin decreased in 2008 compared to 2007 primarily due to higher material and oil-related costs, lower industry demand and lower productivity. Additionally, margin was positively impacted by certain asset sale gains totaling $31 million and postretirement curtailments totaling $15 million, which were more than offset by $42 million in higher reserves for LIFO resulting from inflation and a $32 million charge related to product liability. For additional information about product liability, see Note 7 of the Notes to the Consolidated Financial Statements. These decreases were partially offset by improved product price/mix. We expect gross margin to continue to be challenged by a continued slowing U.S. economy and a difficult cost environment in the foreseeable future. North America gross margin decreased in 2007 compared to 2006 primarily due to higher material- and oil-related costs and lower industry demand. This decrease was partially offset by favorable efficiencies as a result of synergies realized from the acquisition of Maytag, productivity improvements, product innovation and an improved product mix as compared to 2006.

•

Europe gross margin decreased in 2008 compared to 2007 due primarily to lower productivity and industry demand, which were partially offset by improved product price/mix. Also contributing to lower gross margin were gains from asset sales of $9 million compared with $47 million recognized in 2007. Lower gains in 2008 associated with asset sales were partially offset by gains of $5 million from insurance proceeds. Gross margin improved in 2007 compared to 2006 as higher volumes, continued productivity improvements and innovative product offerings more than offset higher material and oil-related costs. The sale of certain assets also contributed to higher gross margin.

•

Latin America gross margin increased in 2008 compared to 2007 due primarily to improvements in product price/mix, productivity and regional tax incentives associated primarily with BEFIEX, which combined to more than offset higher material and oil-related costs. Gross margin increased in 2007 versus 2006, due primarily to continued higher volumes, productivity improvements, cost based price increases and regional tax incentives which combined to more than offset higher material and oil-related costs and the unfavorable impact of foreign currency.

•

Asia gross margin increased in 2008 as compared to 2007 due to improvements in product price/mix, productivity, inventory transition costs and volume, which more than offset higher material and oil-related costs. Gross margin decreased slightly in 2007 as compared to 2006, due to higher material and oil-related costs and inventory transition costs which were mitigated by productivity improvements, improved product price/mix and higher volumes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Selling, General and Administrative

The table below summarizes selling, general and administrative expenses as a percentage of sales by region:

Millions of dollars	2008	As a % of Sales	2007	As a % of Sales	2006	As a % of Sales
North America	$851	7.9%	$791	6.7%	$837	7.2%
Europe	414	10.3	391	10.2	363	10.6
Latin America	306	8.3	277	8.1	279	10.4
Asia	98	16.5	91	16.3	81	17.7
Corporate/Other	129	—	186	—	192	—

Consolidated	$1,798	9.5	$1,736	8.9	$1,752	9.7

In 2008, consolidated selling, general and administrative expenses, as a percent of consolidated net sales, increased as compared to 2007 primarily due to lower sales volume and higher brand investment, partially offset by lower infrastructure costs and $20 million in gains associated with asset sales. Additionally, this increase was impacted by a $12 million operating tax credit recorded by our Latin America region during the third quarter of 2007. In 2007, consolidated selling, general and administrative expenses, as a percent of consolidated net sales, decreased as compared to 2006, primarily due to higher sales volume, acquisition efficiencies and administrative cost reductions.

Restructuring

Restructuring initiatives resulted in charges of $149 million, $61 million and $55 million in 2008, 2007, and 2006, respectively, reflecting ongoing efforts to optimize our global operating platform. These charges are included in restructuring in our Consolidated Statements of Income and primarily consist of charges to restructure the cooking platform in Latin America, shift refrigeration and dishwasher capacity to lower cost regions in Europe and North America, restructure the laundry platform in North America and Europe and reorganize the salaried workforce throughout Europe and North America.

On October 27, 2008, management committed to a workforce reduction plan whereby we will reduce our employee base worldwide between the fourth quarter of 2008 and the beginning of 2010. For additional information about restructuring, see Note 11 of the Notes to the Consolidated Financial Statements.

Interest and Sundry Income (Expense)

Interest and sundry expense for 2008 increased by $37 million from expense of $63 million in 2007 to expense of $100 million in 2008. Higher expense in 2008 was primarily due to the impact of foreign currency and an impairment charge of $9 million in our Europe segment associated with an available for sale investment, partially offset by higher interest income. Interest and sundry expense for 2007 increased by $61 million from expense of $2 million to expense of $63 million compared to 2006. The results in 2006 include a $31 million gain on the sale of an investment while 2007 expense includes a $17 million increase in legal reserves as well as higher non-income based taxes.

Interest Expense

Interest expense in 2008 was consistent as compared to 2007 as higher debt levels were offset by lower interest rates. Interest expense in 2007 increased $1 million as compared to 2006. For nine months in 2006, we incurred higher debt levels associated with debt assumed and issued for the Maytag acquisition which was offset by lower debt levels at lower interest rates during 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Gain on Sale of Investment

During 2007, we sold approximately 9 million shares, or 7%, of Whirlpool of India Limited and recorded a gain of approximately $7 million. This sale was executed to satisfy a change in the Stock Exchange Board of India listing standards and regulations. Following the sale of stock, our ownership interest in Whirlpool of India Limited is 75%.

Income Taxes

The effective income tax rate was a benefit of 81.7% in 2008, and tax expense of 14.5% and 20.4% in 2007 and 2006, respectively. The rates and changes in rates are primarily due to a decline in profitability and energy tax credits generated in the U.S. in 2008 as well as a combination of certain discrete items recognized during the year, dispersion of global income, tax credit availability, and tax planning activities. At the end of each interim period, we make our best estimate of the effective tax rate expected to be applicable for the full fiscal year and the impact of discrete items, if any, and adjust the quarterly rate, as necessary. The decrease in the effective tax rate for the year ended December 31, 2008 resulted in an increase in earnings per diluted share of $3.11 as compared to the prior year. For additional information about our consolidated tax provision, see Note 12 of the Notes to the Consolidated Financial Statements.

Earnings from Continuing Operations

Earnings from continuing operations were $418 million in 2008 versus $647 million and $486 million in 2007 and 2006, respectively, due to the factors described above.

Millions of dollars, except per share data	2008	2007	2006
Earnings from continuing operations	$418	$647	$486
Diluted earnings from continuing operations per share	5.50	8.10	6.35

Discontinued Operations

We classified the Hoover floor-care, Dixie-Narco vending systems, and Jade commercial and residential businesses as discontinued operations during 2006. The decision to divest these businesses allowed us to focus on our core appliance business. For additional information about discontinued operations, see Note 2 of the Notes to the Consolidated Financial Statements.

Net Earnings

Net Earnings were $418 million in 2008 versus $640 million and $433 million in 2007 and 2006, respectively, due to the factors described above. Earnings were impacted by $7 million and $53 million in losses from discontinued operations for 2007 and 2006, respectively.

Millions of dollars, except per share data	2008	2007	2006
Net Earnings	$418	$640	$433
Diluted net earnings per share	5.50	8.01	5.67

FORWARD-LOOKING PERSPECTIVE

We have continued to experience intensified macroeconomic challenges in North America and are now experiencing similar macroeconomic challenges in the European market. These conditions are primarily related to higher than expected material and oil-related costs and decreased consumer demand for our products.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

For the year ended December 31, 2009, we currently estimate earnings per diluted share from continuing operations to be in the range of $3.00 to $4.00, and free cash flow for the year to be from $300 to $400 million. Within North America and Europe we expect industry demand to decline 10% and 8% in 2009, respectively, while Latin America and Asia are currently expected to be flat to down 5% for the year. Material cost inflation is expected to be approximately $200 million in 2009, largely driven by increases in component parts, steel and base metals, such as copper, aluminum, zinc and nickel. We expect to offset these higher costs with productivity improvements, new product introductions, previously implemented cost-based price adjustments, improved product price/mix and administrative and infrastructure cost reductions. Our innovation product pipeline continues to grow and drive higher average sales values, consumer and trade response to our new product offerings has been positive, and we continue to accelerate our global branded consumer products strategy of delivering relevant innovation to markets worldwide.

The table below reconciles projected 2009 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing Whirlpool’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from our calculations. We define free cash flow as cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses. The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of Whirlpool, and significant economic, competitive and other uncertainties and contingencies.

Millions of dollars	2009 Outlook
Cash provided by continuing operating activities	$700	–	$800
Capital expenditures	(450)	–	(500)
Proceeds from sale of assets/businesses	50	–	100

Free cash flow	$300	–	$400

Agreements with trade customers

We enter into agreements with our trade customers from time to time in the ordinary course of business. Most of our products are not sold through long-term agreements. Most trade customers have the ability to change volume among suppliers.

We regularly negotiate with major trade customers and manufacturers regarding supply arrangements for future periods beyond the current year. Sears is a major trade customer for both our OEM and Whirlpool branded products, which accounted for approximately 11%, 12% and 14% of our consolidated net sales for 2008, 2007 and 2006, respectively. The products and volumes we supply and the revenues we obtain may be significantly different in the future than those which currently exist and there is the potential for such sales to be less than 10% of our consolidated net sales for the full year 2009. Based on current supply arrangements, we anticipate maintaining a significant, but reduced, level of OEM volume beginning in 2010. In the past, when faced with a potential volume reduction from any one particular segment of our trade distribution network, we generally have been able to offset such decline through increased sales throughout our broad distribution network. We expect to continue to grow our own brand sales, supported by significant innovation, through our full distribution trade network and execution of our brand-focused value creation strategy.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

FINANCIAL CONDITION AND LIQUIDITY

Our objective is to finance our business through operating cash flow and the appropriate mix of long-term and short-term debt. By diversifying the maturity structure, we avoid concentrations of debt, reducing liquidity risk. We have varying needs for short-term working capital financing as a result of the nature of our business. The volume and timing of refrigeration and air conditioning production impacts our cash flows and consists of increased production in the first half of the year to meet increased demand in the summer months.

The funding markets have been volatile in recent quarters and we have experienced negative global economic trends. To succeed in this environment we are aggressively taking steps to further reduce all areas of cost, production capacity, working capital and capital expenditures. As a result of the global volatility and challenging economic trends, we decided to exit the commercial paper market during the December 2008 quarter and initiated borrowing under our $2.2 billion committed bank line of credit, provided by a syndicate of highly-rated banks. This facility matures in December 2010. Outside the U.S., short-term funding is provided by bank borrowings on uncommitted lines of credit.

We expect borrowings under our $2.2 billion revolving credit facility will increase to an amount up to $1.2 billion over the course of this year based upon our current business plans and normal seasonal working capital requirements. Borrowings on our revolving credit facility are being utilized for general corporate purposes, are used to ensure daily liquidity and may be borrowed and repaid from time to time. Amounts borrowed on our revolving credit facility up to $1.1 billion bear interest at LIBOR + 0.475%, and if amounts borrowed exceed $1.1 billion, total borrowings bear interest at LIBOR + 0.60%.

Given the generally negative and highly volatile global economic climate and the challenges and uncertainties in the global credit markets, we are proactively taking steps to assure flexibility in future credit availability. We believe that our operating cash flow, together with access to sufficient sources of liquidity, will be adequate to meet our ongoing funding requirements. We are in compliance with the financial covenants of debt agreements with lenders for all periods presented. For a description of financing arrangements that had an effect on our liquidity, see Note 6 of the Notes to the Consolidated Financial Statements.

Defined Benefit Plans

On August 1, 2008, we amended certain retiree medical benefits associated with our Newton, Iowa manufacturing facility to be consistent with those benefits provided by the Whirlpool Corporation Group Benefit Plan. This amendment resulted in a reduction in the postretirement benefit obligation of $229 million with a corresponding increase to other comprehensive income, net of tax, within equity of our Consolidated Balance Sheet at December 31, 2008. For additional information on our defined benefit plans, see Note 13 of the Notes to the Consolidated Financial Statements.

Share Repurchase Program

In June 2004, our Board of Directors authorized a share repurchase program of up to $500 million. During 2007, we repurchased 3.8 million shares at an aggregate purchase price of $368 million and during the three months ended March 31, 2008, we repurchased 1.1 million shares at an aggregate purchase price of $97 million under this program. At March 31, 2008, there were no remaining funds authorized under this program.

On April 23, 2008, our Board of Directors authorized a new share repurchase program of up to $500 million. Share repurchases are made from time to time on the open market as conditions warrant. During 2008, we repurchased 1.9 million shares at an aggregate purchase price of $150 million under this program. At December 31, 2008, there were $350 million remaining funds authorized under this program.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Sources and Uses of Cash

We expect to meet our cash needs for 2009 from cash flows from continuing operations, cash and equivalents and financing arrangements. Our cash and equivalents were $146 million at December 31, 2008 as compared to $201 million at December 31, 2007.

Cash Flows from Operating Activities of Continuing Operations

Cash provided by continuing operating activities in 2008 was $327 million, a decrease of $600 million compared to the year ended December 31, 2007. Cash provided by continuing operations for 2008 reflects lower cash earnings primarily from our North America and Europe segments as compared to 2007. Cash provided by continuing operations also reflects lower accounts payable due to adjusting volume based on demand and higher pension contributions. The above decreases in cash flows were partially offset by a decrease in accounts receivable and lower restructuring spending. Cash provided by continuing operating activities in 2007 was $927 million, an increase of $47 million compared to the year ended December 31, 2006. Cash provided by continuing operations for 2007 reflected higher earnings primarily from our Latin America and Europe segments as compared to 2006. Cash provided by continuing operations also reflected cash consumed from increased inventories as a result of lower than anticipated demand in North America during the fourth quarter of 2007 as well as support for higher sales volumes in Latin America and product transitions in the U.S. The increased inventory balances in 2007 were more than offset by improved trade receivable collections, improved accounts payable terms as well as lower global taxes. Cash provided by continuing operations was negatively impacted by increased spending associated with a Maytag dishwasher recall.

Cash Flows from Investing Activities of Continuing Operations

Cash used in investing activities from continuing operations was an outflow of $433 million in 2008 compared to an outflow of $331 million last year. The increase in cash used in investing activities was primarily due to the prior year receipt of proceeds from the sale of certain Maytag discontinued businesses of $100 million, lower proceeds from the sale of assets in 2008, and higher capital spending. Cash used in investing activities from continuing operations in 2007 was an outflow of $331 million compared to an outflow of $1.2 billion during 2006. The decrease was primarily due to cash disbursed to acquire Maytag, net of cash acquired of $797 million and the purchase of minority interest shares of a Brazil subsidiary in the amount of $53 million during 2006. Offsetting cash used in investing activities from continuing operations were proceeds received from the sale of certain Maytag discontinued businesses of $100 million.

The goal of our global operating platform is to enhance our competitive position in the global home appliance industry by reducing costs, driving productivity and quality improvements, and accelerating our rate of innovation. We plan to continue our comprehensive worldwide effort to optimize our regional manufacturing facilities, supply base, product platforms and technology resources to better support our global products, brands and customers. We intend to make additional investments to improve our competitiveness in fiscal 2009. Capital spending is expected to be between $450 and $500 million in 2009 in support of our investment in innovative product technologies and our global operating platform initiatives.

Cash Flows from Financing Activities of Continuing Operations

Cash provided by financing activities from continuing operations was an inflow of $141 million in the year ended December 31, 2008 compared to an outflow of $696 million for the year ended December 31, 2007. The current year reflects proceeds received related to the issuance of $500 million of 5.5% notes due March 1, 2013 and the repayment of $125 million of 9.1% debentures. Net proceeds of short-term borrowings were $101 million

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

for the year ended December 31, 2008 compared to net repayments of $243 million in the prior year. During 2008, we repurchased stock totaling $247 million, paid dividends to common stockholders totaling $128 million and received proceeds from the issuance of common stock related to option exercises of $21 million. Cash used in financing activities from continuing operations was an outflow of $696 million in the year ended December 31, 2007 compared to an inflow of $29 million for the year ended December 31, 2006. Net repayments of short-term borrowings were $243 million for the year ended December 31, 2007 compared to borrowings of $381 million in 2006. Cash flows from financing activities in 2006 also reflected short-term debt issued to pay our maturing $300 million Eurobond principal and proceeds of long-term debt which replaced commercial paper borrowings initially issued to finance the acquisition of Maytag. Repayments of long-term debt reflect the maturity of Whirlpool and Maytag debt. During the year ended December 31, 2007 we also repurchased stock totaling $368 million, paid dividends to common stockholders totaling $134 million and received proceeds from the issuance of common stock related to option exercises of $68 million.

OFF-BALANCE SHEET ARRANGEMENTS

Whirlpool has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks, supporting purchases from Whirlpool, following its normal credit policies. If a customer were to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2008 and 2007, these amounts totaled $203 million and $331 million, respectively. Our only recourse related to these agreements is legal or administrative collection efforts directed against the customer.

CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING CASH REQUIREMENTS

The following table summarizes our expected cash outflows resulting from financial contracts and commitments:

	Payments due by period
	Total	2009	2010 & 2011	2012 & 2013	Thereafter
Millions of dollars
Long-term debt obligations(1)	$2,782	$336	$891	$653	$902
Operating lease obligations	582	150	205	126	101
Purchase obligations(2)	1,082	288	592	194	8
Other long-term liabilities(3)	93	93	—	—	—

Total(4)(5)	$4,539	$867	$1,688	$973	$1,011

(1)	Interest payments related to long-term debt are included in the table above. For additional information about our debt, see Note 6 of the Notes to the Consolidated Financial Statements.

(2)	Purchase obligations include our “take-or-pay” contracts with materials vendors and minimum payment obligations to other suppliers.

(3)	Other long-term liabilities include our expected 2009 U.S. pension and foreign pension fund contributions in the amount of $93 million. Required contributions for future years depend on certain factors that cannot be determined at this time.

(4)	The table does not include short-term credit facility borrowings of $393 million. For additional information about short-tem borrowings, see Note 6 of the Notes to the Consolidated Financial Statements.

(5)	Not included in the above table are tax payments associated with uncertain tax positions as we are unable to estimate the period of payment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. (“GAAP”) requires management to make certain estimates and assumptions. We periodically evaluate these estimates and assumptions, which are based on historical experience, changes in the business environment and other factors that management believes to be reasonable under the circumstances. Actual results may differ materially from these estimates.

Pension and Other Postretirement Benefits

Accounting for pensions and other postretirement benefits involves estimating the costs of future benefits and attributing the cost over the employee’s expected period of employment. The determination of our obligation and expense for these costs requires the use of certain assumptions. Those assumptions include, among other assumptions, the discount rate, expected long-term rate of return on plan assets and health care cost trend rates. These assumptions are subject to change based on interest rates on high quality bonds, stock and bond markets and medical cost inflation, respectively. As permitted by GAAP, actual results that differ from our assumptions are accumulated and amortized over future periods and therefore, generally affect our recognized expense and accrued liability in such future periods. While we believe that our assumptions are appropriate given current economic conditions and actual experience, significant differences in results or significant changes in our assumptions may materially affect our pension and other postretirement obligations and related future expense. As required by Statements of Financial Accounting Standards (“SFAS”) No. 87, SFAS No. 106 and SFAS No. 132 (R) as amended by SFAS No. 158, our pension and other postretirement benefit obligations as of December 31, 2008 and preliminary retirement benefit costs for the 2009 fiscal year were prepared using the assumptions that were determined as of December 31, 2008. The following table summarizes the sensitivity of our December 31, 2008 retirement obligations and 2009 retirement benefit costs of our U.S. plans to changes in the key assumptions used to determine those results:

Millions of dollars Change in assumption	Estimated increase (decrease) in 2009 pension cost	Estimated increase (decrease) in Projected Benefit Obligation for the year ended December 31, 2008	Estimated increase (decrease) in 2009 Other Postretirement Benefits cost	Estimated increase (decrease) in Other Postretirement Benefit Obligation for the year ended December 31, 2008
0.25% increase in discount rate	$(3.4)	$(91.9)	$0.5	$(17.3)

0.25% decrease in discount rate	3.8	98.6	(0.2)	18.6

0.25% increase in long-term return on assets	(6.3)	—	—	—

0.25% decrease in long-term return on assets	6.3	—	—	—

0.50% increase in discount rate	(6.6)	(183.8)	0.9	(34.5)

0.50% decrease in discount rate	7.5	200.0	1.0	37.2

0.50% increase in long-term return on assets	(12.7)	—	—	—

0.50% decrease in long-term return on assets	12.7	—	—	—

1.00% increase in medical trend rates	—	—	7.0	51.7

1.00% decrease in medical trend rates	—	—	(3.6)	(47.9)

These sensitivities may not be appropriate to use for other years’ financial results. Furthermore, the impact of assumption changes outside of the ranges shown above may not be approximated by using the above results. For additional information about our pension and other postretirement benefit obligations, see Note 13 of the Notes to the Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Income Taxes

We estimate our income taxes in each of the taxing jurisdictions in which we operate. This involves estimating actual current tax expense together with assessing any temporary differences resulting from the different treatment of certain items, such as the timing for recognizing expenses, for tax and accounting purposes in accordance with SFAS No. 109, “Accounting for Income Taxes.” These differences may result in deferred tax assets and liabilities, which are included in our Consolidated Balance Sheets. We are required to assess the likelihood that deferred tax assets, which include net operating loss carryforwards and deductible temporary differences, are expected to be realizable in future years. Realization of our net operating loss and tax credit deferred tax assets is supported by specific tax planning strategies and considers projections of future profitability. If recovery is not more likely than not, we provide a valuation allowance based on estimates of future taxable income in the various taxing jurisdictions, and the amount of deferred taxes that are ultimately realizable. If future taxable income is lower than expected or if tax planning strategies are not available as anticipated, we may record additional valuation allowances through income tax expense in the period such determination is made. Likewise, if we determine that we are able to realize our deferred tax assets in the future in excess of net recorded amounts, an adjustment to the deferred tax asset will increase income in the period such determination is made. As of December 31, 2008 and 2007, we had total deferred tax assets of $2,212 million and $1,658 million, respectively, net of valuation allowances of $147 million and $72 million, respectively. Our effective tax rate has ranged from (81.7)% to 33.9% over the past five years and has been influenced by tax credits, audit settlements and adjustments, tax planning strategies, enacted legislation, and dispersion of global income. A 1.0% increase in our effective tax rate would have decreased 2008 earnings by approximately $2.5 million. Future changes in the effective tax rate will be subject to several factors, including enacted laws, tax planning strategies, and business profitability.

In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. For additional information about income taxes, see Notes 1 and 12 of the Notes to the Consolidated Financial Statements.

BEFIEX Credits

Our Brazilian operations earned tax credits under the Brazilian government’s export incentive program. These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. Based on a recalculation of available credits and a favorable court decision in the fourth quarter of 2005, we were able to recognize approximately $168 million, $131 million and $52 million of export credits during 2008, 2007 and 2006, respectively. As of December 31, 2008, approximately $542 million of export credits remain. We recognize credits as they are monetized. BEFIEX credits are not subject to income taxes.

Product Recalls

The establishment of a liability for product recalls is periodically required and is impacted by several factors such as customer response rate, consumer options, field repair costs, inventory repair costs, extended warranty costs, communication structure and other miscellaneous costs such as legal, logistics and consulting. The customer response rate, which represents an estimate of the total number of units to be serviced as a percentage of the total number of units affected by the recall, is the most significant factor in estimating the total cost of each recall. This rate reflects several factors, including the type of product, the year manufactured, age of the product sold and current and past experience factors. Differences between our assumptions and actual experience could have a material impact on our product recall reserves. For additional information about product recalls, see Note 7 of the Notes to the Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Warranty Obligations

The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and reflects our best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available. Future events and circumstances could materially change our estimates and require adjustments to the warranty obligations. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. For additional information about warranty obligations, see Note 7 of the Notes to the Consolidated Financial Statements.

Goodwill and Intangible Valuations

We sell products under a number of trademarks, many of which we developed. Trademark development costs are expensed as incurred. We also purchase trademark assets and goodwill in acquisitions. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including trademark assets, based on estimated fair value, with any remaining purchase price recorded as goodwill. Trademarks and goodwill are considered indefinite lived intangible assets and as such are not amortized. We test indefinite lived intangibles for impairment as of November 30 each year.

Intangible Valuations

In assessing the fair value of trademarks, we utilize a relief from royalty method. If the carrying amount of a trademark exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. Considerable judgment is necessary to estimate revenue growth rates by trademark which are based on the best available market information and are consistent with our internal forecasts and operating plans. Estimated royalty rate assumptions are based on the capacity of the trademarks to generate economic returns, and royalty rates contained in publicly available third party licensing agreements. For additional information about indefinite lived intangible assets, see Note 3 of the Notes to the Consolidated Financial Statements.

Goodwill Valuations

Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step of the goodwill impairment test compares the book value of a reporting unit, including goodwill, with its fair value, as determined by its discounted cash flows. If the book value of a reporting unit exceeds its fair value, we perform the second step of the impairment test to determine the amount of goodwill impairment loss to be recorded. In the second step, we determine an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.

We determine fair value based on a discounted cash flow model which is an accepted valuation technique. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows. Assumptions used in our impairment evaluations, such as forecasted growth rates and our cost of capital, are based on the best available market information and are consistent with our internal forecasts and operating plans. Additionally, in assessing goodwill impairment for the North America reporting unit, we considered the implied control premium and concluded the implied control premium was reasonable based on other recent market transactions. Changes in these estimates or a continued decline in general economic conditions could change our conclusion regarding an impairment of goodwill and potentially result in a non-cash impairment loss in a future period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

The discount rate and revenue long-term growth assumptions are two significant assumptions utilized in our calculation of the present value of cash flows used to estimate fair value of the reporting units. The estimated fair values of the reporting units have historically exceeded the carrying value of such reporting units by a substantial amount. We performed a sensitivity analysis on the discount rates and revenue long-term growth assumptions. In estimating sensitivity, either the discount rate could increase by 50 basis points or the revenue long-term growth rate could decline to zero and our reporting units would continue to have a fair value in excess of carrying value. These assumptions could be adversely impacted by certain of the risks discussed in “Risk Factors” in Item 1A of this report. For additional information about goodwill, see Note 3 of the Notes to the Consolidated Financial Statements.

NEW ACCOUNTING PRONOUNCEMENTS

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB No. 133,” (“SFAS 161”). SFAS 161 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”). SFAS 161 also applies to non-derivative hedging instruments and all hedged items designated and qualifying under SFAS 133. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS 161 encourages, but does not require, comparative disclosures for periods prior to its initial adoption. We will adopt SFAS 161 on January 1, 2009 and are currently evaluating the potential impact on our financial statements when implemented.

In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. We adopted SFAS No. 157 for financial assets and liabilities on January 1, 2008. For additional information regarding SFAS 157, see Note 4 of the Notes to the Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”). SFAS 141(R) requires us to continue to follow the guidance in SFAS 141 for certain aspects of business combinations, with additional guidance provided defining the acquirer, the accounting for transaction costs and contingent consideration, recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, assets and liabilities arising from contingencies, defining a bargain purchase and recognizing and measuring goodwill or a gain from a bargain purchase. In addition, under SFAS 141(R), adjustments associated with changes in tax contingencies that occur after the measurement period, not to exceed one year, are recorded as adjustments to income. This statement is effective for all business combinations for which the acquisition date is on or after the beginning of an entity’s first fiscal year that begins after December 15, 2008; however, the guidance in this standard regarding the treatment of income tax contingencies is retrospective to business combinations completed prior to January 1, 2009. We will adopt SFAS 141(R) for any business combinations occurring at or subsequent to January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” an Amendment of ARB No. 51, “Consolidated Financial Statements,” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008 with retrospective application. We will adopt SFAS 160 beginning January 1, 2009 and are currently evaluating the potential impact on our financial statements when implemented.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The expanded disclosures in this statement about the use of fair value to measure assets and liabilities should provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. We adopted SFAS 157 for financial assets and liabilities on January 1, 2008. For additional information regarding SFAS 157, see Note 4 of the Notes to the Consolidated Financial Statements.

MARKET RISK

We have in place an Enterprise Risk Management process that involves systematic risk identification and mitigation covering the categories of Enterprise, Strategic, Financial, Operation and Compliance and Reporting risk. The Enterprise Risk Management process receives Board of Directors and Management oversight, drives risk mitigation decision-making and is fully integrated into our internal audit planning and execution cycle.

We are exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices, which can affect our operating results and overall financial condition. We manage exposure to these risks through our operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculation or for trading purposes. Derivative financial instruments are contracted with a diversified group of investment grade counterparties to reduce exposure to nonperformance on such instruments.

We use foreign currency forward contracts, currency options and currency swaps to hedge the price risk associated with firmly committed and forecasted cross-border payments and receipts related to ongoing business and operational financing activities. Foreign currency contracts are sensitive to changes in foreign currency exchange rates. At December 31, 2008, a 10% unfavorable exchange rate movement in each currency in our portfolio of foreign currency contracts would have resulted in an incremental unrealized loss of approximately $25 million, while a 10% favorable shift would have resulted in an incremental unrealized gain of approximately $29 million. Consistent with the use of these contracts to neutralize the effect of exchange rate fluctuations, such unrealized losses or gains would be offset by corresponding gains or losses, respectively, in the re-measurement of the underlying exposures.

We enter into commodity swap contracts to hedge the price risk associated with firmly committed and forecasted commodities purchases that are not fixed directly through supply contracts. As of December 31, 2008, a 10% favorable or unfavorable shift in commodity prices would have resulted in an incremental $15 million gain or a $24 million loss related to these contracts.

We utilize interest rate swaps to hedge our interest rate risk. As of December 31, 2008, a 10% shift in interest rates would have resulted in an incremental $1 million gain or loss related to these contracts.

In January 2009, Standard & Poor’s and Fitch Ratings lowered our senior unsecured debt rating from “BBB” to “BBB-” and our short-term corporate credit and commercial paper ratings from “A-2” to “A-3” and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

“F-2 to F-3”, respectively, based on weakened operating performance and the pullback in discretionary consumer spending. Also in January 2009, Moody’s Investor Services lowered our senior unsecured rating from “Baa2” to “Baa3” and our commercial paper ratings from “Prime-2” to “Prime-3” based on weakening appliance industry demand. These rating adjustments may result in higher interest costs if we were to seek additional financing in the capital markets. See Note 6 of the Notes to the Consolidated Financial Statements for additional information on financing arrangements.

OTHER MATTERS

The Brazilian Constitution provides a general basis for recognizing tax credits on the purchase of raw materials used in production (“IPI tax credit”). Certain raw materials that are exempt or have a zero tax basis in the production process qualify for these IPI tax credits. Based on legal precedent, in 2003 and 2004, we recognized tax credits in an aggregate amount of $25 million adjusted for currency. No credits were recognized in 2005 through 2008. The Brazilian tax authority has challenged the recording of IPI tax credits. The Brazilian Supreme Court, which rules on a case by case basis, ruled adversely against another taxpayer in an IPI tax credit case. That ruling is not yet final.

Our case is being defended at an administrative level. Our potential exposure ranges from zero to $60 million comprised of $25 million in taxes, $18 million in interest and $17 million in penalties. It is not possible to determine the outcome of these legal proceedings with certainty and as such, we have not accrued a liability for this exposure at December 31, 2008. In December 2008, the Brazilian government announced a special program providing for extended payment terms and reductions in penalties and interest to encourage taxpayers to resolve disputed IPI amounts. We have not made a decision about participation. Under the program, as announced, we have until March 31, 2009 to decide.

In 1989, a Brazilian affiliate (now a subsidiary) brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. In September 2000, an adverse decision in the declaratory action became final. In 2001, the financial institution began a collection action and we responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in December 2005. The Superior Court dismissed our counterclaim in 2007. In late 2008, the lower court issued a decision in the collection action in favor of the financial institution in the amount of 283 million Brazilian Real (approximately $121 million U.S., based on recent exchange rates), plus judicial adjustments, which could be significant. We have appealed this decision. Based on our outside counsel’s assessment of the case, the amount previously accrued for our estimated exposure for this litigation remains unchanged. However, the amount of the final award, if any, may be materially different than the amount we have accrued.

We currently expect to undertake a corrective action to address a supplier-related quality and potential product safety problem that may affect 1 million appliances manufactured between 2001 and 2003. We have accrued $31.5 million for this matter based on our estimate of the costs of the action. Actual costs will depend upon several factors, including the number of consumers who respond to a particular recall, repair and administrative costs, whether the cost of any such corrective action is borne initially by Whirlpool or the supplier, and, if initially borne by Whirlpool, whether we will be successful in recovering our costs from the supplier. We continue to work with the Consumer Product Safety Commission to determine whether other appliances may be affected, and there can be no assurance that the number of units and related costs will not increase. In addition, we could incur other costs arising out of this problem that cannot currently be estimated but could be material.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Certain statements contained in this annual report, including those within the forward-looking perspective section within this Management’s Discussion and Analysis, and other written and oral statements made from time to time by us or on our behalf do not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast,” and similar words or expressions. Our forward-looking statements generally relate to our growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, including Sears Holding Corporation in North America (accounting for approximately 11% of Whirlpool’s 2008 consolidated net sales of $18.9 billion) and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) litigation including product liability and product defect claims; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (10) health care cost trends and regulatory changes that could increase future funding obligations for pension and post retirement benefit plans; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (13) the effects of governmental investigations or related actions by third parties; (14) the impact of labor relations; (15) our ability to attract, develop and retain executives and other qualified employees; (16) the cost of compliance with environmental and health and safety regulations.

We undertake no obligation to update any forward-looking statement, and investors are advised to review disclosures in our filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements. Additional information concerning these and other factors can be found in “Risk Factors” in Item 1A of this report.

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31

(Millions of dollars, except per share data)

	2008	2007	2006
Net sales	$18,907	$19,408	$18,080

Expenses
Cost of products sold	16,383	16,517	15,420
Selling, general and administrative (exclusive of intangible amortization)	1,798	1,736	1,752
Intangible amortization	28	31	30
Restructuring costs	149	61	55

Operating profit	549	1,063	823

Other income (expense)
Interest and sundry income (expense)	(100)	(63)	(2)
Interest expense	(203)	(203)	(202)
Gain on sale of investment	—	7	—

Earnings from continuing operations before income taxes and other items	246	804	619

Income taxes	(201)	117	126

Earnings from continuing operations before equity earnings and minority interests	447	687	493
Equity in income (loss) of affiliated companies	—	(18)	1
Minority interests	(29)	(22)	(8)

Earnings from continuing operations	418	647	486
Loss from discontinued operations, net of tax of $0, $3 and $26 for the years ended December 31, 2008, 2007 and 2006, respectively	—	(7)	(53)

Net earnings available to common stockholders	$418	$640	$433

Per share of common stock
Basic earnings from continuing operations	$5.57	$8.24	$6.47
Discontinued operations, net of tax	—	(0.09)	(0.71)

Basic net earnings	$5.57	$8.15	$5.76

Diluted earnings from continuing operations	$5.50	$8.10	$6.35
Discontinued operations, net of tax	—	(0.09)	(0.68)

Diluted net earnings	$5.50	$8.01	$5.67

Dividends	$1.72	$1.72	$1.72

Weighted-average shares outstanding (in millions)
Basic	75.1	78.5	75.1
Diluted	76.0	79.9	76.5

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars, except per share data)

	December 31, 2008	December 31, 2007
Assets
Current assets
Cash and equivalents	$146	$201
Accounts receivable, net of allowance for uncollectible accounts of $66 and $83 at December 31, 2008 and December 31, 2007, respectively	2,103	2,604
Inventories	2,591	2,665
Prepaid Expenses	110	89
Deferred income taxes	580	324
Other current assets	514	672

Total current assets	6,044	6,555

Other assets
Goodwill, net	1,728	1,760
Other intangibles, net of accumulated amortization of $96 and $68 at December 31, 2008 and December 31, 2007, respectively	1,821	1,854
Other assets	954	628

Total other assets	4,503	4,242

Property, plant and equipment
Land	74	84
Buildings	1,186	1,226
Machinery and equipment	7,549	7,861
Accumulated depreciation	(5,824)	(5,959)

Total property, plant and equipment	2,985	3,212

Total assets	$13,532	$14,009

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,805	$3,260
Accrued expenses	530	633
Accrued advertising and promotions	440	497
Employee compensation	306	444
Notes payable	393	298
Current maturities of long-term debt	202	127
Other current liabilities	887	634

Total current liabilities	5,563	5,893

Noncurrent liabilities
Long-term debt	2,002	1,668
Postretirement benefits	822	1,061
Pension benefits	1,505	725
Other liabilities	567	682

Total noncurrent liabilities	4,896	4,136

Commitments and contingencies (see Note 7)
Minority interests	67	69

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 104 million and 103 million shares issued at December 31, 2008 and December 31, 2007, respectively, 73 million and 76 million shares outstanding at December 31, 2008 and December 31, 2007, respectively	104	103
Additional paid-in capital	2,033	1,993
Retained earnings	3,993	3,703
Accumulated other comprehensive income (loss)	(1,259)	(270)
Treasury stock, 31 million shares and 27 million shares at December 31, 2008 and December 31, 2007, respectively	(1,865)	(1,618)

Total stockholders’ equity	3,006	3,911

Total liabilities and stockholders’ equity	$13,532	$14,009

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	2008	2007	2006
Operating activities of continuing operations
Net earnings	$418	$640	$433
Loss from discontinued operations	—	7	53

Earnings from continuing operations	418	647	486
Adjustments to reconcile earnings from continuing operations to cash provided by operating activities from continuing operations:
Depreciation and amortization	597	593	550
Gain on disposition of assets	(60)	(65)	(4)
Gain on sale of investment	—	(7)	—
Gain on disposition of businesses	—	—	(32)
Increase in LIFO inventory reserve	42	9	10
Equity in losses of affiliated companies, less dividends received	—	18	5
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	300	181	50
Inventories	(174)	(194)	(118)
Accounts payable	(250)	105	44
Restructuring charges, net of cash paid	33	(82)	(80)
Taxes deferred and payable, net	(256)	10	(154)
Accrued pension	(123)	(70)	53
Employee compensation	(84)	(24)	25
Other	(116)	(194)	45

Cash provided by continuing operating activities	327	927	880

Investing activities of continuing operations
Capital expenditures	(547)	(536)	(576)
Proceeds from sale of assets	119	130	86
Proceeds from sale of businesses	—	—	36
Proceeds from sale of Maytag adjacent businesses	—	100	110
Purchase of minority interest shares	—	—	(53)
Acquisitions of businesses, net of cash paid	—	—	(797)
Other	(5)	(25)	—

Cash used in investing activities of continuing operations	(433)	(331)	(1,194)

Financing activities of continuing operations
Proceeds from borrowings of long-term debt	545	3	757
Purchase of treasury stock	(247)	(368)	—
Repayments of long-term debt	(131)	(17)	(1,046)
Dividends paid	(128)	(134)	(130)
Net proceeds (repayments) from short-term borrowings	101	(243)	381
Common stock issued	21	68	54
Other	(20)	(5)	13

Cash provided by (used in) financing activities of continuing operations	141	(696)	29

Cash provided by (used in) discontinued operations
Operating activities	—	6	8
Investing activities	—	—	(3)

Cash provided by discontinued operations	—	6	5

Effect of exchange rate changes on cash and equivalents	(90)	33	18

Decrease in cash and equivalents	(55)	(61)	(262)
Cash and equivalents at beginning of year	201	262	524

Cash and equivalents at end of year	$146	$201	$262

Supplemental disclosure of cash flow information
Cash paid for interest	$200	$204	$225
Cash paid for taxes	76	39	173

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31

(Millions of dollars)

	Total	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock/ Additional Paid- in-Capital	Common Stock
Balances, December 31, 2005	$1,745	$2,902	$(862)	$(387)	$92
Comprehensive income
Net earnings	433	433	—	—	—
Other comprehensive income (See Note 9)	333	—	333	—	—

Comprehensive income	766

SFAS No. 158 transition adjustment	(114)	—	(114)	—	—
Common stock issued	1,016	—	—	1,006	10
Dividends declared on common stock	(130)	(130)	—	—	—

Balances, December 31, 2006	3,283	3,205	(643)	619	102
Comprehensive income
Net earnings	640	640	—	—	—
Other comprehensive income (See Note 9)	373	—	373	—	—

Comprehensive income	1,013

Adoption of FIN48	(8)	(8)	—	—	—
Common stock repurchased	(368)	—	—	(368)	—
Common stock issued	125	—	—	124	1
Dividends declared on common stock	(134)	(134)	—	—	—

Balances, December 31, 2007	3,911	3,703	(270)	375	103
Comprehensive income
Net earnings	418	418	—	—	—
Other comprehensive loss (See Note 9)	(989)	—	(989)	—	—

Comprehensive loss	(571)

Common stock repurchased	(247)	—	—	(247)	—
Common stock issued	41	—	—	40	1
Dividends declared on common stock	(128)	(128)	—	—	—

Balances, December 31, 2008	$3,006	$3,993	$(1,259)	$168	$104

The accompanying notes are an integral part of these Consolidated Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

General Information

Whirlpool Corporation, a Delaware corporation, is the world’s leading manufacturer and marketer of major home appliances. We manufacture appliances in 12 countries under 13 principal brand names in 4 geographic segments and market products in nearly every country around the world. Our Consolidated Financial Statements include all majority-owned subsidiaries. All intercompany transactions have been eliminated upon consolidation.

Use of Estimates

We are required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates.

Revenue Recognition

Sales are recorded when title passes to the customer. The point at which title passes is determined by the shipping terms. For the majority of our sales, title is transferred to the customer as soon as products are shipped. For a portion of our sales, title is transferred to the customer upon receipt of products at the customer’s location. Allowances for estimated returns are made on sales of certain products based on historical return rates for the products involved.

Accounts Receivable and Allowance for Doubtful Accounts

We carry accounts receivable at sales value less an allowance for doubtful accounts. On a periodic basis, we evaluate accounts receivable and establish an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions and the history of write-offs and collections. We evaluate items on an individual basis when determining accounts receivable write-offs. Our policy is not to charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms.

Freight and Warehousing Costs

We classify freight and warehousing costs within cost of products sold within our Consolidated Statements of Income.

Cash and Equivalents

All highly liquid debt instruments purchased with an initial maturity of three months or less are considered cash equivalents.

Inventories

Inventories are stated at first-in, first-out (“FIFO”) cost, except U.S. production inventories, which are stated at last-in, first-out (“LIFO”) cost, and Brazilian inventories, which are stated at average cost. Costs do not exceed realizable values. See Note 5 for additional information about inventories.

Goodwill and Other Intangibles

Goodwill and other intangible assets are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” which requires that we evaluate goodwill and other indefinite lived intangible assets for impairment on an annual basis (or whenever

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

events occur which may indicate possible impairment). Goodwill impairment is determined by comparing the fair value of a reporting unit to its carrying amount. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired.

Definite lived intangible assets are amortized over the estimated useful life ranging from 6 to 18 years. See Note 3 for additional information about goodwill and intangible assets.

Accounts Payable Outsourcing

We offer our suppliers access to a payables presentment and settlement service (PPS) provided by a third party processor. This service allows our suppliers to view scheduled Whirlpool payments online, enabling them to better manage their cash flow and reduce payment processing costs. Independent of Whirlpool, the PPS provider also allows suppliers to sell their receivables to financial institutions at the sole discretion of both the supplier and the financial institution. We have no economic interest in the sale of these receivables and no direct relationship with financial institutions concerning this service. All of our obligations, including amounts due, remain to our suppliers as stated in our supplier agreements. As of December 31, 2008 and 2007, approximately $119 million and $13 million, respectively, of our total accounts payable is available for this purpose and approximately $72 million and $6 million, respectively, has been sold by suppliers to participating financial institutions.

Research and Development Costs

Research and development costs are charged to expense as incurred. Such costs were $436 million, $421 million and $375 million in 2008, 2007 and 2006, respectively.

Advertising Costs

Advertising costs are charged to expense when the advertisement is first communicated. Such costs were $336 million, $321 million and $316 million in 2008, 2007 and 2006, respectively.

Discontinued Operations

We present the results of operations, financial position and cash flows of operations that have either been sold or that meet the “held for sale accounting” and certain other criteria as discontinued operations. See Note 2 for additional information about discontinued operations.

Foreign Currency Translation

The functional currency for our international subsidiaries and affiliates is typically the local currency. Certain international subsidiaries primarily utilize the U.S. dollar and Euro as the functional currency.

Long-Lived Assets

Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is computed using the straight-line method based on the estimated useful lives of the assets. Depreciation expense for property, plant and equipment was $569 million, $562 million and $520 million in 2008, 2007 and 2006, respectively. The estimated useful lives for major asset classifications are as follows:

Asset Classification	Estimated Useful Life
Buildings	25 to 50 years
Machinery and equipment	3 to 10 years
Computer/Software	1 to 8 years

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

We classify gains and losses associated with asset dispositions in the same line item as the underlying depreciation of the disposed asset in the Consolidated Statements of Income. Net gains recognized in cost of products sold include $16 million, $51 million and $1 million for 2008, 2007, and 2006, respectively. Net gains recognized in selling, general, and administrative expense include $19 million, $14 million and $3 million for 2008, 2007, and 2006, respectively.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), we record impairment losses on long-lived assets when events and circumstances indicate the assets may be impaired and the estimated future cash flows generated by those assets are less than their carrying amounts.

Derivative Financial Instruments

We use derivative instruments designated as cash flow and fair value hedges to manage our exposure to the volatility in material costs, foreign currency and interest rates on certain debt instruments. Derivative instruments are accounted for in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires us to fair value our derivative instruments periodically. Changes in the fair value of derivative assets or liabilities (i.e., gains or losses) are recognized depending upon the type of hedging relationship and whether a hedge has been designated. For those derivative instruments that qualify for hedge accounting, we designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, fair value hedge, or a hedge of a net investment in a foreign operation. Changes in fair value of derivative instruments that do not qualify for hedge accounting are recognized immediately in current earnings. See Note 8 for additional information about hedges and derivative financial instruments.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of the respective assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Judgment is required in determining and evaluating our income tax provisions. We establish provisions for income taxes when, based on the technical merits of the uncertain tax position, it is not more likely than not to be substantiated on a review by tax authorities. We evaluate and adjust these accruals in light of changing facts and circumstances. For additional information about income taxes, see Note 12.

Stock Based Compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payments”, using the modified-prospective-transition method. Under that transition method, compensation cost includes: (1) compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The resulting costs are recognized straight-line over the period during which an employee is required to provide service in exchange for the awards (usually the vesting period of the awards). See Note 10 for additional information about stock based compensation.

BEFIEX Credits

Our Brazilian operations earned tax credits under the Brazilian government’s export incentive program. These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. Based on a recalculation of available credits and a favorable court decision in the fourth

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

quarter of 2005, we were able to recognize approximately $168 million, $131 million and $52 million of export credits during 2008, 2007 and 2006, respectively. As of December 31, 2008, approximately $542 million of export credits remain. We recognize credits as they are monetized. See Note 12 for additional information about how these credits impact our effective tax rate which are included in “Foreign government tax incentive” in the rate reconciliation of our effective tax rate.

Reclassifications

We reclassified certain other prior period amounts in our Consolidated Financial Statements to be consistent with current period presentation. The effect of these reclassifications is not material.

New Accounting Standards

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB No. 133,” (“SFAS 161”). SFAS 161 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”). SFAS 161 also applies to non-derivative hedging instruments and all hedged items designated and qualifying under SFAS 133. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS 161 encourages, but does not require, comparative disclosures for periods prior to its initial adoption. We will adopt SFAS 161 on January 1, 2009 and are currently evaluating the potential impact on our financial statements.

In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. We adopted SFAS 157 for financial assets and liabilities on January 1, 2008. For additional information regarding SFAS 157, see Note 4.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”). SFAS 141(R) requires us to continue to follow the guidance in SFAS 141 for certain aspects of business combinations, with additional guidance provided defining the acquirer, the accounting for transaction costs and contingent consideration, recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, assets and liabilities arising from contingencies, defining a bargain purchase and recognizing and measuring goodwill or a gain from a bargain purchase. In addition, under SFAS 141(R), adjustments associated with changes in tax contingencies that occur after the measurement period, not to exceed one year, are recorded as adjustments to income. This statement is effective for all business combinations for which the acquisition date is on or after the beginning of an entity’s first fiscal year that begins after December 15, 2008; however, the guidance in this standard regarding the treatment of income tax contingencies is retrospective to business combinations completed prior to January 1, 2009. We will adopt SFAS 141(R) for any business combinations occurring at or subsequent to January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” an Amendment of ARB No. 51, “Consolidated Financial Statements,” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

statement is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008 with retrospective application. We will adopt SFAS 160 on January 1, 2009 and are currently evaluating the potential impact on our financial statements when implemented

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The expanded disclosures in this statement about the use of fair value to measure assets and liabilities should provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. We adopted SFAS 157 for financial assets and liabilities on January 1, 2008. For additional information regarding SFAS 157, see Note 4.

(2) DISCONTINUED OPERATIONS AND BUSINESS DISPOSITION

Discontinued Operations

On March 31, 2006, we completed the acquisition of Maytag. The results of Maytag’s operations have been included in our Consolidated Financial Statements beginning April 1, 2006. The following businesses acquired as part of the acquisition of Maytag were divested. Divesting these businesses allows us to focus on the core appliance business.

Amana commercial

On September 6, 2006, we sold the Amana commercial microwave business to Aga Foodservice Inc. for approximately $49 million. Revenues and costs for this business were classified as a component of discontinued operations during the second quarter of 2006. Due to our continuing involvement with the Amana commercial microwave business as an OEM supplier, we reclassified the operating results related to Amana commercial microwave business into continuing operations during the third quarter of 2006.

Dixie-Narco

On October 23, 2006, we completed the sale of the Dixie-Narco vending systems business to Crane Co. for approximately $46 million. The difference between the proceeds received and the net book value of the assets recorded was an adjustment to goodwill.

Hoover

On January 31, 2007, we completed the sale of the Hoover floor-care business to Techtronic Industries, Co., Ltd. for approximately $107 million. The difference between the proceeds received and the net book value of the assets recorded was an adjustment to goodwill.

Jade

On April 2, 2007, we completed the sale of the Jade commercial and residential products businesses to Middleby Corporation. The difference between the proceeds received and the net book value of the assets recorded was an adjustment to goodwill.

As part of the sale of each of the above operations, we retained certain liabilities associated with pension benefits and, in the case of Hoover, postretirement medical benefits for currently retired Hoover employees. In addition, with respect to the sale of the Dixie-Narco vending systems business, we retained certain environmental liabilities. For additional information about pension and postretirement benefits see Note 13.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The associated results of operations and cash flows related to the discontinued operations have been separately reported as of and for the years ended December 31, 2007 and December 31, 2006.

The following table includes certain income statement information related to the results of the Dixie-Narco, Hoover and Jade businesses:

	Year Ended December 31,
Millions of dollars	2007	2006
Net sales	$43	$443

Loss before income taxes	(10)	(79)
Income tax benefit	3	26

Loss from discontinued operations, net of tax	$(7)	$(53)

Business Disposition

On August 10, 2006, our Latin America region sold the remaining 30% interest in an equity investment. Proceeds from the sale were approximately $31 million. A pre-tax gain of $30 million was recognized and classified as interest and sundry income (expense) in the Consolidated Statements of Income.

(3) GOODWILL AND OTHER INTANGIBLES

Goodwill

Goodwill and indefinite lived intangibles are subject to an annual impairment analysis performed during the fourth quarter of each year by reporting unit. We determine the fair value of each reporting unit using discounted cash flows. Our reporting units include: North America, Europe, Multibras and Embraco (which combined is our Latin America reportable operating segment), and Asia. We performed the annual impairment tests and determined there is no impairment for any period presented.

The following table summarizes the net carrying amount of goodwill:

	December 31,
Reporting unit—Millions of dollars	2008	2007
North America	$1,724	$1,755
Embraco	4	5

Total	$1,728	$1,760

The changes in the carrying amounts for goodwill since December 31, 2007 are due primarily to adjustments of certain Maytag exit, relocation and employee termination excess reserves and pre-acquisition uncertain tax positions.

Other Intangible Assets

The following table summarizes the net carrying amount of other intangible assets:

	December 31,		Estimated Useful Life
Millions of dollars	2008	2007
Trademarks	$1,511	$1,516	Indefinite life
Customer relationships	242	258	18 years
Patents and other agreements	68	80	6 to 10 years

Total other intangibles assets, net	$1,821	$1,854

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Amortization expense for each of the years 2009-2012 is estimated to be $30 million and for 2013 is estimated to be $22 million.

(4) FAIR VALUE MEASUREMENTS

As described in Note 1, we adopted SFAS 157 on January 1, 2008. SFAS 157, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques noted in SFAS 157. The three valuation techniques are identified in the table below and are as follows:

(a)	Market approach—prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

(b)	Cost approach—amount that would be required to replace the service capacity of an asset (replacement cost)

(c)	Income approach—techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing and excess earnings models)

Assets and liabilities measured at fair value on a recurring basis are as follows:

Millions of dollars	December 31, 2008	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unbservable Inputs (Level 3)	Valuation Technique
Available for sale investments	$17	$17	$—	$—	(a	)
Net derivative contracts	(234)	—	(234)	—	(a	)

During the December 2008 quarter, we recorded an impairment charge of $9 million in our Europe segment associated with an available for sale investment. The impairment charge was recorded in interest and sundry income (expense) in our Consolidated Statements of Income for the year ended December 31, 2008.

There were no changes in our valuation techniques used to measure fair values on a recurring and nonrecurring basis as a result of adopting SFAS 157.

(5) INVENTORIES

December 31—Millions of dollars	2008	2007
Finished products	$2,213	$2,232
Work in process	49	52
Raw materials	515	525

	2,777	2,809
Less excess of FIFO cost over LIFO cost	(186)	(144)

Total inventories	$2,591	$2,665

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The decrease in inventories, when compared to December 31, 2007, is driven primarily by the impact of changes in foreign currency and an increased excess of FIFO cost over LIFO cost.

LIFO inventories represent approximately 43% and 42% of total inventories at December 31, 2008 and 2007, respectively. During the December 2008 quarter, we increased our excess of FIFO cost over LIFO cost adjustment due to the impact of higher materials costs and lower productivity during 2008.

(6) FINANCING ARRANGEMENTS

Debt

The following table summarizes our debt at December 31, 2008 and 2007:

Millions of dollars	2008	2007
Debentures—9.1%, maturing 2008	$—	$125
Variable rate notes, maturing through 2009	200	200
Senior note—8.6%, maturing 2010	325	325
Senior note—6.125%, maturing 2011	300	299
Medium-term note—5.5%, maturing 2013	499	—
Maytag medium-term note—6.5%, maturing 2014	102	103
Maytag medium-term note—5.0%, maturing 2015	190	189
Senior note—6.5%, maturing 2016	249	249
Debentures—7.75%, maturing 2016	243	243
Other (various maturing through 2016)	96	62

	2,204	1,795
Less current maturities	202	127

Total long-term debt, net of current maturities	$2,002	$1,668

The following table summarizes the contractual maturities of our debt, including current maturities, at December 31, 2008:

Millions of dollars
2009	$202
2010	382
2011	308
2012	9
2013	507
Thereafter	796

Total debt	$2,204

On February 1, 2008 our 9.1% debentures became due and we repaid the remaining balance of $125 million.

On February 28, 2008 we completed the issuance of $500 million 5.50% Notes due March 1, 2013 (“Notes”). The Notes were issued under an existing shelf registration statement filed with the Securities and Exchange Commission. We pay interest semiannually on March 1 and September 1. The Notes contain a provision which requires Whirlpool to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount plus any accrued and unpaid interest if certain change of control events occur. The Notes are also subject to customary non-financial covenants.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

We are in compliance with financial covenant requirements at December 31, 2008 and 2007.

The fair value of long-term debt (including current maturities) was $2,037 million and $1,879 million as of December 31, 2008 and 2007, respectively, and was estimated using discounted cash flow analysis based on incremental borrowing rates for similar types of borrowing arrangements.

Notes Payable

Notes payable consist of the following:

December 31—Millions of dollars	2008	2007
Payable to banks	$393	$164
Commercial paper	—	134

Total notes payable	$393	$298

Notes payable consist of short term borrowings payable to banks and commercial paper used to fund working capital requirements. The fair value of our notes payable approximates the carrying amount due to the short maturity of these obligations. The weighted-average interest rate on notes payable was 3.8% and 5.6% for the years ended December 31, 2008 and 2007, respectively.

We have Credit Facilities which provide a $2.2 billion 5-year credit facility maturing on December 1, 2010, and include a $100 million letter of credit subfacility. Borrowings under the Credit Facilities are available to us and designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings under these facilities, if any, are guaranteed by us. Interest under the Credit Facilities accrues at a variable annual rate based on the LIBOR plus a margin dependent on our credit rating at that time. The Credit Facilities require us to meet certain leverage and interest coverage requirements. At December 31, 2008 and 2007, borrowings of $247 million and $0, respectively, were outstanding under these credit agreements and are included within notes payable in the table above. We are in compliance with financial covenant requirements at December 31, 2008 and 2007.

Whirlpool Financial Corporation

Whirlpool Financial Corporation (“WFC”) is a legal entity with assets consisting primarily of leveraged leases. WFC and Whirlpool are parties to a support agreement. Pursuant to the agreement, if at the close of any quarter WFC’s net earnings available for fixed charges (as defined) for the preceding twelve months is less than a stipulated amount, we are required to make a cash payment to WFC equal to the insufficiency within 60 days of the end of the quarter. We were not required to make any payments under this agreement during 2008, 2007, or 2006. The support agreement may be terminated by either WFC or us upon 30 days notice provided that certain conditions are met. We have also agreed to maintain ownership of at least 70% of WFC’s voting stock.

(7) COMMITMENTS AND CONTINGENCIES

Guarantees

We have guarantee arrangements in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks to support purchases following its normal credit policies. If a customer were to default on its line of credit with the bank, our subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. At December 31, 2008 and December 31, 2007, the guaranteed amounts totaled $203 million and $331 million, respectively. Our only recourse with respect to these arrangements would be legal or administrative collection efforts directed against the customer.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

We provide guarantees of indebtedness and lines of credit for various consolidated subsidiaries. The maximum amount of credit facilities available under these lines for consolidated subsidiaries totaled $1.3 billion and $1.5 billion at December 31, 2008 and December 31, 2007. Our total outstanding bank indebtedness from guarantees totaled $364 million and $115 million at December 31, 2008 and December 31, 2007, respectively.

As of May 16, 2008, we guaranteed a $50 million five year revolving credit facility between certain financial institutions and a not-for-profit entity in connection with a community and economic development project (“Harbor Shores”). The fair value of the guarantee is nominal. The purpose of Harbor Shores is to stimulate employment and growth in the areas of Benton Harbor and St. Joseph, Michigan. In the event of default, we must satisfy the guarantee of the credit facility up to the amount borrowed at the date of default. For additional information about Harbor Shores see our 2008 Proxy Statement for the annual meeting of shareholders filed with the Securities and Exchange Commission on March 3, 2008.

Warranty Reserves

Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. During 2007, we re-evaluated the cost of a voluntary recall of certain Maytag and Jenn-Air brand dishwashers that were associated with inventory from the acquisition of Maytag. As such, we increased the warranty liability as a purchase accounting adjustment in the opening balance sheet at March 31, 2006 with a corresponding increase to recorded goodwill. This amount is included in “Acquisition” in the table below.

The following represents a reconciliation of the changes in product warranty reserves for the periods presented:

Millions of dollars	2008	2007
Balance at January 1	$226	$284
Acquistion	—	53
Warranties issued during the period	417	423
Settlements made during the period	(411)	(546)
Other changes	(17)	12

Balance at December 31	$215	$226

Current portion	$174	$172
Non-current portion	41	54

Total	$215	$226

Product warranty reserves are included within other current liabilities and other noncurrent liabilities in our Consolidated Balance Sheets at December 31, 2008 and 2007.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Operating Lease Commitments

At December 31, 2008, we had noncancelable operating lease commitments totaling $582 million. The annual future minimum lease payments are summarized by year in the table below:

Millions of dollars
2009	$150
2010	114
2011	91
2012	68
2013	58
Thereafter	101

Total noncancelable operating lease commitments	$582

Our rent expense was $201 million, $183 million and $154 million for the years 2008, 2007 and 2006, respectively.

Purchase Obligations

Our expected cash outflows resulting from purchase obligations are summarized by year in the table below:

Millions of dollars
2009	$288
2010	320
2011	272
2012	123
2013	71
Thereafter	8

Total purchase obligations	$1,082

Legal Contingencies

The Brazilian Constitution provides a general basis for recognizing tax credits on the purchase of raw materials used in production (“IPI tax credit”). Certain raw materials that are exempt or have a zero tax basis in the production process qualify for these IPI tax credits. Based on legal precedent, in 2003 and 2004, we recognized tax credits in an aggregate amount of $25 million adjusted for currency. No credits were recognized in 2005 through 2008. The Brazilian tax authority has challenged the recording of IPI tax credits. The Brazilian Supreme Court, which rules on a case by case basis, ruled adversely against another taxpayer in an IPI tax credit case. That ruling is not yet final. Our case is being defended at an administrative level. Our potential exposure ranges from zero to $60 million comprised of $25 million in taxes, $18 million in interest and $17 million in penalties. It is not possible to determine the outcome of these legal proceedings with certainty and as such, we have not accrued a liability for this exposure at December 31, 2008.

In 1989, a Brazilian affiliate (now a subsidiary) brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. In September 2000, an adverse decision in the declaratory action became final. In 2001, the financial institution began a collection action and we responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in December 2005. The Superior Court dismissed our counterclaim in 2007. In late 2008, the lower court issued a

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

decision in the collection action in favor of the financial institution in the amount of 283 million Brazilian Real (approximately $121 million U.S., based on recent exchange rates), plus judicial adjustments, which could be significant. We have appealed this decision. Based on our outside counsel’s assessment of the case, the amount previously accrued for our estimated exposure for this litigation remains unchanged. However, the amount of the final award, if any, may be materially different than the amount we have accrued.

On February 17, 2009, we received a grand jury subpoena from the U.S. Department of Justice requesting documents relating to an antitrust investigation of the global compressor industry. Whirlpool subsidiaries in Brazil and Italy were visited on the same day by competition authorities seeking similar information. We intend to cooperate with these investigations. It is not possible at this time to predict the likely outcome or impact of these investigations.

We are currently defending a number of class action suits in federal and state courts alleging breach of warranty, fraud and violation of state consumer protection acts. There are no allegations of any personal injury or property damage. However, unspecified compensatory damages are being sought. We believe these suits are without merit. We intend to vigorously defend these actions.

We are involved in various other legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect, if any, on our Consolidated Financial Statements.

Product Recalls

We regularly engage in investigations of potential quality and safety issues as part of our ongoing effort to deliver quality products to customers. We are currently investigating a limited number of potential quality and safety issues. As necessary, we undertake to effect repair or replacement of appliances in the event that an investigation leads to the conclusion that such action is warranted.

We currently expect to undertake a corrective action to address a supplier-related quality and potential product safety problem that may affect 1 million appliances manufactured between 2001 and 2003. We have accrued $31.5 million for this matter based on our current estimate of the costs of the action.

On March 21, 2007, we announced a voluntary recall related to approximately 250,000 Maytag brand front-load washing machines. The cost of this recall will be paid by the OEM supplier.

On February 1, 2007, Maytag Corporation announced a voluntary recall of approximately 2.3 million Maytag and Jenn-Air brand dishwashers. We originally estimated the cost of the recall to be $82 million, which we recorded as an assumed liability in our purchase price allocation related to the acquisition of Maytag, with a corresponding increase to recorded goodwill. As of September 30, 2008, we had revised this estimate to $102 million due to an anticipated increase in the response rate. The incremental increase of $20 million was charged to cost of products sold in our Consolidated Statements of Income during 2008. Of this $102 million accrual, we have approximately $7 million remaining at December 31, 2008.

(8) HEDGES AND DERIVATIVE FINANCIAL INSTRUMENTS

We are exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices. Fluctuations in these rates and prices can affect our operating results and financial condition. We manage the exposure to these market risks through operating and financing activities and through the use of derivative financial instruments. We do not enter into derivative financial instruments for speculative or trading purposes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Using derivative markets means assuming counterparty credit risk. Counterparty credit risk relates to the loss we could incur if a counterparty defaulted on a derivative contract. We primarily deal with investment-grade counterparties and monitor the overall credit risk and exposure to individual counterparties. We do not anticipate nonperformance by any counterparties. The amount of counterparty credit exposure is the unrealized gains on such derivative contracts. We do not require, nor do we post, collateral or security on such contracts.

The following table summarizes our outstanding derivative contracts at December 31, 2008 and 2007:

		Notional Amount in Millions of dollars
Exposure	Derivative	2008	2007	Hedge Type	Term
Forecasted cross currency cash flows	Foreign exchange forwards/options	$1,831	$2,023	Cash flow or fair value hedge	Various, up to 18 months

Non-functional currency asset/liability	Foreign exchange forwards/options	$1,130	$1,154	Undesignated	Various, up to 11 months

Raw material purchases	Commodity swaps	$217	$294	Cash flow or fair value hedge	Various, up to 35 months

Raw material purchases	Commodity swaps	$45	$23	Undesignated	Various, up to 11 months

Floating rate debt	Interest rate swap	$50	$50	Cash flow hedge	2009

Fixed rate debt	Interest rate swaps	$—	$100	Fair value hedge	2008

Floating rate debt	Interest rate swaps	$—	$150	Cash flow hedge	2008

Forecasted cross currency cash flows relate primarily to foreign currency denominated expenditures and intercompany financing agreements, royalty agreements and dividends. Non-functional currency asset and liability hedges are undesignated but relate primarily to short term payables and receivables and intercompany loans. Commodity swaps relate to raw material purchases (for example, copper and aluminum) used in the manufacturing process. Unrealized gains and losses relating to these foreign exchange forwards/options and commodity swaps were a loss of $233 million and a loss of $3 million at December 31, 2008 and 2007, respectively.

An interest rate swap with a notional amount of $50 million maturing in 2009 is designated and accounted for as a cash flow hedge on future cash payments. The fair value of this contract was a loss of $1 million and $0.5 million as of December 31, 2008 and 2007, respectively. During 2008, certain interest rate swaps matured associated with fixed and floating rate debt with notional amounts of $100 million and $150 million, respectively.

Gains and losses related to the ineffective portion of our hedging instruments were immaterial for the years ended December 31, 2008, 2007 and 2006.

The amount of unrealized loss on derivative instruments included in accumulated other comprehensive income related to contracts maturing, and expected to be realized during 2009 is $141 million at December 31, 2008.

During November and December 2008, we cash settled certain foreign currency derivative contracts prior to their scheduled settlement dates. As a result of these transactions, we received $82 million in cash, which represented the fair value of these contracts at the date of settlement. In accordance with SFAS 133, effective gains of $82 million were recorded in accumulated other comprehensive income until the hedged forecasted transactions affect earnings. These gains will then be recorded as a reduction in cost of products sold on our

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Consolidated Statements of Income. Approximately $10 million in gains were recorded into earnings during the December 2008 quarter. There was no ineffectiveness related to these settled foreign currency derivative contracts.

(9) STOCKHOLDERS’ EQUITY

Repurchase Program

In June 2004, our Board of Directors authorized a share repurchase program of up to $500 million. During 2007, we repurchased 3.8 million shares at an aggregate purchase price of $368 million and during the three months ended March 31, 2008, we repurchased 1.1 million shares at an aggregate purchase price of $97 million under this program. At March 31, 2008, there were no remaining funds authorized under this program.

On April 23, 2008, our Board of Directors authorized a new share repurchase program of up to $500 million. Share repurchases are made from time to time on the open market as conditions warrant. During 2008, we repurchased 1.9 million shares at an aggregate purchase price of $150 million under this program. At December 31, 2008, there were $350 million remaining funds authorized under this program.

Comprehensive Income

Comprehensive income primarily includes (1) our reported net earnings, (2) foreign currency translation, (3) changes in the effective portion of our open derivative contracts designated as cash flow hedges, (4) changes in our unrecognized pension and other postretirement benefit obligations (post adoption of SFAS 158) and (5) changes in fair value of our available for sale securities.

The following table shows the components of accumulated other comprehensive income at December 31, 2008, 2007 and 2006, and the activity for the years then ended:

Millions of dollars	Foreign Currency	Derivative Instruments	Additional Minimum Pension Liability	Unrecognized Pension and Postretirement Liability	Marketable Securities	Total
Balance at December 31, 2005	$(545)	$—	$(317)	$—	$—	$(862)

Additional minimum pension liability adjustments	—	—	194	—	—	194
Unrealized gain	173	52	—	—	—	225
Tax effect	(4)	(4)	(78)	—	—	(86)

Net of tax	169	48	116	—	—	333
Adoption of SFAS 158, net	—	—	201	(315)	—	(114)

Balance at December 31, 2006	(376)	48	—	(315)	—	(643)

Unrealized gain (loss)	309	(69)	—	—	17	257
SFAS 158	—	—	—	225	—	225
Tax effect	(34)	4	—	(79)	—	(109)

Net of tax	275	(65)	—	146	17	373

Balance at December 31, 2007	(101)	(17)	—	(169)	17	(270)

Unrealized loss	(458)	(150)	—	—	(10)	(618)
SFAS 158	—	—	—	(726)	—	(726)
Tax effect	34	47	—	274	—	355

Net of tax	(424)	(103)	—	(452)	(10)	(989)

Balance at December 31, 2008	$(525)	$(120)	$—	$(621)	$7	$(1,259)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Net Earnings per Share

Diluted net earnings per share of common stock include the dilutive effect of stock options and other share-based compensation plans. For the years ended December 31, 2008, 2007 and 2006, a total of approximately 2,728,410 options, 1,709,000 options and 2,021,000 options, respectively, were excluded from the calculation of diluted earnings per share because their exercise prices would render them anti-dilutive.

Basic and diluted earnings per share from continuing operations were calculated as follows:

Millions of dollars and shares	2008	2007	2006
Numerator for basic and diluted earnings per share—earnings from continuing operations	$418	$647	$486

Denominator for basic earnings per share—weighted-average shares	75.1	78.5	75.1
Effect of dilutive securities—stock-based compensation	0.9	1.4	1.4

Denominator for diluted earnings per share—adjusted weighted-average shares	76.0	79.9	76.5

Preferred Stock Purchase Rights

Rights to repurchase preferred stock under the Rights Agreement dated April 12, 1998 expired on May 22, 2008 pursuant to the terms of the Rights Agreement.

(10) STOCK OPTION AND INCENTIVE PLANS

We sponsor several share-based employee incentive plans. Share-based compensation expense for grants awarded under these plans was $30 million, $40 million and $37 million in 2008, 2007, and 2006, respectively. Related income tax benefits recognized in earnings were $11 million, $15 million and $14 million in 2008, 2007, and 2006, respectively.

Unrecognized compensation cost related to non-vested stock option and RSU awards as of December 31, 2008 and December 31, 2007 totaled $38 million and $54 million, respectively. The cost of these non-vested awards is recognized over the estimated requisite service period. The weighted-average remaining vesting period of the non-vested awards is approximately 22 months.

Share-Based Employee Incentive Plans

On April 17, 2007, our shareholders approved the 2007 Omnibus Stock and Incentive Plan (“2007 OSIP”). This plan was previously adopted by our Board of Directors on February 20, 2007 and provides for the issuance of stock options, performance stock units, performance shares, restricted stock and restricted stock equivalents with terms of no more than 10 years. We have reserved 3,000,000 shares of common stock for issuance, as authorized under this plan, of which 2,208,245 remain available for issuance at December 31, 2008.

The 2007 OSIP replaced the 1998, 2000 and 2002 OSIPs (“Old Plans”). The Old Plans will remain in existence solely for the purpose of addressing the rights of holders of already granted existing awards. Prior to the approval of the 2007 OSIP, we granted 453,620 options, with an exercise price of $94.47 and a 10-year term and 256,527 restricted stock units in 2007. No additional awards will be granted under the Old Plans. Any shares subject to outstanding awards granted under the old plans that subsequently lapse, expire, are forfeited or are cancelled are available for grant under the 2007 OSIP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Stock Options

Eligible employees receive stock options as a portion of their total compensation. Such options generally become exercisable over a three-year period, expire 10 years from the date of grant and are subject to forfeiture upon termination of employment.

We use the Black-Scholes option-pricing model to measure the fair value of stock options granted to employees. Granted options have exercise prices equal to the market price of Whirlpool common stock on the grant date. The principal assumptions utilized in valuing options include: (1) risk-free interest rate—an estimate based on the yield of U.S. zero coupon securities with a maturity equal to the expected life of the option; (2) expected volatility—an estimate based on the historical volatility of Whirlpool common stock for a period equal to the expected life of the option; and (3) expected option life—an estimate based on historical experience. Based on the results of the model, the weighted-average fair values of stock options granted during the years ended December 31, 2008, 2007, and 2006 were $21.03, $22.54, $22.07, respectively, using the following assumptions:

Weighted Average Black-Scholes Assumptions	2008	2007	2006
Risk-free interest rate	3.0%	4.7%	4.6%
Expected volatility	28.1%	22.6%	25.6%
Expected dividend yield	2.0%	1.9%	2.1%
Expected option life	5 years	5 years	5 years

Stock Option Activity

The following table summarizes stock option activity during the years ended December 31, 2008, 2007, and 2006:

	2008		2007		2006
Thousands of shares, except per share data	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding at January 1	4,304	$90.71	5,013	$84.97	3,733	$60.37
Granted	698	85.32	457	94.48	2,249	117.56
Exercised	(399)	60.38	(1,052)	63.19	(871)	63.11
Canceled or expired	(466)	131.72	(114)	106.10	(98)	90.20

Outstanding at December 31	4,137	$87.81	4,304	$90.71	5,013	$84.97

Exercisable at December 31	3,214	$87.39	3,564	$90.70	4,488	$79.47

During the year ended December 31, 2006, we granted 2,249,000 stock options of which 1,778,000 relate to Maytag options that were converted to Whirlpool options on the date of the Maytag acquisition at a weighted average grant price of $125.10.

The total intrinsic value of stock options exercised was $10 million, $39 million and $20 million for the years ended December 31, 2008, 2007 and 2006, respectively. The related tax benefits were $3 million, $15 million and $8 million in 2008, 2007 and 2006, respectively. Cash received from the exercise of stock options was $21 million, $68 million, and $54 million for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The fair value of stock options vested was $7 million, $5 million and $32 million for the years ended December 31, 2008, 2007, and 2006, respectively. Of the $32 million that vested in 2006, $27 million related to the acquisition of Maytag.

The table below summarizes additional information related to stock options outstanding at December 31, 2008:

Options in thousands	Outstanding Net of Expected Forfeitures	Options Exercisable
Number of options	3,975	3,214
Weighted-average exercise price	$87.72	$87.39
Weighted-average remaining contractual term, in years	5.0	4.2

The aggregate intrinsic value of options outstanding (net of expected forfeitures) and options exercisable was nominal at December 31, 2008.

Restricted Stock Units

Eligible employees receive Restricted Stock Units (“RSU”) as a portion of their total compensation. RSU awards vest over various time periods depending upon the program, but generally vest from three years to seven years and convert to unrestricted common stock at the conclusion of the vesting period. All or a portion of an award may be canceled if employment is terminated before the end of the relevant vesting period. Certain awards accrue dividend equivalents on outstanding RSUs (in the form of additional RSUs) based on dividends declared on Whirlpool common stock. We measure compensation cost based on the closing market price of Whirlpool common stock at the grant date.

The following table summarizes RSU activity during the year ended December 31, 2008:

RSUs in thousands	Number of RSUs	Weighted- Average Grant Date Fair Value
Non-vested, December 31, 2007	1,499	$87.55
Granted	310	55.83
Canceled	(524)	77.61
Vested and transferred to unrestricted	(177)	71.86

Non-vested, December 31, 2008	1,108	$77.66

Nonemployee Director Equity Plan

Our Nonemployee Director Equity Plan provides for (1) a one time grant of 1,000 shares of common stock made at the time a director first joins the Board; (2) an annual grant of stock options, with the number of options to be determined by dividing $36,000 by the product of the fair market value of a single share of our common stock on the final trading day before the annual meeting of stockholders multiplied by 0.35; and (3) an annual grant of stock, with the number of shares to be issued to the director determined by dividing $54,000 by the average fair market value of a single share of our common stock for the final three trading days before the grant. The exercise price under each option granted is the fair market value of the common stock on the last trading day before the annual meeting of stockholders.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(11) RESTRUCTURING CHARGES

Under our ongoing global operating platform initiatives, we implemented certain restructuring initiatives to strengthen our leadership position in the global appliance industry. We plan to continue a comprehensive worldwide effort to optimize our regional manufacturing facilities, supply base, product platforms and technology resources to support our global brands and customers.

We incurred total restructuring charges of $149 million, $61 million, $55 million during the years ended December 31, 2008, 2007, 2006 respectively. These charges are included in restructuring in our Consolidated Statements of Income and other long-term liabilities on our Consolidated Balance Sheets and primarily consist of charges to restructure the cooking platform in Latin America, shift refrigeration and dishwasher capacity to lower cost regions in Europe and North America, restructure the laundry platform in North America and Europe and reorganize the salaried workforce throughout Europe and North America.

On October 27, 2008, management committed to a workforce reduction plan whereby we will reduce our employee base worldwide beginning during the fourth quarter of 2008 and through the beginning of 2010. We expect to incur approximately $110 million in employee termination costs, $19 million in asset impairment costs and $1 million in other associated costs for a total of $130 million that will be incurred as a result of this workforce reduction. During the December 2008 quarter we incurred charges of $64 million associated with this workforce reduction, which are included in the $149 million in total restructuring charges discussed above. As of December 31, 2008, approximately $66 million of these workforce reduction costs remain, of which $51 million will result in future cash expenditures.

Our 2008 restructuring initiatives are reducing our overall workforce by approximately 5,000 employees and contractors worldwide through the beginning of 2010. We expect to incur additional costs of $39 million in our Europe region, $7 million in our Latin America region, $18 million in our North American region and $2 million in corporate expenses through the beginning of 2010 related to these initiatives. For additional information about restructuring charges by business segment, see Note 14.

Maytag integration restructuring accruals resulted from the closing of the Newton, Iowa, Herrin, Illinois and Searcy, Arkansas laundry manufacturing plants as well as the former headquarters and other administrative offices during 2006. The costs accrued are recorded in other long-term liabilities on our Consolidated Balance Sheets with a corresponding initial amount recorded to goodwill. As of March 31, 2008, we revised our estimate and reduced certain Maytag exit, relocation and employee termination accruals which resulted in a corresponding decrease to goodwill. No additional revisions were made during the remainder of 2008.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

A summary of our restructuring liability balance and full year restructuring activity for 2008, 2007, 2006 is as follows:

Millions of dollars	January 1, Balance	Maytag Acquistion	Charge to Earnings	Cash Paid	Non-Cash	Revision of Estimate	Translation	December 31, Balance
2008
Termination costs	$56	$—	$134	$(86)	$—	$(21)	$(1)	$82
Non-employee exit costs	44	—	15	(12)	(18)	(7)	—	22

Total	$100	$—	$149	$(98)	$(18)	$(28)	$(1)	$104

2007
Termination costs	$128	$—	$34	$(95)	$—	$(13)	$2	$56
Non-employee exit costs	49	—	27	(30)	(18)	16	—	44

Total	$177	$—	$61	$(125)	$(18)	$3	$2	$100

2006
Termination costs	$15	$134	$26	$(100)	$—	$51	$2	$128
Non-employee exit costs	4	35	29	(15)	(20)	16	—	49

Total	$19	$169	$55	$(115)	$(20)	$67	$2	$177

(12) INCOME TAXES

Income tax expense is as follows:

Year ended December 31—Millions of dollars	2008	2007	2006
Current:
Federal	$9	$(28)	$125
State and local	14	8	(7)
Foreign	66	128	68

	89	108	186
Deferred:
Federal	(309)	28	(112)
State and local	(31)	3	1
Foreign	50	(22)	51

	(290)	9	(60)

Total income tax (benefit) expense	$(201)	$117	$126

Domestic and foreign earnings (loss) before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2008	2007	2006
Domestic	$(433)	$103	$231
Foreign	679	701	388

Total earnings (loss) from continuing operations before income tax and other items	$246	$804	$619

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Reconciliations between tax expense at the U.S. federal statutory income tax rate of 35% and the consolidated effective income tax rate for earnings from continuing operations before income taxes and other items are as follows:

Year ended December 31	2008	2007	2006
Income tax rate computed at U.S. federal statutory rate	35.0%	35.0%	35.0%

U.S. foreign tax credits	(73.9)	(2.2)	(5.3)
U.S. tax on foreign dividends and subpart F income	66.6	0.7	2.9
U.S. government tax incentives	(42.6)	(3.7)	(10.2)
Foreign government tax incentive	(34.5)	(7.6)	(2.7)
Deductible interest on capital	(13.4)	(2.7)	(3.1)
Foreign tax rate differential	(9.4)	(1.4)	1.6
Settlement of global tax audits	(8.6)	2.7	2.6
State and local taxes, net of federal tax benefit	(6.7)	1.0	0.3
Real estate donations	—	(1.1)	—
Medicare Part D subsidy	—	(0.6)	(1.1)
Impact of tax rate changes	0.7	1.9	—
Valuation allowances	2.1	(7.1)	0.3
Foreign withholding taxes	4.7	1.9	2.3
Other items, net	(1.7)	(2.3)	(2.2)

Effective tax rate	(81.7)%	14.5%	20.4%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Significant components of our deferred tax liabilities and assets from continuing operations are as follows:

December 31—Millions of dollars	2008	2007
Deferred tax liabilities
Property, plant and equipment	$229	$262
Financial services leveraged leases	22	25
Pensions	17	17
Software costs	12	17
LIFO inventory	86	81
Intangibles	633	633
Other	164	163

Total deferred tax liabilities	1,163	1,198

Deferred tax assets
Postretirement obligations	470	492
Inventory prepayments	323	—
Pensions	439	189
Restructuring costs	28	30
Product warranty accrual	75	85
Receivable and inventory allowances	57	46
Capital loss carryforwards	—	19
Loss carryforwards	306	286
Employee payroll and benefits	87	128
Foreign tax credit carryforwards	4	102
U.S. general business credit carryforwards	175	88
Hedging	109	2
Accrued expenses	68	128
Other	218	135

Total deferred tax assets	2,359	1,730

Valuation allowances for deferred tax assets	(147)	(72)

Deferred tax assets, net of valuation allowances	2,212	1,658

Net deferred tax assets	$1,049	$460

At December 31, 2008, we have net operating loss carryforwards of $1,380 million, $789 million of which do not expire, with substantially all of the remaining expiring in various years through 2013. As of December 31, 2008, we had $4 million of foreign tax credit carryforwards and $175 million of U.S. general business credit carryforwards available to offset future payments of federal income taxes, expiring between 2016 and 2028.

We routinely review the future realization of deferred tax assets based on projected future reversal of taxable temporary differences, available tax planning strategies and projected future taxable income. We have recorded a valuation allowance to reflect the net estimated amount of certain deferred tax assets associated with net operating loss and other deferred tax assets we believe will be realized. Our recorded valuation allowance of $147 million at December 31, 2008 consists of $86 million of net operating loss carryforwards and $61 million of other deferred tax assets. We believe that it is more likely than not that we will realize the benefit of existing deferred tax assets, net of valuation allowances mentioned above.

We have historically reinvested all unremitted earnings of our foreign subsidiaries and affiliates. We plan to distribute approximately $147 million of foreign earnings over the next several years. This distribution is forecasted to result in tax benefits which have not been recorded because of their contingent nature. There has

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

been no deferred tax liability provided on the remaining amount of unremitted earnings of $1.8 billion at December 31, 2008. Should we make a distribution out of the $1.8 billion of unremitted earnings, we would be subject to additional U.S. taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. It is not practicable to estimate the amount of the deferred tax liability associated with these unremitted earnings.

On October 3, 2008, The Emergency Economic Stabilization Act of 2008 (the “Act”) was signed into law. The Act includes a wide-range of provisions that are intended to ensure that conservation and efficiency are a central component to the United States energy strategy. Among the many provisions of this legislation are manufacturers’ tax credits for the accelerated U.S. production of super-efficient clothes washers, refrigerators and dishwashers that meet or exceed certain Energy Star thresholds for energy and water conservation levels as set by the U.S. Department of Energy (“Energy Credit”). The tax credits apply to eligible production during the 2008 to 2010 calendar years provided the production of qualifying product in any individual year exceeds a rolling two year baseline of production. We have historically, and will continue to, invest over 2% of our annual sales in research and development to provide innovative and energy efficient products that meet these standards for our customers. As a result, during the December 2008 quarter and in future periods through 2010 we expect to record a tax credit benefit under the provisions of the Act related to the production of qualifying appliances. Including the Energy Credit, total general business tax credits recorded during 2008 reduced our effective tax rate by 43%.

We are in various stages of audits by certain governmental tax authorities. We establish liabilities for the difference between tax return provisions and the benefits recognized in our financial statements. Such amounts represent a reasonable provision for taxes ultimately expected to be paid, and may need to be adjusted over time as more information becomes known.

We adopted FIN 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB 109” (“FIN 48”) on January 1, 2007, at which time the total amount of gross unrecognized tax benefit on the Consolidated Balance Sheet was $166 million. Upon adoption of FIN 48, we recognized a $2 million increase in the liability for unrecognized tax benefits and a $2 million decrease in federal benefit related to state uncertain tax positions. The increase has been accounted for as a reduction to retained earnings in the amount of $8 million and a reduction to goodwill in the amount of $4 million. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Millions of dollars	2008	2007
Balance, January 1	$189	$166
Additions for tax positions of the current year	4	36
Additions for tax positions of the prior year	2	20
Reductions for tax positions of prior years for:
Changes in judgment	(39)	(28)
Settlements during the period	(37)	(4)
Lapses of applicable statute of limitation	—	(1)

Balance, December 31	$119	$189

Included in the liability for unrecognized tax benefits at December 31, 2008 and 2007 are $119 and $141 million, respectively, of unrecognized tax benefits that if recognized would impact the effective tax rate, net of $16 million and $16 million, respectively, of federal benefits related to state uncertain tax positions.

We recognize charges related to interest and penalties for unrecognized tax benefits as a component of income tax expense. As of December 31, 2008 and 2007, we have accrued interest and penalties of $25 and $40 million, respectively. Interest and penalties are not included in the tabular rollforward of unrecognized tax benefits above.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

We file income tax returns in the U.S. federal, various state, local and foreign jurisdictions. We are no longer subject to any significant U.S. federal, state, local or foreign income tax examinations by tax authorities for years before 2006. The Internal Revenue Service commenced an examination of our U.S. income tax returns for 2006 and 2007 in the fourth quarter of 2008 that is anticipated to be completed during early 2010. It is reasonably possible that certain unrecognized tax benefits of $1 million could be settled with the related jurisdictions during the next 12 months.

(13) PENSION AND POSTRETIREMENT MEDICAL BENEFITS PLANS

We have funded and unfunded noncontributory defined benefit pension plans that cover substantially all of our North American employees and certain European, Asian and Brazilian employees. The formula for U.S. salaried employees covered under the defined benefit plan sponsored by Whirlpool was based on years of service and final average salary, while the formula for U.S. hourly employees covered under the defined benefit plans sponsored by Whirlpool was based on specific dollar amounts for each year of service. There were multiple formulas for employees covered under the defined benefit plan sponsored by Maytag, including a cash balance formula. The U.S. plans are frozen for the majority of participants. An enhanced defined contribution plan is being provided to affected employees subsequent to the pension plan freezes and is not classified within the net periodic benefit cost.

The U.S. qualified defined benefit pension plans provide that in the event of a plan termination within five years (36 months for the defined benefit plan sponsored by Maytag) following a change in control of Whirlpool, any assets held by the plans in excess of the amounts needed to fund accrued benefits would be used to provide additional benefits to plan participants. A change in control generally means either a change in the majority of the incumbent Board of Directors or an acquisition of 25% (30% for purposes of the Whirlpool Production Employees Retirement Plans and 20% for purposes of the defined benefit plan sponsored by Maytag) or more of the voting power of Whirlpool’s outstanding stock.

We provide postretirement health care benefits for eligible retired U.S. employees. Eligible retirees include those who were full-time employees with 10 years of service who attained age 55 while in service with us and those union retirees who met the eligibility requirements of their collective bargaining agreements. In general, the postretirement health care plans are contributory with participants’ contributions adjusted annually and generally include cost-sharing provisions that limit our exposure for recent and future retirees. The plans are unfunded. We reserve the right to modify the benefits. We provide no significant postretirement medical benefits to non-U.S. employees.

Amended Plans

On August 1, 2008, certain retiree medical benefits for the retirees and remaining active participants associated with our Newton, Iowa manufacturing facility were amended (Newton Amendment), effective January 1, 2009, to be consistent with those benefits provided by the Whirlpool Corporation Group Benefit Plan. The result of this amendment was a reduction in the postretirement benefit obligation of $229 million with a corresponding increase to other comprehensive income, net of tax.

In conjunction with the Newton Amendment, we initiated legal proceedings with certain retirees and the United Automobile, Aerospace, and Agricultural Implement Workers of America to seek a declaratory judgment that Whirlpool has the right to change retiree medical benefits after July 31, 2008, the expiration date of the collective bargaining agreement. In response, a similar group of retirees has initiated legal proceedings against Whirlpool asserting the above benefits are vested. We believe the outcome of the legal proceedings against Whirlpool will not have a material adverse effect on our Consolidated Financial Statements.

In December of 2007, The Maytag Corporation Employees Retirement Plan was amended to cease all benefit accruals effective December 31, 2007 for the production plant in Amana, Iowa. An enhanced defined

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

contribution benefit was provided to eligible affected employees subsequent to the effective date of the plan amendment. Also, effective for retirements on and after January 1, 2008, a retirement supplement of $300 per month will be provided for 24 months following the retirement of eligible Amana hourly employees retiring during the term of the current union agreement. The effect of this amendment was to increase the PBO at December 31, 2007 by approximately $2 million.

In July of 2007, we announced certain changes to the Whirlpool Retiree Healthcare Plan that took effect on January 1, 2008 and January 1, 2009. These changes include an adjustment to the Retiree Health Savings Account (RHSA) credit received by certain groups of heritage Maytag and heritage Whirlpool employees, the substitution of post-65 drug coverage with a credit or adjusted notional account that may be used to offset the cost of Medicare Part D premiums or other employer-sponsored medical coverage for certain groups of heritage Maytag and heritage Whirlpool retirees; and the replacement of certain heritage Maytag retiree medical plans with PPO coverage offered under the Whirlpool Retiree Healthcare Plan. As a result of these changes, we recognized a reduction in our long-term post-employment obligation of $82 million. An additional $46 million reduction in the long-term post-employment benefit obligation was realized as a result of a change in discount rate consistent with the July 1, 2007 remeasurement date. The offsetting credit was recorded, net of the related deferred tax asset, as an increase in accumulated other comprehensive income.

The U.S. heritage Whirlpool and Maytag pension plans were amended to cease benefit accruals for the majority of salaried and non-union participants effective December 31, 2006. For heritage Whirlpool salaried employees who are eligible to retire before January 1, 2010, the plan freeze will be effective December 31, 2009. The Whirlpool Production Employees Retirement Plans (“WPERP”) at Fort Smith and LaVergne, which cover union employees, were amended to cease all benefit accruals effective June 30, 2007 and January 31, 2007, respectively. An enhanced defined contribution plan is being provided to affected employees subsequent to the plan freezes.

The Pension Protection Act of 2006 required changes in the basis for calculating lump sum payments effective January 1, 2008. The effect of these changes reduced the projected benefit obligation (“PBO”) at December 31, 2007 by approximately $39 million.

401(k) Defined Contribution Plan

We maintain a 401(k) defined contribution plan covering substantially all U.S. employees. Our matching contributions for most employees are based on the level of individual participants’ contributions and, for certain domestic union hourly and certain salaried Whirlpool employees who are eligible to retire on or before December 31, 2009, are based on annual operating results and the level of individual participants’ contributions. We also make automatic company contributions for eligible employees in an amount equal to 3% of the employee’s eligible pay. Our contributions amounted to the following amounts:

Millions of dollars	2008	2007	2006
401 (k) Company contributions	$70	$68	$29

Adoption of SFAS No. 158

On December 31, 2006, we adopted the recognition and disclosure provisions of SFAS No. 158 “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS Nos. 87, 88, 106 and 132R” (“SFAS 158”). SFAS 158 requires that we recognize the funded status of our defined benefit pension plans and other postretirement plans on our Consolidated Balance Sheet as of December 31, 2006, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial losses and

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

unrecognized prior service costs and credits, which were previously netted against the plans’ funded status in our Consolidated Balance Sheets pursuant to the provisions of SFAS 87, “Employers’ Accounting for Pensions” and SFAS 106. These amounts will be subsequently recognized as net periodic (benefit) cost pursuant to our accounting policy for amortizing such amounts. Actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic (benefit) cost in the same periods will be recognized as a component of other comprehensive income. These gains and losses will be subsequently recognized as a component of net periodic (benefit) cost on the same basis as the amounts recognized in accumulated other comprehensive loss at adoption of SFAS 158.

The incremental effects of adopting SFAS 158 on our Consolidated Balance Sheet at December 31, 2006 are presented in the following table:

Millions of dollars	Before Adopting SFAS 158	Adjustments to Adopt SFAS 158	After Adopting SFAS 158
Assets
Noncurrent benefit asset	$12	$(12)	$—
Intangible asset	38	(38)	—
Deferred tax asset	115	63	178

Liabilities
Current benefit liability	—	113	113
Noncurrent benefit liability	2,031	14	2,045

Stockholders’ Equity
Accumulated other comprehensive loss	(201)	(114)	(315)

We use a December 31 measurement date for our pension and postretirement benefit plans.

Obligations and Funded Status at End of Year

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2008	2007	2008	2007	2008	2007
Funded Status
Fair value of plan assets	$2,212	$3,062	$156	$180	$—	$—
Benefit obligations	3,547	3,580	342	393	904	1,151

Funded status	$(1,335)	$(518)	$(186)	$(213)	$(904)	$(1,151)

Amounts recognized in the statement of financial position
Noncurrent asset	$—	$—	$3	$13	$—	$—
Current liability	(12)	(8)	(7)	(10)	(82)	(90)
Noncurrent liability	(1,323)	(510)	(182)	(216)	(822)	(1,061)

Amount recognized	$(1,335)	$(518)	$(186)	$(213)	$(904)	$(1,151)

Amounts recognized in accumulated other comprehensive income (pre-tax)
Net actuarial loss	$1,187	$275	$41	$31	$75	$131
Prior service (credit)/cost	(23)	(23)	4	4	(290)	(150)
Transition (asset)/obligation	—	—	(1)	(1)	1	1

Amount recognized	$1,164	$252	$44	$34	$(214)	$(18)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The PBO and fair value of plan assets for pension plans with a PBO in excess of plan assets at December 31, 2008 and 2007 were as follows:

	U.S. Pension Benefits		Foreign Pension Benefits
Millions of dollars	2008	2007	2008	2007
PBO	$3,547	$3,580	$275	$280
Fair value of plan assets	2,212	3,062	85	55

The PBO, ABO and fair value of plan assets for pension plans with an ABO in excess of plan assets at December 31, 2008 and 2007 were as follows:

	U.S. Pension Benefits		Foreign Pension Benefits
Millions of dollars	2008	2007	2008	2007
PBO	$3,547	$3,580	$213	$274
ABO	3,537	3,559	204	259
Fair value of plan assets	2,212	3,062	27	50

Change in Benefit Obligation

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2008	2007	2008	2007	2008	2007
Benefit obligation, beginning of year	$3,580	$3,777	$393	$360	$1,151	$1,304
Service cost	14	25	7	7	21	22
Interest cost	211	215	22	19	66	73
Plan participants’ contributions	—	—	2	2	18	16
Actuarial (gain)/loss	52	(19)	(3)	(23)	(56)	(80)
Gross benefits paid	(305)	(381)	(30)	(26)	(113)	(112)
less: federal subsidy on benefits paid	—	—	—	—	5	5
Plan amendments	1	(37)	—	—	(182)	(82)
Acquisitions/divestitures	—	—	—	(1)	—	—
New plans	—	—	9	23	—	1
Curtailments	—	—	(17)	—	—	—
Settlements	(6)	—	(1)	(1)	—	—
Foreign currency exchange rates	—	—	(40)	33	(6)	4

Benefit obligation, end of year	$3,547	$3,580	$342	$393	$904	$1,151

ABO, end of year	$3,537	$3,559	$326	$374	$—	$—

Weighted-Average Assumptions Used to Determine Benefit Obligation at End of Year

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007	2008	2007
Discount rate	6.05%	6.15%	1.5-13.2%	3.5-11.3%	5.95%	6.05%
Rate of compensation increase	4.5%	4.5/3.0%	2.0-7.1%	2.0-7.1%	—	—
Health care cost trend rate
Initial rate	—	—	—	—	8.00%	8.50%
Ultimate rate	—	—	—	—	5.00%	5.00%
Years to ultimate	—	—	—	—	6	7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Change in Plan Assets

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2008	2007	2008	2007	2008	2007
Fair value of plan assets, beginning of year	$3,062	$3,146	$180	$137	$—	$—
Actual return on plan assets	(633)	222	(15)	(3)	—	—
Employer contribution	94	75	32	25	95	96
Plan participants’ contributions	—	—	2	2	18	16
Gross benefits paid	(305)	(381)	(30)	(26)	(113)	(112)
Acquisitions/divestitures	—	—	—	—	—	—
New plans	—	—	9	31	—	—
Settlements	(6)		(1)	—	—	—
Foreign currency exchange rates	—	—	(21)	14	—	—

Fair value of plan assets, end of year	$2,212	$3,062	$156	$180	$—	$—

U.S. Pension Plan Asset Allocation

Millions of dollars	Target Allocation	Percentage of Plan Assets
	2009	2008	2007
Asset Category
Equity securities	60%	53%	64%
Debt securities	40	47	36

Total	100%	100%	100%

In the U.S., the expected rate of return on plan assets was determined by using the historical asset returns for publicly traded equity and fixed income securities tracked from 1927 through 2008 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The expected returns are weighted by the targeted asset allocations. The resulting weighted-average return was rounded to the nearest quarter of one percent.

Foreign Pension Plan Asset Allocation

Millions of dollars	Target Allocation	Percentage of Plan Assets
	2009	2008	2007
Asset Category
Equity securities	33%	33%	41%
Debt securities	50	52	50
Other	17	15	9

Total	100%	100%	100%

For foreign pension plans, the expected rate of return on plan assets was determined by observing historical returns in the local fixed income and equity markets and computing the weighted average returns with the weights being the asset allocation of each plan.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Components of Net Periodic Benefit Cost

Millions of dollars	U.S. Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Service cost	$14	$25	$82	$7	$7	$12	$21	$22	$21
Interest cost	211	215	197	22	19	18	66	73	66
Expected return on plan assets	(240)	(251)	(224)	(11)	(10)	(8)	—	—	—
Amortization:
Actuarial loss/(gain)	12	16	26	1	1	1	1	4	13
Prior service cost/(credit)	—	5	9	1	1	1	(25)	(13)	(8)
Transition obligation	—	—	—	—	—	1	—	—	—
Curtailment loss/(gain)	1	14	6	(7)	—	(5)	(17)	—	—
Settlement loss	2	—	—	—	—	—	—	—	—
One-time benefit (credit)/charge for new plan	—	—	—	—	(8)	—	—	1	—

Net periodic benefit cost	$—	$24	$96	$13	$10	$20	$46	$87	$92

During 2008, we recognized a curtailment gain of $7 million related to the conversion of our Mexico defined benefit plan to a defined contribution plan. Additionally, we recognized a curtailment gain of $17 million in our U.S. postretirement health care plan as a result of the reduction in force announced on October 27, 2008. See Note 11 for additional information regarding our restructuring initiatives.

During 2007 and 2006 we recognized curtailment losses of $14 million and $6 million, respectively, related to amendments to cease all benefit accruals in our WPERPs for Fort Smith and LaVergne. Additionally, as a result of a change in law in Italy, we recognized a curtailment gain of $5 million in 2006.

We acquired Maytag on March 31, 2006, and the pension and postretirement net periodic cost has been reflected from that date forward.

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Pre-Tax) in 2008

Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Curtailment effects	$(1)	$(9)	$17
Settlements	(2)	—	—
Current year actuarial loss/(gain)	926	21	(55)
Amortization of actuarial loss	(12)	(1)	(1)
Current year prior service cost/(credit)	1	—	(182)
Amortization of prior service (cost)/credit	—	(1)	25
Amortization of transition obligation/(asset)	—	—	—

Total recognized in other comprehensive income (pre-tax)	$912	$10	$(196)

Total recognized in net periodic benefit costs and other comprehensive income (pre-tax)	$912	$23	$(150)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Weighted-Average Assumptions Used to Determine Net Periodic Cost

	U.S. Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Discount rate	6.15%	5.85%	5.60/6.05%	3.50-11.30%	3.00-11.30%	4.00-11.30%	6.05/6.55%	5.75/6.15%	5.50/6.05%
Expected long- term rate of return on plan assets	8.25%	8.50%	8.50%	4.50-11.30%	4.50-11.30%	4.50-11.30%	—	—	—
Rate of compensation increase	4.50/3.00%	4.50/3.00%	4.50%	2.00-7.10%	2.00-7.10%	2.50-7.10%	—	—	—
Health care cost trend rate
Initial rate	—	—	—	—	—	—	8.50%	9.00%	9.00%
Ultimate rate	—	—	—	—	—	—	5.00%	5.00%	5.00%
Years to ultimate	—	—	—	—	—	—	7	4	4

Additional Information

Estimated Pre-Tax Amounts that will be amortized from Accumulated Other Comprehensive Income into Net Period Pension Cost in 2009

Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Actuarial (gain)/loss	$32	$3	$—
Prior service (credit)/cost	—	—	(33)

Total	$32	$3	$(33)

Estimated impact of one percentage-point change in assumed health care cost trend rate

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

Millions of dollars	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$5	$(5)
Effect on postretirement benefit obligations	54	(50)

Funding Policy

Our funding policy is to contribute to our U.S. pension plans amounts sufficient to meet the minimum funding requirement as defined by employee benefit and tax laws, plus additional amounts which we may determine to be appropriate. In certain countries other than the U.S., the funding of pension plans is not common practice. We have several unfunded non-U.S. pension plans. We pay for retiree medical benefits as they are incurred.

Expected Employer Contributions to Funded Plans

Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits
2009	$80	$13

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The $80 million expected to be contributed to the U.S. pension plans during 2009 represents required contributions to our funded U.S. pension plans.

The $13 million expected to be contributed to the foreign pension plans during 2009 represents contributions to our funded foreign pension plans.

Expected Benefit Payments

			Other Postretirement Benefits
Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits	Gross	Expected Federal Subsidy
2009	$318	$18	$85	$(3)
2010	264	18	88	(3)
2011	260	20	90	(3)
2012	258	22	88	(4)
2013	257	23	85	(4)
2014-2018	1,290	127	385	(23)

(14) BUSINESS SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance.

We identify such segments based upon geographical regions of operations because each operating segment manufactures home appliances and related components, but serves strategically different markets. The chief operating decision maker evaluates performance based upon each segment’s operating income, which is defined as income before interest and sundry income (expense), interest expense, income taxes, minority interests and restructuring costs. Total assets by segment are those assets directly associated with the respective operating activities. The “Other/Eliminations” column primarily includes corporate expenses, assets and eliminations as well as all other restructuring and discontinued operations. Intersegment sales are eliminated within each region with the exception of compressor sales out of Latin America, which are included in Other/Eliminations.

Sales activity with Sears, a North American major home appliance retailer, represented 11%, 12% and 14% of consolidated net sales in 2008, 2007, and 2006, respectively. Related receivables were 13% and 16% of consolidated trade receivables as of December 31, 2008 and 2007, respectively.

We conduct business in two countries that individually comprised over 10% of consolidated net sales and/or total assets within the last three years. The United States represented 48%, 53%, 63% of net sales for 2008, 2007, and 2006, respectively, while Brazil totaled 16%, 12%, 9% for 2008, 2007, and 2006, respectively. As a percentage of total assets, the United States accounted for 51%, and 51% at the end of 2008 and 2007, respectively. Brazil accounted for 10% and 15% of total assets at the end of 2008 and 2007, respectively.

As described above, our chief operating decision maker reviews each operating segment’s performance based upon operating income which excludes restructuring costs. These restructuring costs are included in operating profit on a consolidated basis and included in the Other/Eliminations column in the tables below. For 2008, the operating segments recorded total restructuring costs (See Note 11) as follows: North America—$56 million, Europe—$78 million, Latin America—$7 million, Asia—$2 million and Corporate—$6 million, for a total of $149 million. For 2007, the operating segments recorded total restructuring costs (See Note 11) as follows: North America—$13 million, Europe—$28 million and Latin America—$20 million, for a total of $61

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

million. For 2006, the operating segments recorded total restructuring costs as follows: North America—$18 million, Europe—$23 million, Latin America—$7 million and Asia—$7 million, for a total of $55 million.

	GEOGRAPHIC SEGMENTS
Millions of dollars	North America	Europe	Latin America	Asia	Other/ Eliminations	Total Whirlpool
Net sales
2008	$10,781	$4,016	$3,704	$593	$(187)	$18,907
2007	11,735	3,848	3,437	557	(169)	19,408
2006	11,642	3,432	2,692	457	(143)	18,080
Intersegment sales
2008	$148	$336	$219	$161	$(864)	$—
2007	171	504	169	220	(1,064)	—
2006	64	494	141	231	(930)	—
Depreciation and amortization
2008	$329	$131	$96	$22	$19	$597
2007	352	115	84	22	20	593
2006	332	105	72	21	20	550
Operating profit (loss)
2008	$199	$149	$478	$10	$(287)	$549
2007	646	246	438	(6)	(261)	1,063
2006	667	192	237	(11)	(262)	823
Total assets
2008	$8,038	$3,592	$2,094	$639	$(831)	$13,532
2007	8,107	3,394	2,615	689	(796)	14,009
2006	8,449	3,001	2,037	603	(331)	13,759
Capital expenditures
2008	$253	$156	$100	$21	$17	$547
2007	251	144	110	20	11	536
2006	320	129	92	23	12	576

(15) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three months ended
Millions of dollars, except per share data	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2008:
Net sales	$4,315	$4,902	$5,076	$4,614
Cost of products sold	3,842	4,217	4,324	4,000
Net earnings available to common stockholders	44	163	117	94

Per share of common stock:
Basic net earnings	0.60	2.18	1.55	1.23
Diluted net earnings	0.60	2.15	1.53	1.22
Dividends	0.43	0.43	0.43	0.43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	Three months ended
Millions of dollars, except per share data	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2007:
Net sales	$5,325	$4,840	$4,854	$4,389
Cost of products sold	4,487	4,148	4,121	3,761
Net earnings available to common stockholders	187	175	161	117

Per share of common stock:
Basic net earnings	2.42	2.24	2.04	1.48
Diluted net earnings	2.38	2.20	2.00	1.46
Dividends	0.43	0.43	0.43	0.43

The quarterly earnings per share amounts will not necessarily add to the earnings per share computed for the year due to the method used in calculating per share data.

FIVE-YEAR SELECTED FINANCIAL DATA

(Millions of dollars, except share and employee data)	2008	2007	2006	2005	2004
CONSOLIDATED OPERATIONS
Net sales	$18,907	$19,408	$18,080	$14,317	$13,220
Operating profit(1)	549	1,063	823	792	758
Earnings from continuing operations before income taxes and other items	246	804	619	597	616
Earnings from continuing operations	418	647	486	422	406
Loss from discontinued operations(2)	—	(7)	(53)	—	—
Net earnings available to common stockholders	418	640	433	422	406
Net capital expenditures	547	536	576	494	511
Depreciation	569	562	520	440	443
Dividends	128	134	130	116	116

CONSOLIDATED FINANCIAL POSITION
Current assets	$6,044	$6,555	$6,517	$4,763	$4,514
Current liabilities	5,563	5,893	6,043	4,354	3,985
Working capital	481	662	474	409	529
Property, plant and equipment-net	2,985	3,212	3,157	2,511	2,583
Total assets	13,532	14,009	13,759	8,301	8,181
Long-term debt	2,002	1,668	1,798	745	1,160
Stockholders’ equity	3,006	3,911	3,283	1,745	1,606

PER SHARE DATA
Basic earnings from continuing operations before accounting change	$5.57	$8.24	$6.47	$6.30	$6.02
Diluted earnings from continuing operations before accounting change	5.50	8.10	6.35	6.19	5.90
Diluted net earnings	5.50	8.01	5.67	6.19	5.90
Dividends	1.72	1.72	1.72	1.72	1.72
Book value	39.54	48.96	42.93	25.54	23.31
Closing Stock Price—NYSE	41.35	81.63	83.02	83.76	69.21

KEY RATIOS
Operating profit margin	2.9%	5.5%	4.6%	5.5%	5.7%
Pre-tax margin(3)	1.3%	4.1%	3.4%	4.2%	4.7%
Net margin(4)	2.2%	3.3%	2.7%	2.9%	3.1%
Return on average stockholders’ equity(5)	10.7%	18.1%	15.7%	24.6%	30.3%
Return on average total assets(6)	3.0%	4.6%	3.9%	5.1%	5.2%
Current assets to current liabilities	1.1	1.1	1.1	1.1	1.1
Total debt-appliance business as a percent of invested capital(7)	46.0%	34.5%	41.2%	40.4%	45.7%
Price earnings ratio	7.5	10.2	14.6	13.5	11.7

OTHER DATA
Number of common shares outstanding (in thousands):
Average—on a diluted basis	76,019	79,880	76,471	68,272	68,902
Year-end	73,536	75,835	78,484	67,880	66,604
Number of stockholders (year-end)	14,515	15,011	15,311	7,442	7,826
Number of employees (year-end)	69,612	73,682	73,416	65,682	68,125
Total return to shareholders (five year annualized)(8)	(8.5)%	11.8%	4.9%	14.5%	3.7%

(1)	Restructuring charges were $149 million in 2008, $61 million in 2007, $55 million in 2006, $57 million in 2005 and $15 million in 2004.

(2)	Our earnings from continuing operations exclude certain dispositions adjacent to the Maytag acquisition.

(3)	Earnings from continuing operations before income taxes and other items, as a percent of sales.

(4)	Earnings from continuing operations, as a percent of sales.

(5)	Net earnings (loss), divided by average stockholders’ equity.

(6)	Net earnings (loss), divided by average total assets.

(7)	Debt divided by debt, stockholders’ equity and minority interests.

(8)	Stock appreciation plus reinvested dividends.

Report by Management on the Consolidated Financial Statements

The management of Whirlpool Corporation has prepared the accompanying financial statements. The financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, based upon their audits, expresses the opinion that these financial statements present fairly the consolidated financial position, statements of income and cash flows of Whirlpool and its subsidiaries in accordance with accounting principles generally accepted in the United States. Their audits are conducted in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States).

The financial statements were prepared from the Company’s accounting records, books and accounts which, in reasonable detail, accurately and fairly reflect all material transactions. The Company maintains a system of internal controls designed to provide reasonable assurance that the Company’s books and records, and the Company’s assets are maintained and accounted for, in accordance with management’s authorizations. The Company’s accounting records, policies and internal controls are regularly reviewed by an internal audit staff.

The audit committee of the Board of Directors of the Company is composed of five independent directors who, in the opinion of the board, meet the relevant financial experience, literacy, and expertise requirements. The audit committee provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors (1) the objectivity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. In performing these functions, the committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure. The committee also has the responsibility to retain and terminate the Company’s independent registered public accounting firm and exercise the committee’s sole authority to review and approve all audit engagement fees and terms and pre-approve the nature, extent, and cost of all non-audit services provided by the independent registered public accounting firm.

/s/ ROY W. TEMPLIN
Roy W. Templin
Executive Vice President and Chief Financial Officer
February 19, 2009

Management’s Report on Internal Control Over Financial Reporting

The management of Whirlpool Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a – 15(f) and 15d – 15(f) under the Securities Exchange Act of 1934. Whirlpool’s internal control system is designed to provide reasonable assurance to Whirlpool’s management and board of directors regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Whirlpool assessed the effectiveness of Whirlpool’s internal control over financial reporting as of December 31, 2008. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that Whirlpool maintained effective internal control over financial reporting as of December 31, 2008.

Whirlpool’s independent registered public accounting firm has issued an audit report on its assessment of Whirlpool’s internal control over financial reporting. This report appears on page F-59.

/s/ JEFF M. FETTIG	/s/ ROY W. TEMPLIN
Jeff M. Fettig	Roy W. Templin
Chairman of the Board and Chief Executive Officer	Executive Vice President and Chief Financial Officer

February 19, 2009	February 19, 2009

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited the accompanying consolidated balance sheets of Whirlpool Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whirlpool Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Note 12 of the notes to the consolidated financial statements, effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes. As described in Note 13 to the consolidated financial statements, effective December 31, 2006, the Company adopted FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment to FASB Statements No. 87, 88, 106, and 132(R).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Whirlpool Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2009 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

February 19, 2009

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited Whirlpool Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Whirlpool Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Whirlpool Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Whirlpool Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008 of Whirlpool Corporation and our report dated February 19, 2009 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

February 19, 2009

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

WHIRLPOOL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2008, 2007 and 2006

(millions of dollars)

COL. A	COL. B	COL. C		COL. D		COL. E
		ADDITIONS
Description	Balance at Beginning of Period	(1) Charged to Costs and Expenses	(2) Charged to Other Accounts / Other	Deductions —Describe		Balance at End of Period
Year Ended December 31, 2008:
Allowance for doubtful accounts—accounts receivables	$83	$29	$—	$(46	)—A	$66
Year Ended December 31, 2007:
Allowance for doubtful accounts—accounts receivables	84	19	—	(20	) —A	83
Year Ended December 31, 2006:
Allowance for doubtful accounts—accounts receivables	76	19	14 —B	(25	) —A	84

Note A—The amounts represent accounts charged off, less recoveries of $0 in 2008, $0 in 2007, and $0 in 2006, translation adjustments and transfers.

Note B—The amount represents allowances for doubtful accounts recorded as part of the Maytag acquisition.

WHIRLPOOL CORPORATION 2000 NORTH M-63 BENTON HARBOR, MI 49022

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Whirlpool Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WHIRL1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WHIRLPOOL CORPORATION
	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4, 5 AND 6. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 7 AND 8.
Vote On Directors				Vote On Proposals
1. Election of Directors						For	Against	Abstain
Nominees:	For	Against	Abstain	2.	Ratification of the appointment of Ernst & Young LLP as Whirlpool’s independent registered public accounting firm for 2009.	☐	☐	☐
1a. Gary T. DiCamillo	☐	☐	☐	3.	Approval of the Whirlpool Corporation Performance Excellence Plan.	☐	☐	☐
1b. Kathleen J. Hempel	☐	☐	☐	4.	Management’s proposal to amend Whirlpool’s Restated Certificate of Incorporation to declassify Whirlpool’s Board of Directors.	☐	☐	☐
1c. Michael A. Todman	☐	☐	☐	5.	Management’s proposal to amend Article SIXTH of Whirlpool’s Restated Certificate of Incorporation to eliminate supermajority vote provisions.	☐	☐	☐
				6.	Management’s proposal to amend Articles EIGHTH and TENTH of Whirlpool’s Restated Certificate of Incorporation to eliminate supermajority vote provisions.	☐	☐	☐
				7.	Stockholder proposal to elect each director annually.	☐	☐	☐
Please sign exactly as name(s) appear(s) on this proxy card. Joint owners, trustees, executors, etc. should indicate the capacity in which they are signing.				8.	Stockholder proposal to eliminate supermajority stockholder vote provisions.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

            Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

            The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

WHIRL2

WHIRLPOOL CORPORATION

Administrative Center

2000 N. M-63

Benton Harbor, Michigan 49022-2692

The undersigned hereby appoints Jeff M. Fettig and Daniel F. Hopp, and each of them, proxies for the undersigned, with full power of substitution and revocation, to represent the undersigned at the annual meeting of stockholders to be held on April 21, 2009 and any adjournment or postponement thereof, and to vote the stock of Whirlpool Corporation which the undersigned would be entitled to vote if personally present at the annual meeting and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, upon the matters referred to on the reverse side of this proxy card, and in their discretion, upon any other business as may properly come before this meeting.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)